As filed with the Securities and Exchange Commission on November 7, 2006


                                                             Reg. No. 333-136062
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                       AMENDMENT NUMBER THREE TO FORM SB-2
                                   ON FORM S-1


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         WORLD WASTE TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

          California                        4953                  95-397750
  (State or jurisdiction of          (Primary Standard        (I.R.S. Employer
incorporation or organization)   Industrial Classification   Identification No.)
                                        Code Number)

                         World Waste Technologies, Inc.
                            13500 Evening Creek Drive
                                    Suite 440
                           San Diego, California 92128
                                 (858) 391-3400
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  John Pimentel
                             Chief Executive Officer
                         World Waste Technologies, Inc.
                            13500 Evening Creek Drive
                                    Suite 440
                           San Diego, California 92128
                                 (858) 391-3400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                             Lawrence Schnapp, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

Approximate date of commencement of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE


                                                    Proposed maximum    Proposed maximum      Amount of
Title of each class of securities    Amount to be    offering price    aggregate offering   registration
to be registered                    registered(1)     per share(2)          price(2)           fee(2)
---------------------------------   -------------   ----------------   ------------------   ------------
Common stock, par value $0.001         6,652,917          $2.10            $13,971,125        $1,495
Common stock, par value $0.001(3)      6,228,738          $2.10            $13,080,349        $1,400
Common stock, par value $0.001(4)     13,196,134          $2.10            $27,711,881        $2,965
Common stock, par value $0.001(5)      5,851,145          $2.10            $12,287,404        $1,315
                                      ----------                           -----------        ------
Total                                 31,928,934                           $67,050,761        $7,175(6)
                                      ==========                           ===========        ======


(1) In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon exercise of the warrants and conversion of the preferred stock, as such numbers may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.


(2) The price is estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and the low prices of the Common Stock on November 1, 2006, as reported on the OTC Bulletin Board.


(3) Represents common stock reserved for issuance by the Registrant with respect to the potential conversion of up to 4,599,290 shares of Series A Convertible Preferred Stock at the election of the holders of such shares, based on an assumed conversion date of May 31, 2008. Each share of Series A Preferred is convertible into approximately 1.18 shares of common stock, plus an additional number of shares to account for accrued but unpaid dividends at the time of conversion.

(4) Represents common stock reserved for issuance by the Registrant with respect to the potential conversion of up to 289,690 shares of Series B Convertible Preferred Stock at the election of the holders of such shares, based on an assumed conversion date of May 31, 2008. Each share of Series B Preferred is convertible into 40 shares of common stock, plus an additional number of shares to account for accrued but unpaid dividends at the time of conversion.

(5) Represents common stock reserved for issuance by the Registrant with respect to the potential exercise of outstanding warrants.

(6) Registration fee previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

You should rely only on the information that is contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only in jurisdictions where it is legal to sell these securities. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                              Subject to Completion


                             Dated November__, 2006


PROSPECTUS

                         WORLD WASTE TECHNOLOGIES, INC.


                        31,928,934 Shares of Common Stock

This prospectus relates to the resale of up to 6,652,917 shares of our currently outstanding shares of common stock that are owned by some of our stockholders, 5,851,145 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants held by some of our warrantholders, 6,228,738 shares of our common stock issuable upon conversion of our Series A preferred stock held by our Series A preferred stockholders and 13,196,134 shares of our common stock issuable upon conversion of our Series B preferred stock held by our Series B preferred stockholders. For a list of the selling stockholders, please see "selling stockholders." We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive the exercise price of the warrants if and when those warrants are exercised by the selling stockholders. None of the warrants has been exercised as of the date of this prospectus. We will pay the expenses of registering these shares.

Our common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board under the symbol WDWT. On November1, 2006, the closing price of our common stock was $2.10 per share.


The shares included in this prospectus may be offered and resold directly by the selling stockholders in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which a selling stockholder decides to resell its shares. Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

You should understand the risks associated with investing in our common stock. Before making an investment, read the "Risk Factors," which begin on page 8 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is ____________, 2006.

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
PROSPECTUS SUMMARY ......................................................     1
RISK FACTORS ............................................................     8
FORWARD-LOOKING STATEMENTS ..............................................    18
USE OF PROCEEDS .........................................................    19
MARKET OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS .................    19
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
  OF OPERATION ..........................................................    20
BUSINESS ................................................................    32
MANAGEMENT ..............................................................    39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ..........    49
SELLING STOCKHOLDERS ....................................................    51
PLAN OF DISTRIBUTION ....................................................    57
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS ....................    59
DESCRIPTION OF SECURITIES ...............................................    59
EXPERTS .................................................................    59
LEGAL MATTERS ...........................................................    59
WHERE YOU CAN FIND MORE INFORMATION .....................................    59
GLOSSARY OF SELECTED TERMS ..............................................    59
INDEX TO FINANCIAL STATEMENTS FOR WORLD WASTE TECHNOLOGIES, INC. ........    59

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus; it does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus before making an investment decision.

All information contained in this prospectus is adjusted to reflect a 1-for-60 reverse split of our common stock effected in March 2004.

Throughout this prospectus, the terms "we," "us," "our," "our company" and "WWT" refer to World Waste Technologies, Inc., a California corporation formerly known as Voice Powered Technologies International, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

                                Company Overview

World Waste Technologies, Inc. ("WWT") is a development stage company formed to convert Residual Municipal Solid Waste ("RMSW") into valuable, reusable commodities such as raw materials for box and liner board manufacturers or renewable energy applications through the application of conventional and licensed patented and proprietary technology.

We recently completed construction of a processing facility in Anaheim, California to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. Our first operating facility is in a leased facility on the campus of the regional transfer facility in Anaheim, California of Taormina Industries, a wholly-owned subsidiary of Republic Services, Inc. We have entered into a contract with Taormina to supply us with RMSW.

Taormina is expected to deliver RMSW to us after sorting the garbage (referred to as Municipal Solid Waste ("MSW")) in its Material Recovery Facility ("MRF"). Currently, the sorting process typically consists of the following steps: (1) MSW enters Taormina's MRF from curbside and commercial collection vehicles where it is sorted to remove non-recyclable items such as bulky items; (2) the remaining waste is then transported via conveyor lines where machines and laborers remove salable commodities such as aluminum, steel, and cardboard; and
(3) the residual waste, or RMSW, is then typically removed and deposited in a landfill.

Our solution provides for the RMSW to be delivered to our facility for further processing via a patented and proprietary technology owned and licensed by us. This technology employs a process generally known as "Pressurized Steam Classification". The type of pressurized steam classification that we plan to use utilizes a sealed rotating vessel to combine steam, heat, pressure and agitation to change the waste's physical composition.

This Pressurized Steam Classification process converts paper, cardboard, and paper packaging found in MSW into a cellulose biomass fiber-containing material that can be screened and cleaned using conventional and non-conventional pulp recycling equipment. We anticipate selling commercial quantities of the resulting material, known as "wetlap pulp," as a raw material for making new lower grade paper stocks such as linerboard, corrugating medium, and packaging. We also anticipate selling other inorganic, recyclable materials such as aluminum, plastic, steel, and tin captured in the process, into commodities markets. We also may make other products such as (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals.

Our initial facility, which we recently completed construction of at Taormina's regional transfer facility in Anaheim, California was designed to be capable of processing up to 500 tons per day of RMSW. We plan to build a second plant that will be capable of processing up to 2,000 tons per day of RMSW, at which point we would have the capacity to process up to 2,500 tons per day, the total amount of RMSW deliverable by Taormina under our first agreement. Our business strategy includes the construction of such larger plants at other sites, which is expected to enable us to spread our overhead costs across a larger revenue base. Our ability to successfully complete construction of any additional facilities is subject to a number of contingencies, including our ability to raise sufficient capital to fund these activities. Accordingly, we cannot assure you that we will complete the construction of any additional facilities, or that our initial facility or any such additional facilities will result in profitable operations.

Since the formation of our predecessor in 2002, our efforts have been principally devoted to research and development activities, construction of our initial facility, raising capital, and recruiting additional personnel and advisors. We completed our first facility early in the second quarter of 2006. We are currently commissioning the plant in a controlled, or limited, start-up and making modifications as necessary in order for the plant to operate at its intended capacity.

To date, we have not marketed or sold any significant amount of wetlap pulp. We have generated only minor revenue from tip fees and the sale of tin and aluminum. We have shipped a small amount of wetlap pulp produced at our first facility to prospective customers free of charge for evaluation purposes and plan to begin charging commercial rates for our pulp by the end of 2006. We do not anticipate generating significant revenue until sometime in 2007.

Our stock is quoted on the OTC Bulletin Board under the symbol WDWT.

We are a California corporation with our principal executive offices located at 13500 Evening Creek Drive, Suite 440, San Diego, California 92128. Our telephone number is 858-391-3400.

The auditors' report with respect to our financial statements for the fiscal years ended December 31, 2005 and 2004 includes an explanatory paragraph wherein the auditors expressed substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustment that might result from the outcome of these uncertainties. In May 2006, however, we completed two private placements of equity securities, resulting in total gross proceeds of us of $25.0 million.

                       Corporate History of Reverse Merger

We were formed as a result of two mergers that occurred in 2004. First, in March 2004, World Waste of America, Inc. ("WWA") merged with and into a wholly owned subsidiary of Waste Solutions, Inc. ("WSI"), a California corporation. Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. As a result of this merger, WSI continued as the surviving corporation, assumed the operations and business plan of WWA, the stockholders of WWA became stockholders of WSI, and WSI changed its name to World Waste Technologies, Inc. ("Old WWT").

In March 2004, Old WWT entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into a wholly owned subsidiary of VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger of Old WWT with VPTI's wholly owned subsidiary was completed on August 24, 2004. Pursuant to the merger, Old WWT's shareholders became the holders of approximately 95% of the outstanding shares of VPTI. Upon completion of this merger, VPTI changed its name to World Waste Technologies, Inc. VPTI was incorporated on June 21, 1985 and provided voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by WWT. Because the shareholders of Old WWT became the controlling shareholders of VPTI after the merger, Old WWT was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2005 or December 31, 2004 relate to VPTI prior to the merger.

                                  The Offering


We are registering 31,928,934 shares of our common stock in order to enable the holders of those shares to freely re-sell those shares (on the open market or otherwise) from time to time in the future through the use of this prospectus. Of these shares, 6,652,917 shares are currently outstanding and were issued in private transactions, 5,851,145 shares may be issued to selling stockholders upon their exercise of outstanding warrants and 19,424,872 shares may be issued to selling stockholders upon their conversion of shares of preferred stock. Since the foregoing shares and warrants were issued in private, unregistered transactions, none of such shares can be freely transferred at this time by the selling stockholders unless the shares are included in a prospectus, such as this prospectus or unless the shares are sold in an exempt transaction such as a sale that complies with the terms and conditions of Rule 144 under the Securities Act of 1933.

We are party to a registration rights agreement with each holder of our preferred stock. Pursuant to this agreement, we were required to file a registration statement covering the resale of the shares of common stock held by each such holder (including the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants held by such holder). In the event this registration statement is not declared effective by November 21, 2006, or does not remain effective through the earlier to occur of (i) the date that all of the shares of our Series A and B Preferred Stock have been converted into common stock and resold pursuant to this registration statement, or (ii) the date on which all of such shares are eligible to be sold pursuant to Rule 144(k) of the Securities Act of 1933 (generally, two years from the date such securities were acquired by the selling stockholders), we will be obligated to issue each holder an amount equal to 1% of the purchase price of the shares of preferred stock then held by such holder (payable in additional shares of preferred stock based on the original preferred stock purchase price) for each 30 day period during which the registration statement is not effective, up to a maximum payment of 6%. The table below does not include any such potentially issuable shares. We are also party to registration rights agreements with some of the holders of our common stock. These agreements do not contain any penalty provisions for our failure to comply with their terms.



Common stock offered by the          31,928,934 shares, consisting of 6,652,917
selling stockholders                 outstanding shares owned by selling
                                     stockholders, 19,424,872 shares issuable to selling stockholders upon conversion of preferred stock and 5,851,145 shares issuable to selling stockholders upon exercise of warrants.

Common stock currently outstanding   25,217,071 shares (1) (2)

Series A Preferred Stock currently   4,599,290 (3)
outstanding

Series B Preferred Stock currently   289,690 (4)
outstanding

Common stock to be outstanding       25,217,071 shares (1) (2)
after the offering, assuming no
exercise of the warrants and no
conversion of the preferred stock

Common stock to be outstanding       50,493,088 (1) (5) (6)
after the offering, assuming the
exercise of all warrants (the
resale of which is covered by this
prospectus) and the conversion of
all of the preferred stock

OTC Bulletin Board Trading Symbol    WDWT

Risk Factors                         An investment in our common stock
                                     involves significant risks. See "Risk
                                     Factors" beginning on page 8.

(1) Does not include (i) up to 1,287,000 shares of our common stock available for issuance under our stock plan, or (ii) up to 713,000 shares of our common stock issuable upon the exercise of options granted under our stock plan.

(2) Does not include up to approximately 7.0 million shares of our common stock issuable upon exercise of outstanding warrants.


(3) Each share of Series A Preferred Stock is convertible into approximately
1.18 shares of common stock, plus the number of additional shares of common stock equal to any accrued but unpaid dividends at the time of conversion. As of October 27, 2006, all dividends on the Series A Preferred Stocks had been declared and paid in full in kind.

(4) Each share of Series B Preferred Stock is convertible into approximately 40 shares of common stock, plus the number of additional shares of common stock equal to any accrued but unpaid dividends at the time of conversion. As of October 27, 2006, all dividends on the Series B Preferred Stock had been declared and paid in full in kind.


(5) Does not include up to approximately 1.1 million shares of our common stock issuable upon exercise of outstanding warrants, the resale of which is not covered by this prospectus.

(6) Assuming that all of the preferred stock is converted on May 31, 2008.

                             Selected Financial Data

      The following table sets forth our selected consolidated financial data. You should read this information in conjunction with our financial statements, including the related notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The following summary consolidated statement of operations data for each of the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following summary consolidated statement of operations data for the period from June 18, 2002 (inception) to December 31, 2002 has been derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated balance sheet data as of June 30, 2006, and the summary consolidated statement of operations data for the six months ended June 30, 2006 and June 30, 2005 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Our unaudited summary consolidated financial data as of June 30, 2006 and for the six months ended June 30, 2005 and June 30, 2006, has been prepared on the same basis as the annual consolidated financial statements and includes all adjustments, consisting of only normal recurring adjustments necessary for the fair presentation of this data in all material respects. The results for any interim period are not necessarily indicative of the results of operations to be expected for a full fiscal year.

                                                                                  June 18, 2002
                                                                                 (inception) to
                                            For the Year Ending December 31,      December 31,
                                         -------------------------------------   --------------
Selected Statement of Operations Date:       2005          2004         2003          2002*
                                         -----------   -----------   ---------   --------------
                                          (Restated)    (Restated)
Gross Revenue                            $        --   $        --   $      --     $      --

Loss from Operations                      (3,851,814)   (2,430,994)   (741,279)     (346,590)

Interest Income (Expense)                     63,485       (65,194)    (63,326)      (12,773)
Change in fair value of warrant
  liabilities                                709,412            --          --            --

Net Loss                                 $(3,078,917)  $(2,496,188)  $(804,605)    $(359,363)

Preferred Stock Dividend and
  amortization of preferred stock
  warrants, offering costs and the
  beneficial conversion feature           (1,234,473)           --          --            --
Net Loss available to common
  shareholders                            (4,313,390)   (2,496,188)         --

Basic and diluted Net Loss
  available to common shareholders
  per share                              $     (0.18)  $     (0.15)  $   (0.09)    $   (0.04)

* Approximately $67,526 in consulting and travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

                                                 Six Months Ended   Six Months Ended
                                                   June 30, 2006      June 30, 2005
                                                 ----------------   ----------------
                                                                       (Restated)
Gross Revenue                                      $     14,327       $        --

  Loss from Operations                               (3,386,192)       (1,698,950)

  Interest Income (Expense)                            (274,616)           25,219
  Financing Expense                                  (7,442,426)               --
  Change in fair value of warrant liability            (255,796)          390,048

  Net Loss                                         $(11,359,030)      $(1,283,682)

  Preferred Stock Dividend, amortization of
    Discount and Beneficial Conversion Feature       (2,048,261)         (359,917)

  Net Loss Attributable to Common Shareholders      (13,407,291)       (1,643,599)

  Basic and diluted Net Loss per share
    available to common shareholders               $      (0.54)      $     (0.07)

*     .

                                       As of
                                   June 30, 2006
                                   -------------
Consolidated Balance Sheet Data:
  Cash                              $19,350,519
  Working capital                    18,205,800
  Total fixed assets                 18,975,430
  Total assets                       39,902,123
  Long-term liabilities               2,009,937
  Redeemable preferred stock          8,816,730
  Total stockholders' equity         27,724,987

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the risks described below, together with all of the other information contained in this prospectus, before making an investment decision. If any of the following risks occur, our business, financial condition, results of operations or future growth could suffer. In these circumstances, the market price of our common tock could decline, and you may lose all or part of your investment. For the definition of some of the terms used in this section and throughout this prospectus, you should refer to the "Glossary of Selected Terms" on page 61 of this prospectus.

We may be unable to achieve commercial production levels at our initial facility on a timely basis or at all.

We recently completed construction of our initial facility in Anaheim, California. Prior to completion, laboratory testing of the cellulose biomass created during certain trial runs of our process indicated that the level of biological oxygen demand ("BOD") that will result from our process could be higher than the levels previously anticipated. We believe that the sewer surcharges by the local sanitation district as a result of such discharges would negatively affect our profitability. We believe that the technology capable of significantly reducing these BOD discharges to acceptable levels is readily available to us and that equipment incorporating such technology is available for purchase and installation at our facility. We estimate, however, that we will not be able to install the necessary equipment until sometime in 2007. In the meantime, we have commenced a controlled startup of the facility. During the startup of operations, we have also determined that we will need to make modifications to the plant equipment and design in order to achieve commercial production levels and refine plans for future plants. We do not anticipate that we will commence full production until such time as we determine what equipment is required and such equipment is installed and fully functional.

Our success depends on our ability to protect our proprietary technology.

Our success depends, to a significant degree, upon the protection of our, and that of our licensors', proprietary technologies. We exploit our technology through owning the patent itself and through a sublicense of the patent from Bio-Products International, Inc (BPI). BPI licenses this patent from the patent owner, which had been, until recently, the University of Alabama in Huntsville
(UAH). Although we recently acquired ownership of the patent from the University, our use of the technology is still subject to our sublicense with BPI. Additionally, the need to pursue additional protections for our intellectual property is likely as new products and techniques are developed and as existing products are enhanced, and such protections may not be attained in a timely manner or at all.

Legal fees and other expenses necessary to obtain and maintain appropriate patent protection in the U.S. could be material. Insufficient funding may inhibit our ability to obtain and maintain such protection. Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, or those of our licensors', the proceedings could be burdensome and expensive and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

We also rely on trade secrets and contract law to protect certain of our proprietary technology. If any of our contracts is breached or if any of our trade secrets becomes known or independently discovered by third parties, we could face significant increased competition and our business could be harmed.

If other persons independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how, the result could be significant increased competition for our services. In addition, we may be required to obtain licenses to patents or other proprietary rights from third parties. If we are unable to obtain such licenses on acceptable terms, we may encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

We may face delays in the development of our technology, and our technology may not work as well as expected or be economically viable.

The steam classification and processing technology that we intend to use has not yet been widely applied within the municipal solid waste industry and may not work as well as expected or be economically viable. The successful application of the technology at large scale and high volumes to create commercially usable cellulose fiber and other products has yet to be proven. Any inability under our current plan to operate the plant in a manner that will produce large volumes of commercially usable cellulose fiber may require additional investment in capital equipment and/or increased operating expenses beyond currently contemplated business and construction plans. Potential issues may include, but are not limited to, handling large quantities of textiles and other debris, unforeseen labor and energy costs, higher than expected contamination levels of the water discharge to the sewer and capturing sufficient cellulose in the process. Unforeseen difficulties in the development or market acceptance of this cellulose fiber may lead to significant delays in production and the subsequent generation of revenue. For example, laboratory testing of the cellulose biomass created during trials since December 2005 has indicated that higher than anticipated levels of BOD will result from our fiber cleaning and screening process. Although we believe technology to address and remove these BOD levels is readily available to us and that equipment incorporating such technology can be installed at this facility, if we are unable to resolve this problem within our anticipated budget, we might need to raise additional financing (which would reduce the percentage ownership of our company held by our existing stockholders) or might be forced to curtail or cease operations altogether.

Our limited operating history makes it difficult to predict future results.

We are in the development stage and are subject to all the business risks associated with a new enterprise, including uncertainties regarding product development, constraints on our financial and personnel resources, and dependence on and need for third party relationships. For the period from June 18, 2002 (inception) to June 30, 2006, we incurred total net losses of approximately $18.0 million. To date, we have not generated substantial revenues and do not know when or whether we will be able to develop meaningful sources of revenue or whether our operations will become profitable, even if we are able to begin generating sufficient revenue. If we are unable to generate sufficient revenue, we would need to develop a new business plan or curtail or cease operations completely.


The auditors' report with respect to our financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 includes an explanatory paragraph wherein they expressed substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustment that might result from the outcome of these uncertainties.


We may be unable to obtain the large amount of additional capital that we need to execute our business plan.

Our business plan includes the construction and operation of additional plants. Each plant is expected to cost between $50 million and $70 million. We anticipate that we will fund the construction and startup operation of these plants through the sale of securities or the issuance of debt. We may be unable to raise the additional funds necessary to build and operate these additional plants. You should not rely on the prospect of future financings in evaluating us. Any additional funding that we obtain may reduce the percentage ownership of the company held by our existing stockholders. The amount of this dilution may be substantially increased if the trading price of our common stock has declined at the time of any financing from its current levels.

We may not be able to obtain or sustain market acceptance for our services and products.

We do not intend to engage in advertising during our development phase. Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and operating results. We may fail to successfully complete the development and introduction of new products or product enhancements, and new products that we develop may not achieve acceptance in the marketplace. We may also fail to develop and deploy new products and product enhancements on a timely basis. Any of the foregoing could require us to revise our business plan, raise additional capital or curtail operations.

The market for services and products in the solid waste processing and recycling industry is competitive, and we may not be able to compete successfully.

The market for services and products in the solid waste processing industry is highly competitive. Most of these competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we have, and may be able to respond more quickly than we can to new or changing opportunities and customer requirements. Also, our competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share. These competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can, which could adversely affect our competitive position and business. Likewise, the selling cycle for developing, permitting, financing and constructing new plants is long and will consume considerable resources. We may be unable to develop additional projects in a timely manner which may adversely affect our business

The demand for our services may be adversely affected by environmental laws and regulations.

To a certain extent, demand for our services is created by environmental laws and regulations, including (a) requirements to safely dispose of RMSW by various methods including in properly constructed and operated landfills, (b) requirements to attempt to recycle a certain proportion of RMSW, and (c) requirements that businesses operating in the solid waste industry comply with applicable land, water and air emission regulations. The lack of environmental laws and regulations, or the loosening or non-enforcement of existing regulations, would decrease demand for our services and may have a material adverse affect on our business.

If we do not obtain a significant supply of solid waste and timely payment for that solid waste, our operating results could be adversely affected.

If we do not obtain a supply of solid waste at quantities and qualities that are sufficient to operate our proposed facilities at the expected operating levels, or if third parties do not promptly pay for the solid waste they deliver to us for processing, our financial condition and operating results could be adversely affected. Additionally, our current waste supply agreement does not include a specification requirement for the composition of materials in our incoming waste stream. One or more of the following factors could impact the price and supply of waste:

      o     defaults by waste suppliers under their contracts;

      o changing composition of the material in the waste stream, including the percentage of paper fiber;

      o a decline in recyclables in the solid waste supply due to increased recovery by material recovery facilities;

      o     composting of municipal solid waste;

      o     incineration of municipal solid waste;

      o legal prohibitions against processing of certain types of solid waste in our facilities; or

      o increased competition from landfills and increasingly automated recycling facilities.

The loss of key executives and the failure to attract qualified management could limit our growth and negatively impact our operations.

We depend highly upon our senior management team. We will continue to depend on operations management personnel with waste handling and pulp industry experience. At this time, we do not know the availability of such experienced management personnel or how much it may cost to attract and retain such personnel. The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our operations and financial condition.

Our results of operations may be adversely affected by changing resale prices or market requirements for recyclable materials.

The resale price for our recycled products, including our unbleached fiber product, aluminum, and steel, will be tied to commodity pricing. Our results of operations may be adversely affected by changing resale prices or market requirements for these recyclable materials. The resale, and market demand for, these materials can be volatile due to numerous factors beyond our control, which may cause significant variability in our period-to-period results of operations.

Our revenues and results of operations will fluctuate.

Our revenues and results of operations will vary from quarter to quarter in the future. A number of factors, many of which are outside our control, may cause variations in our results of operations, including:

      o     demand and price for our products;

      o     the timing and recognition of product sales;

      o     unexpected delays in developing and introducing products;

      o unexpected delays in building and permitting our processing facilities;

      o     unexpected downtime in operations to maintain or improve equipment;

      o increased expenses, whether related to plant operations, marketing, product development or administration or otherwise;

      o     the mix of revenues derived from products;

      o     the hiring, retention and utilization of personnel;

      o waste collection companies being impacted by seasonal and cyclical changes and facing competition, work stoppages and environmental issues that could adversely affect our business and operations;

      o     general economic factors; and

      o changes in the revenue recognition policies required by generally accepted accounting principles.

We may engage in strategic transactions that may fail to enhance stockholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives within and outside of our industry with the goal of maximizing stockholder value. We may never complete a strategic transaction(s) and in the event that we do complete a strategic transaction(s), it may not be consummated on terms favorable to us. Further, such transactions may impair stockholder value or otherwise adversely affect our business. Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

Environmental regulations and litigation could subject us to fines, penalties, judgments and limitations on our ability to expand.

We are subject to potential liability and restrictions under environmental laws, including those relating to handling, recycling, treatment, storage of wastes, discharges to air and water, and the remediation of contaminated soil, surface water and groundwater. The waste management industry has been, and will continue to be, subject to significant regulation, including permitting and related financial assurance requirements, as well as to attempts to further regulate the industry through new legislation. Our business is subject to a wide range of federal, state and, in some cases, local environmental, odor and noise and land use restrictions and regulations. If we are not able to comply with the requirements that apply to a particular facility or if we operate without necessary approvals, we could be subject to civil, and possibly criminal, fines and penalties, and we may be required to spend substantial capital to bring an operation into compliance or to temporarily or permanently discontinue operations, and/or take corrective actions. We may not have sufficient insurance coverage for our environmental liabilities. Those costs or actions could be significant to us and significantly impact our results of operations, as well as our available capital.

In addition to the costs of complying with environmental laws and regulations, if governmental agencies or private parties brought environmental litigation against us, we would likely incur substantial costs in defending against such actions. We may be, in the future, a defendant in lawsuits brought by parties alleging environmental damage, personal injury, and/or property damage. A judgment against us, or a settlement by us, could harm our business, our prospects and our reputation.

Future costs under environmental, health and safety laws may adversely affect our business.

We could be liable if our operations cause environmental damage to our properties or to the property of other landowners, particularly as a result of the contamination of drinking water sources or soil. Under current law, we could even be held liable for damage caused by conditions that existed before we acquired the assets or operations involved. Any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows.

We may be unable to obtain or retain permits that are required to operate our business.

Our failure to obtain or retain the permits required to operate our initial facility or additional facilities we may seek to construct would have a material negative effect on our business operations. Permits to operate waste processing facilities have become increasingly difficult and expensive to obtain and retain as a result of many factors including numerous hearings and compliance with zoning, environmental and other regulatory measures. The granting of these permits is also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain or retain the required permits to operate our facilities could have a material negative effect on our future results of operations.


We anticipate that a substantial portion of our revenues will be generated from our agreement with Taormina Industries; We are not currently in compliance with all of our obligations under this agreement.


In June 2003, we signed a 10-year contract with Taormina Industries, a division of Republic Services, Inc. The agreement provides for Taormina to deliver up to 500 tons of MSW per day to us for processing at our Anaheim facility on the campus of Taormina in Anaheim, California. The second phase calls for us to build an additional plant in the Orange County area at which Taormina will deliver up to an additional 2,000 tons of MSW per day. The agreement grants Taormina a right of first refusal to participate in potential additional projects in an additional 10 counties throughout California where Taormina has operations. Under the terms of the agreement, Taormina is required to pay us a per ton tipping fee. We anticipate that a substantial portion of our revenues will be generated from this agreement for the foreseeable future.

The Taormina agreement, as amended, provides that Taormina's obligations are subject to our ability to maintain compliance with all necessary permits and that Taormina may suspend delivery of MSW to us at any time if it determines that our operations would threaten to place Taormina's operations in non-compliance with its own permits or other governmental approvals. In addition, in the agreement we represented to Taormina that the residual waste we deliver to them would not exceed 40%, by weight, of the associated MSW delivered to us by Taormina. We are not currently in compliance with this representation. Until we are able to remedy this situation, Taormina could attempt to re-negotiate or terminate the agreement or refuse to accept any waste from us. If Taormina were to stop delivering MSW to us for any reason or if are unable to extend this agreement on terms favorable to us or at all prior to its expiration, our business, financial condition and results of operations would be materially harmed.


We may be exposed to substantial liability claims in the ordinary course of our business.

Since our personnel are expected to routinely handle solid waste materials, we may be subject to liability claims by employees, customers and third parties. We currently have liability insurance in place, but such insurance may not be adequate to cover claims asserted against us. Also, we may be unable to maintain or purchase such insurance in the future. Either of these events could have a material adverse affect on our financial condition or our ability to raise additional capital.

Claims by other companies that we infringe their intellectual property or proprietary rights may adversely affect our business.

If any of our products or processes is found to violate third party intellectual property rights, we may be required to re-engineer one or more of those products or processes or seek to obtain licenses from third parties to continue offering our products or processes without substantial re-engineering, and such efforts may not be successful. We may be unable to obtain such licenses at a reasonable cost, if at all. Failure to do so could result in significant curtailment of our operations.

Future patents may be issued to third parties upon which our technology may infringe. We may incur substantial costs in defending against claims under any such patents. Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products or services, and could result in the award of substantial damages against us. In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties. We may be unable to obtain such licenses at a reasonable cost, if at all. Defense of any lawsuit or failure to obtain any such license could have a material adverse effect on our business and results of operations.

Our sub-license agreement with Bio-Products International, Inc. is not exclusive in all respects and imposes certain requirements on us to maintain exclusivity in specified applications.

Our sub-license agreement with BPI generally grants us the exclusive rights to exploit the technology covered by the license in the United States with respect to most applications. We do not, however, have the exclusive right to applications in which the cellulose biomass product of waste, including municipal solid waste, processed utilizing the licensed technology is either used directly as a fuel source or converted into an end product for energy production (although BPI agreed to grant us a sub-license for such applications on a site-specific basis upon our request). Accordingly, BPI may grant third parties the right to use the technology for the production of marketable solid combustion fuel end products. In order to maintain exclusivity with respect to the other applications, we are required to continue to improve our initial facility in Anaheim, California on a regular schedule or construct new facilities. Our failure to maintain exclusivity of the sub-license could have a material adverse effect on our business, financial condition and results of operations.

If we fail to implement new technologies, we may not be able to keep up with our industry, which could have an adverse affect on our business.

We expect to utilize patented and proprietary steam classification technology in our processing facilities and to adopt other technologies from time to time. Our future growth is partially tied to our ability to improve our knowledge and implementation of waste processing and energy development technologies. Inability to successfully implement commercially viable waste processing technologies in response to market conditions in a manner that is responsive to our customers' requirements could have a material adverse effect on our business and results of operation.

We may not be able to implement Section 404 of the Sarbanes-Oxley Act on a timely basis.

The SEC, as directed by Section 404 of the Sarbanes-Oxley Act, adopted rules generally requiring each public company to include a report of management on the company's internal controls over financial reporting in its annual report on Form 10-K that contains an assessment by management of the effectiveness of the company's internal controls over financial reporting. In addition, the company's independent registered accounting firm must attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting. This requirement will first apply to our annual report on Form 10-K for the fiscal year ending December 31, 2007.

We have not yet developed a Section 404 implementation plan. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. How companies should be implementing these new requirements including internal control reforms to comply with Section 404's requirements and how independent auditors will apply these requirements and test companies' internal controls, is still reasonably uncertain.

We expect that we will need to hire and/or engage additional personnel and incur incremental costs in order to complete the work required by Section 404. We can not assure you that we will be able to complete a Section 404 plan on a timely basis. Additionally, upon completion of a Section 404 plan, we may not be able to conclude that our internal controls are effective, or in the event that we conclude that our internal controls are effective, our independent accountants may disagree with our assessment and may issue a report that is qualified. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could negatively affect our operating results or cause us to fail to meet our reporting obligations.

We may become subject to liability and incur increased expenditures as a result of the restatement of our financial statements.

We previously restated our financial statements for the years ended December 31, 2005 and 2004 and the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, to correct certain accounting errors in the original financial statements related to the fair value of options and warrants, the relative value of senior secured debt and the related warrants and the classification of redeemable preferred stock.


The principal accounting errors reflected in such financial statements that led to the restatements were as follows:

1) Fair value of options and warrants: In order to properly account for the expense associated with the issuance of options and warrants, we are required to determine the fair value of these securities. In determining this value we undertook a "Black Scholes" analysis, a method of valuation that takes into account the expected volatility of the stock underlying the convertible securities being valued. Because at the time of this valuation we had no stock trading history as a company with the operations of Old WWT (i.e. all of the trading had been as VPTI, a company with no operations), in determining expected volatility, we used the trading prices of a representative sample of companies within our industry as opposed to VPTI's trading history.

Based on discussions with the staff of the SEC as to current practices in applying the applicable accounting guidelines and further review of the authoritative accounting literature for new public companies, we concluded that the use of a volatility factor more consistent with our stage of life cycle and financial leverage would be more appropriate than a volatility factor based on the trading of shares of companies within our industry. We also changed the price used in calculating the fair value of the warrants issued in connection with the private placement of our Series A Preferred Stock from the price such shares were actually sold at to the quoted market price of our common stock as of the closing of such issuance. These changes affected primarily the recorded value on our balance sheet of debt offering costs, patent and licenses, senior secured debt, redeemable preferred stock, warrant liability, additional paid in capital and deficit accumulated during the development stage.

For the year ended December 31, 2005, these changes resulted in a $250,507 increase in general and administrative expense and a $323,450 increase in fair value of warrant liabilities resulting in a $72,943 net decrease in our net loss for the year. In addition, the amortization of preferred stock warrants, offering costs and beneficial conversion feature classified similar to preferred stock dividends increased by $491,939. The changes did not have any material impact on our statement of operations for the year ended December 31, 2004.

2) Relative fair value: In November 2005 we completed a private placement of senior debt securities with detachable warrants. In accounting for this transaction, we discounted the recorded value of the senior debt securities by an amount equal to the fair value of the warrants. Upon further review of the applicable accounting literature, we determined that we should have discounted the senior debt for the "relative fair value" of the warrants rather than the "fair value" of the warrants. Although this had the effect of overstating the discount on the senior debt at December 31, 2005 by approximately $235,000, the change had no impact on our statement of operations for 2004 or 2005.

3) Preferred stock: Our preferred stock had been classified as a liability because it is redeemable at the end of five years, at the option of the holders. Upon further review of authoritative literature, we determined that our preferred stock should have been classified as "mezzanine equity" rather than as a liability. This change had no impact on our statement of operations for 2004 or 2005.

For a more detailed presentation of the effect of the restatement on our financial statements, please see note 16 to our consolidated financial statements.

Based on our assessment of the foregoing, we concluded that the factors that resulted in the restatements were caused by a lack of consistent authoritative guidance and not a failure to detect and assess the issues and collect relevant data.

The restatement of these previously issued financial statements could expose us to legal and regulatory risk, such as securities class action or other lawsuits that may be brought against us or our officers and directors, or inquiries, proceedings or actions from United States federal or state regulatory agencies. The defense of any such actions could cause the diversion of management's attention and resources, and we could be required to pay damages to settle such actions if any such actions are not resolved in our favor. Even if resolved in our favor, such actions could cause us to incur significant legal and other expenses. Moreover, we may be the subject of negative publicity focusing on the financial statement inaccuracies and resulting restatements and negative reactions from our stockholders or others with which we do business. The occurrence of any of the foregoing could harm our business and reputation and cause the price of our securities to decline.


Changes in stock option accounting rules may adversely affect our reported operating results, our stock price and our ability to attract and retain employees.

In December 2004, the Financial Accounting Standards Board published new rules that require companies to record all stock-based employee compensation as an expense. The new rules apply to stock option grants, as well as a wide range of other share-based compensation arrangements including restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. During the fourth quarter of 2004, we adopted this accounting policy, retroactive to our inception. As a company with limited financial resources, we have depended upon compensating our officers, directors, employees and consultants with such share-based compensation awards in the past in order to limit our cash expenditures and to attract and retain officers, directors, employees and consultants. Accordingly, if we continue to grant stock options or other stock based compensation awards to our officers, directors, employees, and consultants, our future earnings, if any, will be reduced (or our future losses will be increased) by the expenses recorded for those grants. These compensation expenses may be larger than the compensation expense that we would be required to record were we able to compensate these persons with cash in lieu of securities.

The expenses we will have to record as a result of future options grants may be significant and may materially negatively affect our reported financial results. For example, for the year ended December 31, 2005 and the six months ended June 30, 2006, we incurred approximately $423,000 and $463,400, respectively of expenses as a result of share-based compensation. The adverse effects that the new accounting rules may continue to have on our future financial statements should we continue to rely heavily on stock-based compensation may lead to a reduction in our stock price and make it more difficult for us to attract new investors. However, reducing our use of stock plans to reward and incentivize our officers, directors, employees and consultants, could result in a competitive disadvantage to us in the employee marketplace.

RISKS RELATED TO OUR COMMON STOCK

Substantial sales of our common stock could cause our stock price to fall.


As of October 27, 2006, we had outstanding 25,217,071 shares of common stock and approximately 17.0 million shares of common stock issuable upon conversion of our outstanding preferred stock, as well as options and warrants to acquire up to an additional approximately 7.0 million shares of common stock. A substantial portion of these shares are either freely tradable shares or eligible for public resale under Rule 144. Although Rule 144 restricts the number of shares that any one holder can sell during any three-month period under Rule 144, because more than one stockholder holds these restricted shares, a significant number of shares are now eligible for sale. Sales of the shares subject to Rule 144 or this registration statement (including shares issuable upon exercise of warrants and conversion of our preferred stock held by selling stockholders), or the possibility that substantial amounts of common stock may be sold in the public market under Rule 144 or this registration statement, may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities.


The limited market for our common stock may adversely affect trading prices or the ability of a shareholder to sell our shares in the public market.

Our common stock is thinly-traded on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would likely be reluctant to follow an unproven, early stage company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Due to these conditions, you may be unable to sell your shares at or near ask prices or at all if you need money or otherwise desire to liquidate your shares.

You may have difficulty selling our shares because they are deemed "penny stocks"

Since our common stock is not listed on the Nasdaq Capital Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will continue to be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

The holders of our preferred stock have certain rights that could adversely affect the value of our common stock.

Under our articles of incorporation, our board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.


We currently have two such series of preferred stock, designated as "8% Series A Cumulative Redeemable Convertible Participating Preferred Stock" and "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock." The rights, preferences and privileges of our preferred stock is described under the section "Description of Securities."


Our directors, executive officers and their affiliates hold a substantial amount of our common stock and may be able to prevent other stockholders from influencing significant corporate decisions.

Our directors and executive officers and their affiliates beneficially own a substantial amount of our outstanding common stock. These stockholders, if they were to act together, would likely be able to direct the outcome of matters requiring approval of the stockholders, including the election of our directors and other corporate actions such as:

      o     our merger with or into another company;

      o     a sale of substantially all of our assets; and

      o     amendments to our articles of incorporation.

The decisions of these stockholders may conflict with our interests or those of our other stockholders.

In addition, the holders of our Series A Preferred Stock currently have the right, upon 30 days' prior notice to us, to appoint, as a class, a majority of the members of our Board of Directors. This right terminates upon the first to occur of (i) the Operational Date (generally defined as if and when our initial plant in Anaheim, California generates total operating cash flow of at least $672,000 for any consecutive three month period) and (ii) the date on which less than 3.0 million shares of Series A Preferred Stock are outstanding.

The market price of our stock may be adversely affected by market volatility.

The market price of our common stock is likely to be volatile and could fluctuate widely in response to many factors, including:

      o     developments with respect to patents or proprietary rights;

      o     announcements of technological innovations by us or our competitors;

      o announcements of new products or new contracts by us or our competitors;

      o actual or anticipated variations in our operating results due to the level of development expenses and other factors;

      o changes in financial estimates by securities analysts and whether our earnings meet or exceed such estimates;

      o     conditions and trends in the waste industry and other industries;

      o     changing environmental standards;

      o     new accounting standards;

      o     general economic, political and market conditions and other factors;
            and

      o the occurrence of any of the other risks described in this prospectus.

                           FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements, which reflect the views of our management with respect to future events and financial performance. Certain of the statements contained in all parts of this document including, but not limited to, those relating to our development plans, the effect of changes in strategy and business discipline, the need for a significant waste supply, fluctuations of the market prices of recyclable materials, environmental regulations and litigation, permitting and construction of our processing facilities, the high concentration of our potential sources of revenue, our ability to protect our intellectual property, the development and viability of our technology and recycling process and any other statements regarding future operations, financial results, opportunities, growth, business plans and strategy and other statements that are not historical facts are forward looking.

These forward-looking statements reflect our current view of future events and financial performance. When used in this document, the words "budgeted," "anticipate," "estimate," "expect," "may," "project," "believe," "intend," "plan," "potential" and similar expressions are intended to be among the statements that identify forward looking statements. These forward-looking statements speak only as of their dates and should not be unduly relied upon. We undertake no obligation to update or review any forward-looking statement, whether as a result of new information, future events, or otherwise. Such statements involve risks and uncertainties, including, but not limited to, the numerous risks and substantial and uncertain costs associated with the need for a significant waste supply, fluctuations of the market prices of recyclable materials, environmental regulations and litigation, permitting, construction of our processing facilities, the high concentration of our sources of revenue, our ability to protect our intellectual property, the development and viability of our technology and recycling process, and other factors detailed in this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes will likely vary materially from those indicated. For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 8.

You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise by them of their warrants. If warrants to purchase all of the underlying 5,851,145 shares are exercised for cash, we would receive approximately $10.5 million of total proceeds. We would expect to use these proceeds, if any, for general working capital purposes.


             MARKET OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since August 24, 2004 under the symbol "WDWT." Prior to the merger in which World Waste Technologies, Inc. became our wholly owned subsidiary on August 24, 2004, our common stock was listed on the OTC Bulletin Board over-the-counter market under the symbol "VPTI."

There was little trading in our common stock prior to the merger on August 24, 2004 and there has only been limited trading since then. Prior to the merger, trading in our common stock was not necessarily based on our company's operations or prospects, and trading since the merger also may not be fully reflective of those factors. On March 25, 2004, the controlling stockholder of VPTI approved a one-for-60 reverse split of our common stock to be effectuated upon the closing of the merger between VPTI and Old WWT. The reverse stock split became effective at the close of business on August 24, 2004. The following table sets forth, for the periods indicated, the high and low closing bid prices for our Common Stock on the OTC Bulletin Board, for the quarters presented. The bid prices have been adjusted to reflect the reverse stock split. Bid prices represent inter-dealer quotations without adjustments for markups, markdowns, and commissions, and may not represent actual transactions:

Quarter Ending                   High     Low
--------------                  ------   -----
Fiscal 2004
March 31, 2004                  $ 9.00   $0.60
June 30, 2004                   $11.40   $4.20
September 30, 2004              $ 7.00   $2.50
December 31, 2004               $ 4.85   $3.20

Fiscal 2005
March 31, 2005                  $ 4.90   $2.80
June 30, 2005                   $ 5.50   $2.80
September 30, 2005              $ 4.55   $2.10
December 31, 2005               $ 3.50   $2.15

Fiscal 2006
March 31, 2006                  $ 4.07   $2.50
June 30, 2006                   $ 6.20   $2.90
September 30, 2006              $ 4.16   $2.18

Holders


As of October 27, 2006 there were approximately 862 holders of record of our common stock, not including holders who hold their shares in street name.


Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future. Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that our Board of Directors may think are relevant. However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future. Additionally, the terms of our preferred stock impose restrictions on our ability to pay dividends.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATION

Forward-Looking Statements

The following discussion, as well as information contained elsewhere in this prospectus, contains "forward-looking statements." These statements include statements regarding the intent, belief or current expectations of us, our directors or our officers with respect to, among other things: anticipated financial or operating results, financial projections, business prospects, future product performance and other matters that are not historical facts. The success of our business operations is dependent on factors such as the impact of competitive products, product development, commercialization and technology difficulties, the results of financing efforts and the effectiveness of our marketing strategies, and general competitive and economic conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements as a result of various factors, including those described under " Risk Factors" beginning on page 8.

Overview

We were formed as a result of two mergers that occurred in 2004. First, in March 2004, World Waste of America, Inc. ("WWA") merged with and into a wholly owned subsidiary of Waste Solutions, Inc. ("WSI"), a California corporation. Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. As a result of this merger, WSI continued as the surviving corporation, assumed the operations and business plan of WWA, the stockholders of WWA became stockholders of WSI, and WSI changed its name to World Waste Technologies, Inc. ("Old WWT").

In March 2004, Old WWT entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into a wholly owned subsidiary of VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger of Old WWT with VPTI's wholly owned subsidiary was completed on August 24, 2004. Pursuant to the merger, Old WWT's shareholders become the holders of approximately 95% of the outstanding shares of VPTI. Upon completion of this merger, VPTI changed its name to World Waste Technologies, Inc. VPTI was incorporated on June 21, 1985 and provided voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by WWT. Because the shareholders of Old WWT became the controlling shareholders of VPTI after the merger, Old WWT was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2005 or December 31, 2004 relate to VPTI prior to the merger.

Since the formation of WWA in 2002, our efforts have been principally devoted to research and development activities, construction of our initial facility, raising capital, and recruiting additional personnel and advisors. To date, we have not marketed or sold any significant amount of product and have not generated any significant revenues. We do not anticipate becoming fully operational and generating any significant revenue until sometime during 2007.

Plan of Operations

Through the early part of the second quarter of 2006, we purchased certain assets and equipment that we needed to construct our first facility to process RMSW delivered to us after processing through an MRF. We have a sub-license for a patented technology capable of separating MSW into cellulose biomass and other commodities. This process, known as "pressurized steam classification," uses a pressurized, rotating autoclave to treat MSW and convert it into separable streams of metals, plastics, and cellulose biomass. The process is designed to minimize detrimental discharges to the air and water. The main product of the process is a cellulose biomass material with significant cellulose fiber content which after thorough screening and cleaning may be sold for the production of liner or corrugated medium, linerboard and other packing grade materials or other industrial uses. In addition to recovering cellulose, we believe that the process will create a saleable stream of standard recycled materials of aluminum, tin, steel and plastics. Although we have not reached a conclusion on the economic feasibility at a commercial stage, we may in the future be able to produce other paper products and additional products such as ethanol, refuse derived fuel, cellulose insulation and other energy products, and we may be able to sell additional residual materials into other markets

In December 2005, we began testing the "pressurized steam classification" process at our first facility. Through September 15, 2006, we had run the plant on a test basis and had shipped small quantities of wetlap to our prospective buyers for testing. Initial customer feedback indicates a desire to utilize our product in larger quantities.

As we work toward full operations in our first plant in Anaheim we are concurrently conducting a rigorous review of the equipment in our process, our design strategy for the plant, our incoming materials composition and other key operating factors which will be critical to successful operation of the Anaheim plant and will provide insights for the improved operation and profitability of future plants. In this ramp-up and review process we may supplement, change or realign existing equipment, bring in outside advisors to assist in our planning, and we may work with our MSW supplier to change the composition, quantity and terms for delivery of our feedstock. The goal for any such adjustments will be to maximize throughputs and yields at the Anaheim plant and to capture and incorporate our accumulated experience from the Anaheim plant into the design, construction and operation of future plants.


Laboratory testing of the cellulose biomass created during the trials between December 2005 and October 27, 2006 has indicated that higher than anticipated levels of BOD will be present in our wastewater discharge. We believe technology to address and remove these BOD levels is readily available to us and that equipment incorporating such technology can be installed at this first facility. We also believe it may be economically advantageous to us to purchase and install this additional equipment, which may increase our capital requirements. We are currently evaluating which equipment will best address this issue.

Our current plan of operation for the remainder of the year ending December 31, 2006 and through the first half of 2007 primarily involves commissioning, ramping up and operating our first facility and making incremental improvements to the equipment and process. We currently do not expect to reach a full stage of operations until sometime in 2007, if ever. We currently anticipate hiring an additional 40 to 50 employees during the next 12 months, assuming we continue to ramp-up production. The amounts we expend on research and development and related activities during the remainder of 2006 may vary significantly depending on numerous factors, including pace and success of the ramp -up of processing of our first facility, and the possible acquisition of additional equipment. Based on our current estimates, we believe that our current cash will sustain operations until at least December 2008, based on our current expected burn rate, exclusive of significant capital expenditures that will be necessary in order to construct additional facilities. Upon the successful consistent production of wetlap at our first facility, we anticipate that we will begin the planning process of our second facility, including site location, permitting, design, engineering and the ordering of equipment. Our ability to commence construction of a second facility will be contingent upon our ability to raise additional capital.

Also in the remainder of 2006 and into 2007 we plan to be in discussion with potential partners for the purpose of developing additional products and markets in our core business of extracting paper fiber and other recyclables from MSW. We also plan to continue pursuing various partnerships, joint ventures and acquisitions designed to enable our entry into new and potentially higher value products that are based on our ability to produce and refine cellulose biomass. We may also consider acquisitions or joint ventures in other areas of renewable products.. We have and we continue to have such discussions with operating companies, exporters, technology providers, foreign companies and others who have operating businesses or some level of expertise in the following areas: converting cellulose biomass to ethanol, specialty chemicals and other energy sources; making building products and building product additives; recycling plastic and metal into reusable forms; utilizing our pulp residuals for composting materials and other beneficial uses. However, at this time we cannot assure you that any of these discussions will lead to formal business partnerships, acquisitions or new ventures.

You should read this discussion in conjunction with the selected historical financial information and the financial statements and related notes included elsewhere in this prospectus. Financial information for the period from June 18, 2002 (date of inception) to December 31, 2002, and for the year ended December 31, 2003 is the historical financial information of Old WWT. Financial information for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2006 and 2005 is the historical financial information of Old WWT and VPTI combined.

Financing Transaction and Extinguishment of Senior Debt

We recently completed a $25 million private placement of equity securities. As part of this transaction approximately $3,485,000 principal amount of our senior debt was exchanged for our equity securities, with the balance of such debt, $2,780,000, being repaid with a portion of the offering proceeds. Additionally, as part of this transaction we agreed to seek shareholder approval to modify certain terms of our Series A Preferred Stock. The foregoing modifications resulted in significant charges to our earnings.

Reverse Stock Split

On March 25, 2004, VPTI's controlling stockholder approved a one-for-60 reverse stock split of our common stock to be effectuated upon the closing of the merger between VPTI and Old WWT, which became effective at the close of business on August 24, 2004.

Trends in Our Business

The Resource Conservation and Recovery Act of 1991 requires landfills to install expensive liners and other equipment to control leaching toxics. Due to the increased costs and expertise required to run landfills under this Act, many small, local landfills closed during the 1990's. Larger regional landfills were built requiring increased logistics costs for the waste haulers.

In addition, state and federal governments have continued to increase the pressure on the industry to improve its recycling percentages. California currently mandates one of the highest standards in the United States by requiring 50% of all incoming MSW to be diverted from landfills. We believe that the trend in state law throughout the U.S. is to migrate toward the California standard of requiring 50% of all MSW to be diverted from landfills.

We expect that the resale price of our products, including wetlap pulp, aluminum, plastic, steel and tin will be tied to commodity markets. The resale and market demand for these materials can be volatile, which could significantly impact our results of operations. Due in part to increasing demands for packaging material from China and India, the demand is expected to increase in the future.

High prices for hydrocarbon-based fuels have lead to increasing market interest in renewable fuel sources such as ethanol. Investment into corn-based ethanol production facilities is increasing in the U.S. Research and development investment spending is also increasing for technologies and processes which can convert cellulose biomass into ethanol and other fuels. We believe this may be a promising area for potential investment by our company.

Critical Accounting Policies and Estimates

Management's discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management evaluates its estimates, including those related to revenue recognition, bad debts, impairment of long-lived assets, including finite lived intangible assets, accrued liabilities and certain expenses. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates under different assumptions or conditions.

Our significant accounting policies are summarized in Note 1 to our audited financial statements for the years ended December 31, 2005 and 2004. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Basis of Presentation

Our consolidated financial statements included in this prospectus are prepared in accordance with accounting principles generally accepted in the United States of America. We are a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since we have derived no significant revenues from our activities to date.

The consolidated financial statements included in this prospectus have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We had a net loss for the year ended December 31, 2005 of $3,078,917 compared to a net loss of $2,496,188 for the year ended December 31, 2004, and we had a net loss from inception to December 31, 2005 of $6,739,073. We expect to continue to incur substantial additional costs and capital expenditures.

We recently completed a $25 million private placement of equity securities. Based on our current estimates, we believe that our current cash will sustain operations until at least December 2008, based on our current expected burn rate, exclusive of significant capital expenditures that will be necessary in order to construct additional facilities.

Amendment and Restatement

On July 7, 2006, we filed an amended 10-KSB/A amending our Annual Report on Form 10-KSB, originally filed March 30, 2006, as amended, restating our financial statements for the years ended December 31, 2005 and 2004 included therein.

Interim Financial Statements

The accompanying consolidated financial statements for the six months ended June 30, 2006 and 2005 include all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation. Operating results for the periods are not necessarily indicative of the results to be expected for a full year.

Revenue Recognition

Revenue for receiving MSW is recognized when the MSW is delivered. Revenue for products sold are recognized when the product is delivered to the customer.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives or for leasehold improvements or equipment installed in our Anaheim plant, over the remaining life of the lease, whichever is shorter.

We completed the construction of our initial plan in Anaheim, California early in the second quarter of 2006. We capitalized all costs directly associated with developing the plant, including interest and labor, throughout the construction period. We placed into service and began depreciating the assets related to this facility in the second quarter of 2006.

Intangibles

Intangible assets are recorded at cost. At December 31, 2005 and December 31, 2004, our only intangible asset was our sub-license to our technology. On May 1, 2006, we acquired the patent to this technology. We plan to continue to exploit the technology covered by the patent through the sublicense from the original licensee, BPI. We began amortizing these intangible assets during the second quarter of 2006 upon completion of our first facility, on a straight-line basis over the remaining life of the license. Our policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), their carrying amount would be reduced to fair value. We carried no goodwill on our books at either December 31, 2005 or December 31, 2004. Further, during the years ended December 31, 2005, 2004 and 2003 we had no material impairment to our intangible asset.

Research and Development

Research and development costs are charged to operations when incurred.

Stock-Based Compensation

During the fourth quarter of 2004, we adopted SFAS No. 123 entitled, "Accounting for Stock-Based Compensation" retroactively to our inception. Accordingly, we expensed the compensation cost for the options and warrants issued based on their fair value at their grant dates. During the quarter ended March 31, 2006, we adopted SFAS No. 123R, "Share Based Payments." The adoption had no material effect on our financial statements.

Redeemable Convertible Preferred Stock

Our Redeemable Convertible Preferred Stock has been classified as mezzanine equity. It has been classified out of stockholders equity because it is redeemable at the end of five years, at the option of the holder. It has not been classified as a liability because the conversion feature makes it a "conditional" obligation rather then an "unconditional" obligation.

Quarterly Results of Operations

         The following table sets forth our unaudited quarterly results of operations for each of the quarters in the years ended December 31, 2005 and 2004 and the three months ended March 31, 2006 and June 30, 2006. The information for each of these periods has been prepared on the same basis as the audited consolidated financial statements included in this prospectus. This information includes all adjustments, which consist only of normal and recurring adjustments that management considers necessary for the fair presentation of such data.


                               March 31,    June 30,   September 30,   December 31,    March 31,    June 30,
                                  2004        2004          2004           2004          2005         2005
                               ---------   ---------   -------------   ------------   ----------   ----------
                                                                        (Restated)    (Restated)   (Restated)
Gross Revenue                  $           $             $              $              $           $

Gross Margin

Loss from Operations            (505,894)   (446,579)     (613,196)      (865,325)      (721,372)   (977,578)

Net loss                        (532,584)   (471,862)     (627,772)      (863,970)      (722,320)   (561,362)

Preferred Stock Dividend and
  amortization of preferred
  stock warrants, offering
  costs and the beneficial
  conversion feature                                                                                (359,917)

Net loss attributable to
  common shareholders           (532,584)   (471,862)     (627,772)      (863,970)      (722,320)   (921,278)

Basic and diluted Net Loss
  available to common
  shareholders per share           (0.05)      (0.03)        (0.03)         (0.04)         (0.03)      (0.04)


                               September 30,   December 31,    March 31,      June 30,
                                   2005            2005           2006          2006
                               -------------   ------------   -----------   -----------
                                 (Restated)     (Restated)
Gross Revenue                   $              $              $             $     14,327

Gross Margin                                                                  (1,260,075)

Loss from Operations             (1,037,111)     (1,115,753)   (1,028,668)    (2,357,526)

Net loss                           (588,647)     (1,206,588)   (2,780,497)    (8,578,534)

Preferred Stock Dividend and
  amortization of preferred
  stock warrants, offering
  costs and the beneficial
  conversion feature               (421,422)       (453,134)     (540,486)    (1,507,775)

Net loss attributable to
  common shareholders            (1,010,069)     (1,659,723)   (3,320,983)   (10,086,309)

Basic and diluted Net Loss
  available to common
  shareholders per share              (0.03)          (0.04)        (0.14)         (0.41)

Our quarterly results of operations have varied in the past and are likely to do so again in the future. As such, we believe that period-to-period comparisons of our results of operations should not be relied upon as an indication of our future performance.

Results of Operations

Comparison of the six month periods ended June 30, 2006 and 2005

We completed construction of our first facility early in the second quarter of 2006. During the second quarter of 2006 we commissioned the equipment and performed plant start-up procedures.

Revenues

Prior to the second quarter of 2006, we did not generate any revenue. During the second quarter of 2006 we recorded revenue of approximately $14,000 from the sale of metals and aluminum separated from the processed MSW during the start-up phase. We did not sell any unbleached fiber, "wetlap," during this period. We shipped approximately 60 tons of wetlap to potential customers free of charge in accordance with our letters of intent with these potential customers for testing purposes. We expect to generate only minimal revenue through the remainder of 2006. We did not generate any operating revenues during the six months ended June 30, 2005.

Expenses

Prior to the second quarter of 2006, we had no operations and consequently no cost of goods sold. Cost of goods sold during the second quarter of 2006 comprised of disposal of rejects of $14,247, plant operating expenses of $664,809 and depreciation of $595,346, were related to costs incurred during the start-up phase of our first facility in Anaheim, California and are not indicative of the cost of goods sold that we expect to incur going forward.

General and administrative expenses of $2,006,000 for the six months ended June 30, 2006 increased by approximately $436,000 compared to the same period in 2005 primarily due to increases in employee option expense due to grants made to employees and directors in the fourth quarter of 2005 and legal and accounting fees related to additional SEC filings.

Interest expense of $274,616 for the six months ended June 30, 2006 related to interest on our senior secured debt, which was issued in November 2005 and February 2006. All of the senior secured debt was extinguished in May 2006.

Financing expense during the six months ended June 30, 2006 was comprised of:
(a) $1,647,250 attributable to the value of warrants issued to the holders of our Series A Preferred Stock for their consent to issue additional senior secured debt and agreement to waive certain of their veto rights and contractual rights to facilitate our financing which occurred in the first quarter of 2006;
(b) the unamortized warrant value and offering costs of $1,593,768 related to the senior secured debt expensed upon the early extinguishment of the debt which occurred in the second quarter of 2006; and (c) the change in the fair value of $4,201,418 of the conversion feature of the Series A Preferred Stock due to the modification of its conversion price as a result of the application of an anti-dilution adjustment and the change in fair value of the warrants issued to the holders of Series A Preferred Stock which occurred in the second quarter of 2006.

Change in fair value of warrant liability of $135,642 for the six months ended June 30, 2006 relates to the fair value of warrants to purchase common stock issued with registration rights as part of our Series A Preferred Stock offering in 2005. In accordance with SFAS 133 and EITF 00-19, the fair value of the warrants is required to be recorded as a liability until we satisfy specified registration requirements.

Comparison of Fiscal Years ended December 31, 2005 and 2004

During 2005, we continued research on the licensed process and the intended use of the products from that process, development of our business plan, construction of our first facility in Anaheim, CA and capital raising activities.

Revenues

We did not generate any operating revenues in fiscal 2005 or 2004.

Expenses

General and administrative expenses increased by approximately $1.4 million in 2005 primarily due to increases in employee-related expenses, rent and consulting fees. Employee-related expenses increased by approximately $1,000,000 in 2005 due to salaries of approximately $650,000 related to the hiring of additional staff as we prepared for the opening of our first facility, amortization of employee stock option expense of approximately $350,000, travel due to increased business activities of $90,000 and relocation expense related to the hiring of additional staff of approximately $75,000. Rent increased by approximately $122,000 due to the payment of 12 months' rent in 2005 versus only four months' rent in 2004. Professional and consulting fees increased by approximately $100,000 in 2005 due primarily to the costs associated with complying with SEC reporting requirements as a result of becoming a reporting company in August 2004.

Interest income (expense)

Interest income (expense) changed by approximately $128,000, from an expense of $65,000 in 2004 to income of $63,000 in 2005, primarily as a result of the cash received and invested from the sale of our common stock, preferred stock and senior debt.

Change in fair value of warrant liabilities

Change in fair value of warrant liabilities of approximately $709,000 in 2005 relates to the fair value adjustment of warrants to purchase common stock issued with registration rights as part of our preferred stock offering in 2005 in accordance with SFAS 133 and EITF 00-19. The change in fair value represents the change in the stock price from the beginning of the period compared to the stock price at the end of the period.

Comparison of Fiscal Years ended December 31, 2004 and 2003

During 2004, we continued research on the licensed process and the intended use of the products from that process, continued the development of our business plan, designed and began construction of our first facility in Anaheim, CA and continued raising capital.

Revenues

We did not generate any operating revenues in fiscal 2004 or 2003.

Expenses

Research and development expenses increased by $75,758 to $284,587 in 2004 compared to 2003 due to additional research done by BPI to continue to improve the system in accordance with the license agreement.

General and administrative expenses increased by approximately $2.8 million to $2,146,407 in 2004 compared to 2003, as a result of a number of factors. Salaries increased by approximately $350,000 to $683,969 in 2004 compared to 2003 due to our head count increasing from 3 to 7 employees, including the hiring of two officers as we continued to prepare to open our first facility. Professional fees increased by $380,343 to $433,853 in 2004 compared to 2003 due to business development consulting of $275,000 and increased accounting fees of $100,000 due to SEC reporting requirements. Legal fees increased $331,781 to $346,705 in 2004 compared to 2003 due to the two mergers during 2004, the lease negotiations with Taormina Industries, the license modifications and SEC reporting requirements. Rent increased $80,661 to $128,660 in 2004 compared to 2003 primary due to the lease in Anaheim with Taormina Industries. The litigation settlement of $150,000 in 2004 reflects the settlement of litigation pursuant to which we agreed to pay a total of $150,000 over a 12 month period. Pursuant to a consulting agreement entered into by us in February 2003 with Liviakis Financial Communications, Inc. ("Liviakis"), Liviakis agreed to assist us in various investor relation support activities. As consideration for such services, we issued Liviakis and certain of its principles the right to acquire membership interests in WSI, which interests converted into warrants to acquire a total of 350,000 shares of the common stock of Old WWT (prior to the merger of Old WWT into a subsidiary of VPTI). Investor relations expense of $172,000 in 2004 relates to the amortization of this stock compensation to Liviakis. We began amortizing the value of these warrants, $459,322, on March 25, 2004, the date the definitive merger agreement with VPTI was announced (see Note 1 to our consolidated financial statements), over 24 months, the term of the consulting agreement. The contract did not require any services or fees after March 25, 2006.

Liquidity and Capital Resources; Contractual Commitments


                                                   December 31,                          June 30,
                                      --------------------------------------   -------------------------
                                         2003        2004           2005          2005          2006
                                      ---------   -----------   ------------   -----------   -----------
Cash                                  $ 167,000   $ 1,128,000   $  2,864,000   $ 6,033,000   $19,350,000
Cash (used in) operating activities    (745,000)   (1,890,000)    (3,108,000)   (1,557,000)   (2,194,000)
Cash (used in) investing activities     (12,000)   (3,982,000)   (11,628,000)   (5,923,000)   (3,071,000)
Cash provided by financing
activities                              923,000     6,832,000     16,472,000    12,385,000    21,752,000



From 2003 through the second quarter of 2006, we were in the development stage and in the process of constructing our first facility. Consequently, our revenue during this period was immaterial.

Cash used in operating activities during the six months ended June 30, 2006 and 2005 was comprised of research and development and general and administrative expenses. The increase in cash used in operating activities from the six months ended June 30, 2005 to the six months ended June 30, 2006 was primarily due to an increase in personnel and utility costs associated with the commissioning of our first facility during the second quarter of 2006. Cash used in investing activities decreased from the six month period ended June 30, 2005 compared to the six month period ended June 30, 2006 as our facility was completed at the beginning of the second quarter of 2006. Cash provided by financing activities increased during the six months ended June 30, 2006 compared to the six months ended June 30, 2005 primarily as a result of the issuance of the Series B Preferred Stock for approximately $20 million during the second quarter of 2006 compared to the issuance of the Series A Preferred Stock during the second quarter of 2005 for approximately $9.5 million.

Cash used in operating activities during the years ended December 31, 2004 and 2005 was comprised of research and development and general and administrative expenses. The increase in cash used in operating activities from the year ended December 31, 2005 to the year ended December 31, 2004 was primarily related to our ramp-up toward operations in 2006. The increase in cash used in investing activities in 2005 as compared to 2004 related primarily to the construction of our first facility in 2006. The increase in cash provided by financing activities in 2005 as compared to 2004 was primarily due to the issuance of our Series A Preferred Stock during the second quarter of 2005.

The increase in cash used in operating activities from the year ended December 31, 2004 to the year ended December 31, 2003 was primarily related to the increase in general and administrative personnel and activities in 2004 as we ramped up construction of our first facility. The increase in cash used in investing activities in 2004 compared to 2003 was also primarily related to the ramp up of construction that occurred in 2004. The increase in cash provided by financing activities in 2004 as compared to 2003 was primarily related to the a series of private placements of our common stock in 2004.

As of June 30, 2006, we had cash on hand of approximately $19.3 million. We estimate that our cash will sustain operations through approximately December 2008, based on our current expected burn rate, exclusive of the significant costs to construct additional facilities, if we choose to do so.


Contractual Commitments

      As of December 31, 2005, the scheduled maturities of our long-term contractual obligations were as follows:

                                                         Payments Due by Period
                                -----------------------------------------------------------------------
                                Less than 1 year    1-3 Years    4-5 Years   After 5 Years      Total
                                ----------------   ----------   ----------   -------------   ----------
Operating leases                    $241,937       $  572,400   $  381,600      $492,900     $1,688,837

Long-term debt, including the
  current portion (1)                               3,191,811                                 3,191,811

Other long-term liabilities
  reflected on the balance
  sheet                                                            618,654                      618,654

    Total                            241,937        3,764,211    1,000,254       492,900      5,499,382


(1) The long-term debt was paid in full in May 2006.


We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts. In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

We do not believe that inflation has had a material impact on our business or operations.

Quantitative and Qualitative Disclosures about Market Risk

      The primary objective of our investment activities is to preserve our capital to fund operations. We also seek to maximize income from our investments without assuming significant risk. To achieve our objectives, we maintain a portfolio of cash equivalents and investments in a variety of securities of high credit quality. As of June 30, 2006, we had cash and cash equivalents and short term investments of $19.3 million. A portion of our investments may be subject to interest rate risk and could fall in value if market interest rates increase. However, because our investments are short-term in duration, we believe our exposure to interest rate risk is not significant and a 1% movement in market interest rates would not have a significant impact on the total value of out portfolio. We actively monitor changes in interest rates.

      We did not have any financial instruments sensitive to changes in interest rates at December 31, 2005 or at June 30, 2006. We currently do not conduct any business outside of the Unites Sates and therefore are not subject to risks from changes in foreign currency exchange rates.

If and when we begin to generate substantive revenues form our operations, we anticipate that we will be exposed to price changes in the commodity goods we sell in the ordinary course of our business, which changes could have a significant impact on our results of operations. We may in the future use financial instruments to manage our exposure to changes in commodity prices.

New Accounting Pronouncements

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB Statements No. 133 and 140. This statement provides for the following:

1. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133;

2. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation;

3. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and

4. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

Statement 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on our financial statements.

SFAS No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3. Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived nonfinancial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that this statement has not had, and going forward will not have a significant impact on our financial statements.

SFAS No. 123 (Revised 2004), Share-Based Payment. The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities (other than those filing as small business issuers) will be required to apply Statement 123R as of the first interim or annual reporting period that begins after June 15, 2005. The Company adopted Statement 123R during the quarter ended March 31, 2006.

Issue 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" "Application of Issue No. 98-5 to Certain Convertible Instruments," provide guidance on how companies should bifurcate convertible debt issued with a beneficial conversion feature into a liability and an equity component. For income tax purposes, such an instrument is only recorded as a liability. A question has been raised as to whether a basis difference results from the issuance of convertible debt with a beneficial conversion feature and, if so, whether the basis difference is a temporary difference. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. We account for the income tax consequences of the beneficial conversion feature of our Series A and Series B Preferred Stock consistent with this consensus.

Issue 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues" EITF Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," provides guidance on whether modifications of debt result in an extinguishment of that debt. In certain situations, companies may change the terms of a conversion option as part of a debt modification, which may result in the following circumstances: (a) the change in the conversion option's terms causes the fair value of the conversion option to change but does not result in the modification meeting the condition in Issue 96-19 that would require the modification to be accounted for as an extinguishment of debt, and (b) the change in the conversion option's terms did not result in separate accounting for the conversion option under Statement 133. When both of these circumstances exist, questions have arisen regarding whether
(a) the modification to the conversion option, which changes its fair value, should affect subsequent interest expense recognition related to the debt and
(b) a beneficial conversion feature related to a debt modification should be recognized by the borrower if the modification increases the intrinsic value of the debt. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. Management believes that this statement will not have a significant impact on our financial statements.

EITF Issue 05-2, The Meaning of "Conventional Convertible Debt Instrument" in EITF Issue 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" Paragraph 4 of Issue 00-19 states that "the requirements of paragraphs 12-32 of this issue do not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer)". The term "conventional convertible debt instrument" is not defined in Issue 00-19 and, as a result, questions have arisen regarding when a convertible debt instrument should be considered "conventional" for purposes of Issue 00-19. A question has also arisen related to whether conventional convertible preferred stock should be treated similar to conventional convertible debt. This issue was added to the EITF's agenda to address these questions. Consensus was reached at the June 15-16, 2005 meeting and was ratified by the FASB at the June 29, 2005 meeting. Management believes that this statement will not have a significant impact on our financial statements.

                                    BUSINESS

Company Overview

We are a development stage company formed to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology.

We recently completed construction of a processing facility in Anaheim, California to convert RMSW into valuable, reusable commodities through the application of conventional and licensed patented and proprietary technology. Our first operating facility is located in a leased facility on the campus of the regional transfer facility in Anaheim, California of Taormina Industries, a wholly owned subsidiary of Republic Services, Inc. We have entered into a long-term contract with Taormina to supply us with RMSW.

Taormina is expected to deliver RMSW to us after sorting the MSW in its MRF. Currently, the sorting process typically consists of the following steps: (1) MSW enters Taormina's MRF from curbside and commercial collection vehicles where it is sorted to remove non-recyclable items such as bulky items; (2) the remaining waste is then transported via conveyor lines where machines and laborers remove salable commodities such as aluminum, steel, and cardboard; and
(3) the residual waste, or RMSW, is then typically removed and deposited in a landfill.

Our solution provides for the RMSW to be delivered to our facility for further processing via a patented and proprietary technology sub-licensed by us. This technology employs a process generally known as "Pressurized Steam Classification". The type of pressurized steam classification that we plan to use utilizes a sealed rotating vessel to combine steam, heat, pressure and agitation to change the waste's physical composition.

This Pressurized Steam Classification process converts paper, cardboard, and paper packaging found in MSW into a cellulose biomass fiber-containing material that can be screened and cleaned using conventional and non-conventional pulp recycling equipment. We anticipate selling commercial quantities of the resulting material, known as "wetlap pulp," as a raw material for making new lower grade paper stocks such as linerboard, corrugating medium, and packaging. We also anticipate selling other inorganic, recyclable materials such as aluminum, steel, and tin captured in the process, into commodities markets. We may also pursue other value-added products and commodity products with the cellulose biomass from our process. Such products could include, but not be limited to, the following: (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals.

We have signed letters of intent with each of Smurfit-Stone and Newark Pacific Paperboard, large box makers, for the sale, at a discount to published commodity market prices, of up to 40-60 tons per day of the wetlap pulp that we expect to produce once our process is operational. Both letters require us to provide a specified amount of fiber to the box makers for testing, at no cost. Any proposed contractual relationship is conditioned upon the box maker's successful testing of this fiber. We have also entered into a letter of intent with Weyerhaeuser Company which documents discussions pursuant to which Weyerhaeuser has expressed an interest in entering into a three year agreement with us for the purchase of 60-90 tons per day of recycled fiber at a price based on a discount to published commodity market prices. The obligation of Weyerhaeuser to enter into a definitive agreement is conditioned upon its determination that the fiber provided to it is suitable for use in specified applications. The letters do not require the potential customers to purchase any minimum amount of pulp and are non-exclusive. We have not yet provided the large quantities of pulp for testing to any of these potential customers and therefore cannot yet ascertain whether any of the large volume tests will be successful or when, if ever, we will enter into definitive agreements.

It is expected that after we process the RMSW, we will have some residual solid waste by-product that is not saleable. Our contract with Taormina requires that they haul away such non-saleable material and that we pay to Taormina an amount equal to the tipping fee that they paid us in connection with the initial delivery to us of such waste.

Our initial facility, which we recently completed construction of at Taormina's regional transfer facility in Anaheim, California was designed to be capable of processing up to 500 tons per day of RMSW. We plan to build a second plant that will be capable of processing up to 2,000 tons per day of RMSW, at which point we would have the capacity to process an estimated 2,500 tons per day, the total amount of RMSW deliverable by Taormina under our first agreement. Our business strategy includes the construction of such larger plants at other sites, which is expected to enable us to spread our overhead costs across a larger revenue base. Our ability to successfully complete construction of any additional facilities is subject to a number of contingencies, including our ability to raise sufficient capital to fund these activities. Accordingly, we cannot assure you that we will complete the construction of any additional facilities, or that our initial facility or any such additional facilities will result in profitable operations. We also may seek to acquire additional intellectual property useful in the field through mergers, acquisitions, joint ventures and licensing arrangements.

Corporate History of Reverse Merger

We were formed as a result of two mergers that occurred in 2004. First, in March 2004, World Waste of America, Inc. ("WWA") merged with and into a wholly owned subsidiary of Waste Solutions, Inc. ("WSI"), a California corporation. Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. As a result of this merger, WSI continued as the surviving corporation, assumed the operations and business plan of WWA, the stockholders of WWA became stockholders of WSI, and WSI changed its name to World Waste Technologies, Inc. ("Old WWT").

In March 2004, Old WWT entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into a wholly owned subsidiary of VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger of Old WWT with VPTI's wholly owned subsidiary was completed on August 24, 2004. Pursuant to the merger, Old WWT's shareholders became the holders of approximately 95% of the outstanding shares of VPTI. Upon completion of this merger, VPTI changed its name to World Waste Technologies, Inc. VPTI was incorporated on June 21, 1985 and provided voice recognition and voice activated products. We currently do not plan to conduct any business other than operations heretofore conducted or contemplated to be conducted by WWT. Because the shareholders of Old WWT became the controlling shareholders of VPTI after the merger, Old WWT was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWT. Additionally, the prior operating results of VPTI are not indicative of our future operations, and none of the assets or liabilities on our balance sheet as of December 31, 2005 and 2004 relate to VPTI prior to the merger.

Since the formation of WWA in 2002, our efforts have been principally devoted to research and development activities, construction of our initial facility, raising capital, and recruiting additional personnel and advisors. To date, we have not generated any significant revenues. We do not anticipate generating significant revenue until sometime in 2007, if ever.

Our stock is quoted on the OTC Bulletin Board under the symbol WDWT.

Our Planned Revenue

Pursuant to our current business model, we anticipate our product and services will result in three distinct revenue streams. First, under the terms of our agreement with Taormina, Taormina has agreed to pay a "tipping fee" to us for each ton of RMSW delivered to and processed by us. The initial tipping fee is to be paid per ton (payable monthly) of "Net Processed Waste" (defined as the total RMSW delivered to us less the total residual/non-processable waste removed by WWT for handling and disposal by Taormina). The tipping fee is subject to increase or decrease based upon changes in certain county landfill disposal fees Taormina is required to pay. Second, our process is expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. We expect to collect and sell these materials to Taormina for resale to commodities buyers. Third, our process is expected to recover a cellulose biomass, which we plan to refine into unbleached fiber in the form of wet-lap pulp suitable for sale to paper and board manufacturing facilities for incorporation into their products. The cellulose fiber is currently anticipated to be suitable for unbleached grades of paper, which would include corrugating medium. We may plan to pursue additional markets and products for our cellulose biomass and other residual materials, such as (a) higher value paper, (b) building products, (c) cellulose insulation, (d) renewable fuels, such as ethanol, and (e) specialty chemicals.

Our Anticipated Markets

Our plan is to provide processing services to other companies and municipalities in the MSW industry throughout the country. According to information currently posted on the National Solid Waste Management Association's website (the most recent publicly available information on this topic that we are aware of), the MSW industry in the United States accounts for approximately $43 billion in spending and is dominated by large MSW processors such as Waste Management, Inc., Allied Waste Industries, Inc. and Republic Services, Inc. Many other smaller regional companies and municipalities are also in the waste handling business. Many state governments in the United States mandate that certain percentages of all MSW be recycled. The State of California, where our headquarters and our Anaheim facility are located, currently mandates the highest standard in the United States by requiring that 50% of all incoming MSW be diverted from landfills. We believe that the trend in state law throughout the country is to migrate toward the California standard of requiring 50% of all MSW to be diverted from landfills. Accordingly, we anticipate providing our processing services to MSW handlers looking for efficient ways to increase the percentage of their recycled MSW.

Our Anaheim facility is also expected to allow us to operate our Pressurized Steam Classification process to produce a cellulose biomass fiber containing material, which once screened and cleaned using conventional paper recycling equipment, is known as "unbleached fiber" or "wetlap pulp." This wetlap pulp can be sold as a raw material for making new lower-grade paper stocks such as linerboard, corrugating medium, and packaging. The cellulose biomass can also be used to produce ethanol, speciality chemicals, synthetic gas, and other energy products, building products and other industrial products.

Our process is expected to mechanically sort and collect other inorganic standard recyclable materials such as scrap steel, tin cans, and aluminum cans and scrap. These materials are expected to be collected and sold to Taormina.

Sales and Marketing

We currently plan to market our services to waste handlers, waste collectors and municipalities, focusing on higher recycling rates, with the goal of lowering use of the landfills and creating a cost savings for these customers. We also plan to market our wetlap pulp to paperboard and packaging mills as a raw material for making new lower-grade paper stocks such as linerboard, corrugating medium, and packaging, among other things. In addition, we plan to sell the other inorganic standard recyclable materials such as scrap steel, cans, and aluminum to Taormina for bailing and selling in the marketplace.

Other than the Taormina agreement which requires Taormina to provide us with up to 2,500 tons of waste per day, 500 tons for the initial facility and 2,000 tons for an anticipated second facility, and to pay us for every ton of RMSW that we process, as well as pay us 90% of the price Taormina receives for standard recyclable materials we collect in our process, we currently do not have any agreements in place to market any of our products or services. We currently expect to establish an in-house marketing and sales program to promote our services. Alternatively, we may enter into strategic alliances with larger companies. We currently expect that our services and products will be marketed in the U.S. We may also pursue specified international opportunities. Although they are not definitive, binding contracts, we have signed three non-binding letters of intent with companies that are interested in purchasing our wetlap pulp.

The Taormina Agreement

In June 2003, we entered into a 10-year contract, with Taormina Industries, a wholly owned division of Republic Services, Inc. The Taormina Recycle Agreement requires Taormina to deliver up to 500 tons of RMSW per day to us for processing at our Anaheim facility on the campus of Taormina in Anaheim, CA. Under the terms of the Taormina agreement, Taormina is required to pay us a tipping fee per ton of RMSW delivered to us. The second phase of the Taormina agreement calls for us to build a 2,000-tons per day plant in the Orange County, California-area. The Taormina agreement also grants Taormina a right of first refusal to participate in potential future projects in an additional 10 counties throughout California where Republic Services has operations. Our success is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there is no assurance.

The Taormina agreement was amended twice to allow us additional time to complete all permitting, approvals and construction and to occupy the facility. We completed the primary construction of this facility early in the second quarter of 2006. In April 2006, Taormina Industries, LLC accepted our completion and commencement notification in accordance with the lease agreement.


In the agreement, we represented to Taormina that the residual waste we deliver to them would not exceed 40%, by weight, of the associated MSW delivered to us by Taormina. Currently, we are not in compliance with this representation because the waste that we are delivering to Taormina contains too high a quantity of residual streams of waste that Taormina must send to landfill. Due to the start-up nature of our operations, we have not yet determined the most efficient method of resolving this issue. Potential solutions include identifying third party sources willing to accept these residual streams, and/or making changes to our process. Even if we are unable to resolve this problem we believe that the waste we deliver under the agreement will be acceptable to Taormina. However, until we are able to remedy this situation, Taormina could attempt to re negotiate or terminate the agreement or refuse to accept any waste from us.

The Taormina agreement also provides that Taormina's obligations are subject to our ability to maintain compliance with all necessary permits and that Taormina may suspend delivery of MSW to us at any time if it determines that our operations would threaten to place Taormina's operations in non-compliance with its own permits or other governmental approvals..


Competition

We expect to compete with numerous other products, technologies and services that are in use currently or are subsequently developed by companies, academic institutions and research institutions. These competitors consist of both large established companies as well as small, single product or service development stage companies. We expect competition from these companies as they develop different and/or novel approaches to the processing of MSW. Some of these approaches may directly compete with the products or services that we are currently developing.

According to the July 17, 2006 issue of Waste News (the most recent publically available information on this topic that we are aware of), three companies dominate the MSW industry in the United States: Waste Management, Inc. ($13.1 billion in revenues); Allied Waste Industries, Inc. ($5.73 billion in revenues); and Republic Services, Inc. ($2.86 billion in revenues). There are also many smaller regional companies and municipalities in the waste handling business. Although we do not view MSW haulers as competitors, but rather as consumers for the services we plan to provide, such haulers would be competitors to the extent they make capital investments in material recovery facilities, incineration, composting, or landfills rather than outsourcing through us. We believe that the primary competitive factors in our industry are price, reliability of service, and quality of recycling programs.

Corrugated packaging and mixed waste paper companies may also be a source of competition for us. Our process converts MSW into a sanitized cellulose fiber containing material, which once screened and cleaned using conventional paper recycling equipment, is known as "wetlap pulp." Wetlap pulp can be used by many paper mills in the manufacture of corrugating cardboard and associated packaging materials and other products. These paper mills also use other feedstocks such as used cardboard, mixed waste paper and virgin pulp in their mill processes. To the extent that companies which provide other feedstocks which may include MRFs, meet or exceed the demand of the mills for feedstock, they could have a negative impact on the demand for our wetlap.

Several companies have developed businesses burning MSW to generate energy. Others have focused on converting MSW to recyclables, ethanol or other beneficial uses. These companies may compete against us for MSW supply contracts.

Regulation

Our business is subject to extensive federal, state and local environmental, health, safety and transportation laws and regulations. These laws and regulations are administered by the Environmental Protection Agency ("EPA") and various other federal, state and local environmental, zoning, transportation, land use, health and safety agencies in the United States. Many of these agencies regularly examine our operations to monitor compliance with these laws and regulations and have the power to enforce compliance, obtain injunctions or impose civil or criminal penalties in case of violations.

Because a major component of our business will be the processing of solid waste in an environmentally sound manner, a portion of our capital expenditures is related, either directly or indirectly, to environmental protection measures, including compliance with federal, state or local provisions that regulate the discharge of materials into the environment. Although we only incurred approximately $57,000 of expenses relating to our compliance with environmental laws in 2005, we anticipate that there will be significant costs once the plant is operational and that there will be significant costs associated with sighting, design, operations, monitoring, site maintenance, corrective actions, and financial assurance of each facility that we plan to operate going forward. In connection with our development or expansion of a facility, we must often spend considerable time, effort and money to obtain or maintain necessary required permits and approvals. There cannot be any assurances that we will be able to obtain or maintain necessary governmental approvals. Once obtained, operating permits are subject to modification and revocation by the issuing agency. Compliance with these and any future regulatory requirements could require us to make significant capital and operating expenditures. Although we were able to obtain all of our environmental permits that were necessary in order for us to complete the construction of our initial facility in Anaheim, California, we cannot assure you that we will successfully retain these permits, or that we will obtain or retain the permits required to operate this or any additional facilities we may seek to construct.

The primary United States federal statutes affecting our business are summarized below:

The Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), regulates handling, transporting and disposing of hazardous and non-hazardous wastes and delegates authority to the states to develop programs to ensure the safe disposal of solid wastes. In 1991, the EPA issued its final regulations under Subtitle D of RCRA, which set forth minimum federal performance and design criteria for solid waste landfills. These regulations must be implemented by the states, although states can impose requirements that are more stringent than the Subtitle D standards. We expect to incur costs in complying with these standards in the ordinary course of our operations.

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), which is also known as Superfund, provides for federal authority to respond directly to releases or threatened releases of hazardous substances into the environment. CERCLA's primary means for addressing such releases is to impose liability for cleanup of disposal sites upon current and former site owners and operators, generators of the hazardous substances at the site and transporters who selected the disposal site and transported substances to the site. Liability under CERCLA is not dependent on the intentional disposal of hazardous substances; it can be based upon the release or threatened release, even as a result of lawful, unintentional and non-negligent action, of hazardous substances as the term is defined by CERCLA and other applicable statutes and regulations.

The Federal Water Pollution Control Act of 1972 (the "Clean Water Act") regulates the discharge of pollutants into streams, rivers, groundwater, or other surface waters from a variety of sources. If run-off from our operations may be discharged into surface waters, the Clean Water Act would require us to apply for and obtain discharge permits, conduct sampling and monitoring, and, under certain circumstances, reduce the quantity of pollutants in those discharges. In addition, if a landfill or a transfer station discharges wastewater through a sewage system to a publicly owned treatment works, the facility must comply with discharge limits imposed by the treatment works. The Clean Water Act provides for civil, criminal and administrative penalties for violations of its provisions.

The Clean Air Act of 1970, as amended, provides for increased federal, state and local regulation of the emission of air pollutants. The Clean Air Act would apply to certain of our planned operations, including solid waste landfills and waste collection vehicles.

The Occupational Safety and Health Act of 1970, as amended ("OSHA"), establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration, and various record keeping, disclosure and procedural requirements.

There are also various state and local regulations that affect our operations. Sometimes states' regulations are stricter than comparable federal laws and regulations.

Many states, provinces and local jurisdictions have enacted "fitness" laws that allow the agencies that have jurisdiction over waste services contracts or permits to deny or revoke these contracts or permits based on the applicant's or permit holder's compliance history. Some states, provinces and local jurisdictions go further and consider the compliance history of the parent, subsidiaries or affiliated companies, in addition to the applicant or permit holder. These laws authorize the agencies to make determinations of an applicant or permit holder's fitness to be awarded a contract to operate, and to deny or revoke a contract or permit because of unfitness, unless there is a showing that the applicant or permit holder has been rehabilitated through the adoption of various operating policies and procedures put in place to assure future compliance with applicable laws and regulations.

Research and Development

During 2005 and 2004, we spent an aggregate of $534,647 on research and development activities.

Intellectual Property

On June 21, 2002, we entered into a U.S. technology sub-license agreement with Bio-Products International, Inc., an Alabama corporation, with respect to several patent claims and other related intellectual property relating to the methods and processes developed by the University of Alabama in Huntsville ("UAH"). The technology was designed to provide for the processing and separation of material contained in MSW. Temperatures of several hundred degrees sterilize the material and the pressure and agitation cause a pulping action. A combination is designed to result in a large volume reduction, yielding a high-density cellulose biomass product. The significant portion of the material is a biomass cellulose with significant papermaking fiber content that may be sold to container board plants after a screening and cleaning process. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001. (See
Note 15 of the accompanying audited financial statements.)

On May 1, 2006, we purchased the patent for this technology, subject to existing licenses, from UAH, for a payment of $100,000 in cash and 167,000 shares of our common stock. We continue to exploit the technology covered by this patent through our sub-license from BPI. By virtue of our acquisition of the patent, we now own all right, title and interest in the patent, subject to BPI's existing license, which in turn continues to sublicense the technology to us.

Under the sub-license agreement, we paid an upfront sub-license fee of $350,000 and currently pay a monthly fee for technical services of $20,000. We are also required to pay a daily per-ton royalty based on the tons of waste processed utilizing the technology of $0.50 for the first 2,000 tons processed, $1.00 for the next 8,000 tons processed and $1.50 for any additional tons processed. We also pay royalties based on the sales price of fiber products recovered from the process of 2.5% of the gross sales price in excess of $10.00 per ton.

The sub-license agreement between us and BPI covers technology developed by BPI, its affiliates, and UAH, and generally covers technology relating to the volume reduction, separation, recovery, treatment, recycling and utilization of various components of waste materials. Other than as described below, we hold exclusive rights to this technology in all applications throughout the United States.

BPI retained the exclusive right to utilize this technology in Arkansas, and the non-exclusive right to utilize technology to construct up to four facilities in any of Alabama, Tennessee, Georgia and/or South Carolina. In addition, BPI retained the exclusive right to utilize the technology in the United States for applications in which the cellulosic by-product of the process utilizing the technology is either used directly as a fuel source or converted into an end product for energy production; however, BPI agreed to grant us a sub-license for such applications on a site-specific basis upon our request. Accordingly, BPI may grant third parties the right to use the technology for the production of marketable solid combustion fuel end products. We hold no rights under the technology outside of the U.S. By acquiring title to the patent from UAH, we effectively reduced the royalties payable by us to BPI by approximately 9%. In addition, by becoming the patent holder ourselves, we are no longer at risk of losing the right to practice the technology claimed in the patent in the event that BPI were to breach its agreement with the patent holder.

The license extends until the expiration date of the last patent issued to BPI covering the technology, which is expected to occur on October 23, 2021. In its license with us, BPI is required to continue to make certain payments to us to maintain exclusivity.

Employees


As of October 27, 2006, we had 18 full-time employees. There are four members in our executive management team and 14 persons employed in operations and administration. We are not a party to any collective bargaining agreements. We have not experienced work stoppages and we believe that our relationship with our employees is good.


Description of Property

Our principal executive offices are in San Diego, California, where we lease approximately 1,400 square feet under a lease scheduled to expire on September 30, 2008, with monthly rental payments of $4,343.

We recently completed construction of a plant on leased real property in Anaheim, California, which covers an approximately 30,000 square foot building and expires in July 2014. Base rent under this lease is $15,900 per month, subject to annual cost-of-living adjustments.

Legal Proceedings

In December 2003, Reid and Simi Jilek (the "Jileks") filed a complaint against Steve Racoosin (our former President), World Waste of California, Inc., World Waste International, Inc., and Environmental Technologies Corporation ("ETC") in the Superior Court of California, County of San Diego, Central Judicial District, alleging breach of contract, securities violations, and fraud and seeking monetary damages and injunctive relief (the "Litigation"). The Jileks amended their complaint to eliminate the securities violations cause of action and in March 2004 filed a second amended complaint to name additional parties, Thomas L. Collins (our former CEO) and Darren Pederson, and to add additional causes of action of breach of the covenant of fair dealing, conspiracy, and specific performance for delivery of a warrant. The suit stems from an alleged oral and written arrangement providing for the rent of the Jileks' house to Mr. Racoosin with an option to buy the house, which option was to be exercised with warrants to purchase five percent (5%) of the shares of ETC. Mr. Racoosin vacated the premises in early January 2004 and the Jileks sold the house in 2004. Defendants World Waste of California, Inc., World Waste International, Inc., and ETC demurred to the second amended complaint. The court granted the demurrer in whole, with leave to amend and the Jileks filed a third amended complaint in August 2004.

In October 2004, we entered into an agreement with the Jileks settling the Litigation. Pursuant to this settlement, we agreed to pay the Jileks a total of $150,000 over the next 12 months. The Jileks also dismissed their claims against all defendants with prejudice. As of December 31, 2005, the settlement was paid in full.

                                   MANAGEMENT


The following table sets forth the name, age, background and position held by each of our executive officers and directors as of November 1, 2006. Directors are elected for a period of one year and thereafter serve until the next annual meeting at which their successors are duly elected by our stockholders.


                                                                                                 Year First
                                                                                                  Elected
Name                    Age                         Principal Occupation                          Director
----                    ---                         --------------------                         ----------
John Pimentel            40   Mr. Pimentel has been the Chief Executive Officer of WWT since        2004
                              September 1, 2005, and he has served as a director of WWT since
                              February 2004. From 1993-1996, Mr. Pimentel served as Deputy
                              Secretary for Transportation for the State of California where he oversaw a $4.5 billion budget and 28,000 employees including the Department of Transportation, the California Highway Patrol,
                              and parts of the Department of Motor Vehicles. From 1998 to
                              2002, he worked with Bain & Company in the firm's Private Equity
                              Group and the general consulting practice.  Since 2003, Mr.
                              Pimentel has worked with Cagan McAfee Capital Partners, LLC where he is responsible for business development, investment structuring and portfolio company management. Mr. Pimentel has an M.B.A. from Harvard Business School and a B.A. from
                              University of California at Berkeley. From 2004 to 2005, Mr.
                              Pimentel also served as a member of the board of directors of
                              Pacific Ethanol, Inc. (PEIX), a company he co-founded.

Thomas L. Collins (3)    66   Mr. Collins has been the Executive Vice President of WWT since        2004
                              September 1, 2005. Prior to serving in that capacity, Mr.
                              Collins was the Chief Executive Officer of WWT since February
                              2004. Mr. Collins has served as a director of WWT since
                              February 2004. He worked with Waste Management, Inc. from 1972 to 1995, including serving as the Vice President and Controller for the Western Region. After retiring from Waste Management in
                              1995, Mr. Collins was an independent consultant for the waste industry until joining our predecessor company in January 2003 as Executive Vice President. Mr. Collins has a B.A. in
                              Business Administration and Accounting from Quincy University and is a certified public accountant. Mr. Collins has informed us that he intends to retire from our company and resign from our board of directors in May, 2007.

                                                                                                 Year First
                                                                                                  Elected
Name                    Age                         Principal Occupation                          Director
----                    ---                         --------------------                         ----------
James L. Ferris,         62   Mr. Ferris joined our Board of Directors in 2004.  On November        2004
  Ph.D. (1) (2)               4, 2006, Mr. Ferris was appointed to serve as our Chief
                              Operating Officer and President.  Mr. Ferris served as a member of the board of directors of Albany International from 2000 -
                              2004. Mr. Ferris has been a trustee of the Institute of Paper
                              Science and Technology since 2003 and prior to that he was the
                              President and Chief Executive Officer of the Institute of Paper
                              Science and Technology from 1996 to 2003. Mr. Ferris completed the Advanced Management Program at Harvard Business School in
                              1992, received his Ph.D. (1972) and M.S. (1969) from the
                              Institute of Paper Chemistry at Lawrence University, and
                              obtained his B.S. in Chemical Engineering from the University of
                              Washington in 1966.

Ross M. Patten           62   Mr. Patten joined our Board of Directors in 2005. Mr. Patten is      2005
  (1) (2) (3)                 Chairman of the Board and a Vice President of Synagro
                              Technologies, Inc., a residuals management company. Mr. Patten served as the Chief Executive Officer of Synagro Technologies,
                              Inc. from February 1998 until September 2003. Prior to joining
                              Synagro Technologies, Inc., Mr. Patten served at Browning-Ferris
                              Industries for 17 years, where he last served as Divisional Vice
                              President-Corporate Development. He also served as Executive
                              Vice President for Development of Wheelabrator Technologies, a
                              Waste Management, Inc. subsidiary, and director and Vice
                              President-Business Development at Resource NE, Inc. prior to its acquisition by Waste Management, Inc. Mr. Patten was a founder, principal and Managing Director of Bedford Capital, an
                              investment firm specializing in environmental companies, and of
                              Bedford Management, which provides consulting services to
                              publicly held waste management and environment related companies in the areas of growth and acquisition strategy formation and implementation. Pursuant to a contractual right granted to the holders of our Series A Preferred Stock, Mr. Patten was
                              initially designated by the holders of our Series A Preferred
                              Stock to fill a board vacancy.

Sam Pina Cortez          43   Mr. Cortez joined our Board of Directors in 2005. Mr. Cortez         2005
  (1) (2) (3)                 has been a principal at KCL Development, LLC since 2003, where he provides business consulting and financial advisory services, primarily to growth companies and new business ventures. Prior to KCL Development, Mr. Cortez spent over twelve years in
                              investment banking, focused primarily in the environmental industry. From 2000 to 2003, Mr. Cortez was a Senior Vice
                              President of Investment Banking at Lehman Brothers, and prior to that he worked as an investment banker at Donaldson, Lufkin &
                              Jenrette, Alex. Brown & Sons Incorporated and Morgan Stanley
                              International. Mr. Cortez received an M.B.A. from the Harvard
                              Graduate School of Business Administration and a B.S. in
                              Chemical Engineering from the University of California,
                              Berkeley. Pursuant to a contractual right granted to the
                              holders of our Series A Preferred stock, Mr. Cortez was
                              initially designated by the holders of our Series A Preferred
                              Stock to fill a board vacancy.

                                                                                                 Year First
                                                                                                  Elected
Name                    Age                         Principal Occupation                          Director
----                    ---                         --------------------                         ----------
David A. Rane            52   Mr. Rane joined WWT in November 2004 as WWT's Senior Vice             Not a
                              President and Chief Financial Officer.  Mr. Rane provided           director
                              consulting services to WWT from April 2004 to November 2004.
                              Mr. Rane served as Executive Vice President and Chief Financial
                              Officer for Callaway Golf Company from 1994 to 2000.  Prior to that, Mr. Rane worked at PricewaterhouseCoopers for 14 years in their San Diego, Brussels and National Offices.  Since leaving
                              Callaway Golf, Mr. Rane has served as Executive Vice President of two development stage companies, StoreRunner Network Inc.
                              (from 2000 to 2001) and SureBeam Corporation (from 2001 to
                              2004), and most recently served as Vice Chancellor for Financial
                              Management for The National University System (from May 2004 to
                              November 2004).  SureBeam Corporation filed for protection under
                              Chapter 7 of the United States Bankruptcy Code in January 2004.
                              Mr. Rane is a certified public accountant and has a B.A.  in
                              Accounting from Brigham Young University

Fred Lundberg            69   Mr. Lundberg joined WWT in 2004 as a director and Senior Vice         Not a
                              President and Secretary in 2004.  He resigned as a director in      director
                              2005.  He is responsible for the engineering, design and
                              construction of our facilities, and for the market development and sales of the anticipated unbleached fiber production from our facilities.  From 2001 to 2004, Mr. Lundberg was President of Veritas Consulting, LLC, where he provided strategic and tactical consulting services to domestic pulp and paper
                              clients.  He was also Manager of the Pulp and Paper Industry
                              Practice for Baker & O'Brien, Inc., where he provided chemical engineering consulting services and expert witness services to pulp and paper clients under a semi-exclusive consulting
                              contract between Veritas and Baker & O'Brien.  From 1998 to
                              2000, Mr. Lundberg was Acting President/Vice President for
                              Jacobs-Sirrine Consultants, a subsidiary of Jacobs Engineering,
                              Inc., where he managed the Facilities & Economics Group that provided competitive analysis services to pulp and paper
                              clients, and managed and led strategic consulting and due
                              diligence projects for domestic and international pulp and paper clients.

----------
(1)   Member of our Audit Committee.

(2)   Member of our Compensation Committee.

(3)   Member of our Finance Committee.

Audit, Compensation  and Finance Committees


In August 2004, our Board of Directors established an Audit Committee. Our Board of Directors has instructed the Audit Committee to meet periodically with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select the independent accountants to be retained, and receive and consider the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee is composed of Mr. James Ferris, Mr. Ross M. Patten and Mr. Sam Pina Cortez. Messrs. Patten and Cortez are non-employee directors.


While our Board of Directors believes that our Audit Committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that we do not have an "audit committee financial expert," as defined under Item 401(h)(2) of Regulation S-K of the Securities Act of 1933, serving on the Audit Committee. Given the limited scope of our operations to date, the Board of Directors believes that we do not currently need to have an audit committee financial expert serving on the Audit Committee.

Our Board of Directors has also established a Compensation Committee and a Finance Committee. The Compensation Committee is currently comprised of Messrs. Ferris, Cortez and Patten. The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The Compensation Committee also administers our stock option plan. The Finance Committee reviews, acts on and reports to our Board of Directors regarding various financial management and budgeting matters, including the review of our monthly, quarterly and yearly budget and expenses, the review of our financial state and the review of certain proposed commitments and obligations of our company. There are currently three members of the Finance Committee, Messrs. Collins, Cortez and Patten.

                             Executive Compensation

The following table sets forth all compensation paid in respect of the individuals who served, during the year ended December 31, 2005, as our Chief Executive Officer and the next most highly compensated executive officers (collectively, the "Named Executive Officers") whose total annual salary and bonus was in excess of $100,000. Except as listed below, there were no bonuses, restricted stock awards, stock options, stock appreciation rights or any other compensation paid to the Named Executive Officers.

                           Summary Compensation Table

                                                                      Long Term
                                            Annual Compensation     Compensation
                                          -----------------------   -----------
                                                                     Securities
                                                                     Underlying
      Name and Principal Position         Year    Salary    Bonus    Options (#)
---------------------------------------   ----   --------   -----   -----------
John Pimentel                             2005   $ 56,768     --              --
  Chief Executive Officer (1)             2004         --     --              --
                                          2003         --     --              --

Thomas L. Collins                         2005   $224,000     --              --
  Chief Executive Officer and Executive   2004   $176,000     --         100,000(6)
  Vice President (2)                      2003   $106,000     --              --

Fred Lundberg                             2005   $202,000     --          75,000(6)
  Senior Vice President (3)               2004   $126,000     --              --
                                          2003         --     --              --

David A. Rane                             2005   $224,000     --         500,000
  Senior Vice President and Chief         2004   $ 30,000     --         150,000(7)
  Financial Officer (4)                   2003         --     --              --

Steven Racoosin                           2005   $225,000     --              --
  President (5)                           2004   $178,000     --          75,000(6)
                                          2003   $127,000     --              --

(1) Mr. Pimentel joined our company in September 2005 as our Chief Executive Officer. Mr. Pimentel deferred $30,115 of his salary that he earned in 2005. We paid Mr. Pimentel $90,000 in consulting fees in 2005 prior to the date that he became our employee.

(2) Mr. Collins joined our company in January 2003 as our Executive Vice President and became our Chief Executive Officer in February 2004. Mr. Collins resigned as Chief Executive Officer in September 2005 and became our Executive Vice President. Mr. Collins deferred $31,000 of his salary that he earned during 2004, and he deferred $50,000 of his salary that he earned during 2003. During 2005, we paid Mr. Collins the amounts deferred in 2003 and 2004. During 2005, Mr. Collins deferred $15,077 of his salary that he earned in 2005.

(3) Mr. Lundberg joined our company in 2004 as our Senior Vice President. Mr. Lundberg deferred $21,000 of his salary earned during 2004. During 2005, we paid Mr. Lundberg the amount that he deferred in 2004. During 2005, Mr. Lundberg deferred $13,596 of his salary that he earned in 2005.

(4) Mr. Rane joined our company in November 2004 as our Senior Vice President and Chief Financial Officer. Mr. Rane deferred $6,000 of his salary earned during 2004. During 2005, we paid Mr. Rane the amount he deferred in 2004. During 2005, Mr. Rane deferred $6,462 of his salary that he earned in 2005.

(5) Mr. Racoosin joined our company in February 2004 as President. He resigned from our company on December 31, 2005. Mr. Racoosin deferred $34,738 of his salary that he earned during 2004, and he deferred $39,000 of his salary that he earned during 2003. We paid Mr. Racoosin in 2005 the amounts that he deferred during 2003 and 2004. Mr. Racoosin deferred $15,144 of his salary that he earned in 2005.

(6) Represents the number of shares of common stock underlying warrants that were granted to the Named Executive Officer.

(7) Represents the number of shares of common stock underlying options that were granted to the Named Executive Officer but subsequently cancelled on December 23, 2005.

During the three years prior to the merger of our company with and into a subsidiary of Voice Powered Technology International, Inc., none of the officers and directors of Voice Powered Technology International, Inc. received any salary, bonuses or other compensation.

Stock Option Grants

The following table contains information concerning grants of stock options during the fiscal year ended December 31, 2005 by us to the Named Executive Officers. We have not granted any stock appreciation rights.

              Option Grants in Fiscal Year Ended December 31, 2005

                                                                             Potential Realizable Value
                                                                             at Assumed Annual Rates of
                                                                              Stock Price Appreciation
                                     Individual Grants                            for Option Term
                ----------------------------------------------------------   -------------------------
                                      % of Total
                                       Options
                    Number of         Granted to
                Shares Underlying      Employees     Exercise   Expiration
Name             Options Granted    In Fiscal Year     Price       Date           5%         10%
-------------   -----------------   --------------   --------   ----------     --------   ---------
David A. Rane       350,000(1)          20.83%         $4.45    11/10/2014     $858,694   2,115,004
David A. Rane       350,000(2)          20.83%         $2.70    11/10/2014      521,005   1,283,261
David A. Rane       150,000(3)           8.92%         $2.70    11/10/2014      223,288     549,969

----------
(1) Represents an option to purchase 350,000 shares of common stock granted on April 18, 2005 that would have become exercisable as to 12/48ths on April 18, 2006 and 1/48th per month thereafter. This option was cancelled on December 23, 2005 in conjunction with the issuance of another option, resulting in what was effectively a repricing. Our Compensation Committee determined to grant Mr. Rane a stock option with an exercise price of $2.70 per share in substitution for his previously granted stock option with an exercise price of $4.45 per share based upon its determination that the exercise price of $4.45 per share was substantially in excess of the fair market value of our common stock on the grant date, after taking into account the limited trading market for our common stock. Our Compensation Committee determined that an option with an exercise price of $2.70 per share bore a closer relationship to the fair market value of our common stock and would provide a more realistic incentive to Mr. Rane to maximize shareholder value.

(2) Represents an option to purchase 350,000 shares of common stock granted on December 23, 2005 that became exercisable as to 12/48ths on April 18, 2006 and vests 1/48th per month thereafter.

(3) Represents an option to purchase 150,000 shares of common stock granted on December 23, 2005 that became exercisable as to 12/48ths on January 10, 2005 and vests 1/48th per month thereafter.

Aggregate Options

The following table contains information concerning each exercise of stock options during the twelve-month period ended December 31, 2005 by each of the Named Executive Officers and the fiscal year-end value of unexercised options. We have not granted any stock appreciation rights.

     Aggregated Option/SAR Exercises in Fiscal Year Ended December 31, 2005
                          and FY-End Option/SAR Values

                                                    Number of Securities      Value of Unexercised
                                                   Underlying Unexercised   In-the-Money Options at
                      Shares                          Options at FY-End              FY-End
                     Acquired                           Exercisable/              Exercisable/
Name                on Exercise   Value Realized        Unexercisable          Unexercisable (3)
-----------------   -----------   --------------   ----------------------   -----------------------
John Pimentel            --             --                        --                       --
Thomas L. Collins        --             --             66,666/33,334(1)        $80,000/40,000(1)
Fred Lundberg            --             --             50,000/25,000(1)        $60,000/30,000(1)
David A. Rane            --             --           138,020/361,980(2)        $13,802/36,198(2)
Steven Racoosin          --             --             50,000/25,000(1)        $60,000/30,000(1)

----------
(1)   Represents warrants to purchase common stock.

(2)   Represents options to purchase common stock.

(3) Dollar amounts reflect the net values of outstanding stock options or warrants computed as the difference between $2.80 (the last reported sale price on December 31, 2005) and the exercise price of the options or warrants.

Employment Agreements

      John Pimentel is employed as our Chief Executive Officer on an at-will employment basis. He currently receives a monthly salary of $15,000.

      Thomas L. Collins is employed under an employment agreement that provides a minimum annual salary of $224,000. Mr. Collins' employment is at will. This agreement was entered into with Mr. Collins on April 28, 2005 and supersedes Mr. Collins' prior agreement with us. Mr. Collins was originally hired to act as Executive Vice President and, in February 2004, the Board of Directors elected Mr. Collins as the Chief Executive Officer. Mr. Collins resigned as Chief Executive Officer in September 2005. The agreement provides discretion for the Board of Directors to increase the annual salary based upon Mr. Collins' performance. The agreement also provides for salary continuance for one year after death and severance equal to one year of salary in the event that Mr. Collins is terminated without cause or resigns for good reason. The agreement provides for indemnification of Mr. Collins for decisions made in good faith while performing services for us. Mr. Collins also entered into our standard indemnification agreement for officers of our company, which provides, among other things, that we will indemnify Mr. Collins, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of our company, and otherwise to the full extent permitted under our bylaws and California law.

      In May 2006, Mr. Collins informed us of his intention to retire from our company and resign from our board of directors, effective in May 2007.


      James Ferris. On October 1, 2006, we entered into a three-month consulting agreement with James Ferris, a member of our board of directors. The agreement required Mr. Ferris to provide us with management consulting services and to assist with certain management initiatives designed to achieve full operation of our plant in Anaheim, California. The agreement provided for the payment to Mr. Ferris of a monthly fee of $12,633, plus an expense reimbursement of $150 day. On November 4, 2006, Mr. Ferris terminated his consulting agreement with us and entered into an at-will employment agreement with us, effective as of November 1, 2006, pursuant to which he was appointed to serve as our Chief Operating Officer and President for a salary of $14,000 per month. This agreement can be terminated by either party at any time without notice. Mr. Ferris will continue to be compensated for serving as a member of our Board of Directors as if he were a non-employee director.


      Fred Lundberg is employed under an employment agreement that provides a minimum annual salary of $202,000. Mr. Lundberg's employment is at will. This agreement was entered into with Mr. Lundberg on April 28, 2005 and supersedes Mr. Lundberg's prior agreement with our company. The agreement provides discretion for our Board of Directors to increase the annual salary based upon Mr. Lundberg's performance. The agreement also provides for salary continuance for one year after death and severance equal to one year of salary in the event that Mr. Lundberg is terminated without cause or resigns for good reason. The agreement provides for indemnification of Mr. Lundberg for decisions made in good faith while performing services for us. Mr. Lundberg also entered into our standard indemnification agreement for officers of our company, which provides, among other things, that we will indemnify Mr. Lundberg, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of our company, and otherwise to the full extent permitted under our bylaws and California law.

      David A. Rane is employed under an employment agreement that provides a minimum annual salary of $224,000. Mr. Rane's employment is at will. This agreement was entered into with Mr. Rane on April 28, 2005 and supersedes Mr. Rane's prior agreement with our company. The agreement provides discretion for our Board of Directors to increase the annual salary based upon Mr. Rane's performance. The agreement also provides for salary continuance for one year after death and severance equal to one year of salary in the event that Mr. Rane is terminated without cause or resigns for good reason. The agreement provides for indemnification of Mr. Rane for decisions made in good faith while performing services for us. Mr. Rane also entered into our standard indemnification agreement for officers of our company, which provides, among other things, that we will indemnify Mr. Rane, under the circumstances set forth therein, for defense expenses, damages, judgments, fines and settlements incurred by him in connection with actions or proceedings to which he may be a party as a result of his position as an officer, employee, agent or fiduciary of our company, and otherwise to the full extent permitted under our bylaws and California law.

      Steven Racoosin was employed as our President under an employment agreement dated as of April 28, 2005. On December 2, 2005, our company and Mr. Racoosin entered into a letter agreement that amended the employment agreement in full effective as of December 31, 2005. Pursuant to the letter agreement, Mr. Racoosin resigned as our President and became a consultant to us for a term of one year unless the term is renewed by us. The letter agreement with Mr. Racoosin also provides as follows:

o We agreed to make a lump sum payment to Mr. Racoosin of one month of salary plus all accrued and unused vacation pay under his employment agreement, less all applicable withholdings, and we agreed to make a second payment to Mr. Racoosin equal to all accrued deferred salary under his employment agreement, which equaled $15,144.

o Mr. Racoosin's shares of our common stock are subject to transfer restrictions contained in a registration rights agreement. Under the December 2 letter agreement, we permitted Mr. Racoosin to enter into a "Rule 10b5-1 trading plan" regarding certain of his shares of common stock. The number of shares that Mr. Racoosin is permitted to sell under the plan is limited to 15,000 shares per month and 200,000 shares in the aggregate. The letter agreement also permits Mr. Racoosin to consummate a one-time private re-sale to an accredited investor(s) in a single transaction or a series of related transactions to the same accredited investor(s) of up to 100,000 shares of our common stock, subject to the satisfaction of specified conditions.

o During the term of the consulting arrangement and for one year thereafter, Mr. Racoosin will be subject to non-competition and non-solicitation covenants and a confidentiality agreement. Our company and Mr. Racoosin also released each other from any claims, damages and other costs relating to the change in Mr. Racoosin's status from an officer/employee of our company to a consultant.

The 2004 Equity Incentive Plan

Our board of directors adopted our company's 2004 Equity Incentive Plan ("2004 Plan") on March 25, 2004. The 2004 Plan was approved for adoption by upon the consummation of the merger between our company and Old WWT, by the written consent of the stockholders of our company on March 25, 2004. Under the terms of the 2004 Plan, we are authorized to grant incentive awards for up to 2,000,000 shares of common stock. The following is a summary of the 2004 Plan.

                                Plan Description

The purpose of the 2004 Plan is to provide an incentive to attract and retain qualified and competent persons as employees, directors and consultants, upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership. The 2004 Plan provides for the grant of options intended to qualify as incentive stock options or ISOs under Section 422 of the Internal Revenue Code and options that are not intended to so qualify, which we refer to as Nonstatutory Stock Options. The 2004 Plan also provides for the grant of our restricted stock within the meaning of Rule 144 of the Securities Act.

                                Authorized Shares


The total number of shares of common stock reserved for issuance under the 2004 Plan is 2,000,000 (subject to adjustment in the event of a stock split, stock dividend, recapitalization or similar capital change). If any option granted pursuant to the 2004 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of options granted under the 2004 Plan. The shares acquired upon exercise of options granted under the 2004 Plan, will be authorized and unissued shares of common stock. As of October 27, 2006, options for 1,287,000 shares have been issued under the 2004 Plan at a weighted-average exercise price of $2.41.


                                 Administration

The 2004 Plan is administered by the Compensation Committee of our board of directors, which selects the eligible persons to whom options will be granted. The Compensation Committee also determines the number of shares of common stock subject to each option, the exercise price therefore and the periods during which options are exercisable. Further, the Compensation Committee interprets the provisions of the 2004 Plan and, subject to certain limitations, may amend the 2004 Plan. Each option granted under the 2004 Plan is be evidenced by a written agreement between the optionee and our company.

                                   Eligibility

Options may be granted under the 2004 Plan to all employees (including officers), directors and certain consultants and advisors. Incentive stock options may be granted only to persons who are employees. Upon receiving grants of options, each holder of the options is required to enter into an option agreement with our company that contains the terms and conditions deemed necessary by the administrator of the plan.

Compensation Committee Interlocks and Insider Participation


      Messrs. Cortez, Ferris and Patten served as members of our compensation committee during the last fiscal year. On October 1, 2006, Mr. Ferris entered into a consulting agreement with us. On November 4, 2006, this agreement was terminated and Mr. Ferris was appointed to serve as our Chief Operating Officer and President. None of the other members of our compensation committee at any time has been one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.


Director Compensation


Except as described below with respect to James Ferris, directors who are also our employees receive no additional compensation for serving on our Board of Directors. We compensate non-employee directors with a $500 per day payment for attending meetings or otherwise working on company business. In addition, we reimburse non-employee directors for all travel and other expenses incurred in connection with attending meetings of our Board of Directors.


Non-employee directors receive a base grant of options to acquire up to 50,000 share of our common stock, with additional grants made in the discretion of the compensation committee. We have granted the following stock options to our non-employee directors under our 2004 Stock Option Plan:

On November 1, 2005, our Board of Directors granted non-statutory stock options to acquire up to a total of 300,000 shares of our common stock with an exercise price of $2.25 to the non-employee members of our Board. The $2.25 exercise price was equal to the closing price of our common stock on the over-the-counter bulletin board market on November 1, 2005. Each of the grants is subject to vesting, has a term of ten years, and vests in 24 equal monthly installments.

On December 23, 2005, our Board of Directors granted non-statutory stock options to acquire up to a total of 340,000 shares of common stock with an exercise price of $2.70 to the non-employee members of our Board. The $2.70 exercise price was equal to the closing price of our common stock on the over-the-counter bulletin board market on December 23, 2005. Each of the grants is subject to vesting, has a term of ten years, and vests in 24 equal monthly installments.


On October 1, 2006, we entered into a three-month consulting agreement with James Ferris, a member of our board of directors. The agreement required Mr. Ferris to provide us with management consulting services and to assist with certain management initiatives designed to achieve full operation of our plant in Anaheim, California. The agreement provided for the payment to Mr. Ferris of a monthly fee of $12,633, plus an expense reimbursement of $150 day. On November 4, 2006, Mr. Ferris terminated his consulting agreement with us and entered into an at-will employment agreement with us, effective as of November 1, 2006, pursuant to which he was appointed to serve as our Chief Operating Officer and President for a salary of $14,000 per month. This agreement can be terminated by either party at any time without notice. Mr. Ferris will continue to be compensated for serving as a member of our Board of Directors as if he were a non-employee director.


Indemnification

Our articles of incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to California law. Our bylaws and articles of incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with California law. The rights accruing to any person under our bylaws and articles of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or articles of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT


The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 27, 2006 by (i) each person who is known by us to own beneficially more than five percent of our outstanding common stock; (ii) each of our directors; (iii) the executive officers listed above in the Summary Compensation Table; and (iv) all current executive officers and directors as a group. The number of shares and the percentage of shares beneficially owned by each such person or group, as set forth below, include shares of common stock that such person or group has the right to acquire on or within sixty days after October 27, 2006 pursuant to the exercise of options or warrants. As of October 27, 2006, 25,217,071 shares of our common stock were issued and outstanding.


Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and/or investing power with respect to securities. We believe that, except as otherwise noted and subject to applicable community property laws, each person named in the following table has sole investment and voting power with respect to the shares of common stock shown as beneficially owned by such person.


                                               Number of Shares      Percent of
Name and Address of Beneficial Owner (1)     Beneficially Owed (1)    Class (1)
------------------------------------------   ---------------------   ----------
John Pimentel(2)                                   1,362,500            5.40%
Thomas L. Collins(3)                               1,150,000            4.54%
David A. Rane (4)                                    650,000            2.53%
Fred Lundberg(5)                                     735,000            2.91%
James L. Ferris (6)                                  197,800               *
Ross M. Patten (7)                                   240,000               *
Sam Pina Cortez (8)                                  232,500               *
Steven Racoosin (9)                                3,298,473           13.05%
One World Zero Waste, LLC (9)                      3,298,473           13.05%
Darren Pedersen (10)                               1,337,500            5.30%
Laird Q. Cagan (11)                                2,446,275            9.46%
Trellus Partners, LP (12)                          6,726,200           21.57%
All directors and executive officers as a
  group (7 persons)                                4,567,800           17.19%


----------
* Indicates beneficial ownership of less than 1% of the total outstanding common stock.


(1) Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of October 27, 2006 are deemed to be outstanding and to be beneficially owned by the person or group holding such options or warrants for the purpose of computing the percentage ownership of such person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Unless otherwise indicated, the address for each of the individuals listed in the table is care of World Waste Technologies, Inc., 13500 Evening Creek Drive, Suite 440, San Diego, California, 92128.


(2) Includes 350,000 shares owned by Mr. Pimentel's spouse. Includes 12,500 shares issuable upon conversion of preferred stock and upon exercise of warrants.

(3) Includes 1,050,000 shares beneficially owned by a family trust and over which Mr. Collins has voting and dispositive power and 100,000 shares issuable upon exercise of a warrant.

(4)   Includes 500,000 shares issuable upon exercise of a stock option.

(5)   Includes 75,000 shares issuable upon exercise of a warrant.

(6) Includes 187,000 shares issuable upon exercise of a stock option which is immediately exercisable but subject to repurchase by us in the event that optionee's service to the company terminates. Our repurchase right lapses as follows: with respect to the option to purchase (i) 7,000 shares granted on December 21, 2004, our repurchase right has fully lapsed; (ii) 90,000 shares granted on November 1, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005; and (iii) 90,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after January 1, 2006. Our repurchase right also fully lapses in the event that we are subject to a change in control. Also includes 10,800 shares of common stock issuable upon the conversion of preferred stock and the exercise of warrants.


(7) Represents 240,000 shares issuable upon exercise of a stock option which is immediately exercisable but subject to repurchase by us in the event that optionee's service to the company terminates. Our repurchase right lapses as follows: with respect to the option to purchase (i) 100,000 shares granted on November 1, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005; (ii) 120,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after January 1, 2006; and (ii) 20,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005. Our repurchase right also fully lapses in the event that we are subject to a change in control.


(8) Includes 220,000 shares issuable upon exercise of stock options which are immediately exercisable but subject to repurchase by us in the event that optionee's service to us terminates. Our repurchase right lapses as follows: with respect to the option to purchase (i) 110,000 shares granted on November 1, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after July 1, 2005; and (ii) 110,000 shares granted on December 23, 2005, our repurchase right lapses with respect to 1/24ths of the shares upon the passing of each month of continuance service to us after January 1, 2006. Our repurchase right also fully lapses in the event that we are subject to a change in control. Also includes 12,500 shares of common stock issuable upon conversion of preferred stock and exercise of warrants.


(9) Address: 3849 Pala Mesa Drive, Fallbrook, CA 92028. Mr. Racoosin has voting and dispositive power over the shares that are owned of record by One World Zero Waste, LLC, and such shares are also included in the table opposite Mr. Racoosin's name. Includes 51,563 shares issuable upon exercise of a warrant. Does not include 23,437 shares issuable upon exercise of a warrant that are not currently exercisable or exercisable within 60 days of October 27, 2006.


(10)  Address: 903 Tourmaline Street, San Diego, California 92109.


(11) Includes (i) 1,585,000 shares owned of record by Laird Q. Cagan, (ii) 200,000 shares owned of record by the KQC Trust, of which Mr. Cagan is the sole trustee, (iii) 426,122 shares that Mr. Cagan currently has the right to acquire pursuant to warrants, (iv) 95,000 shares out of a total of 190,000 shares that Cagan McAfee Capital Partners, LLC, an entity in which Mr. Cagan holds a 50% interest and shares voting and dispositive power, currently has the right to acquire pursuant to warrants and (v) 126,400 shares of common stock issuable upon the conversion of preferred stock and the exercise of warrants held by Cagan Capital Private Equity Fund II, LLC, an entity that Mr. Cagan controls. Excludes the remaining 95,000 shares that Cagan McAfee Capital Partners, LLC has the right to acquire pursuant to warrants and as to which Mr. Cagan disclaims beneficial ownership. Mr. Cagan also disclaims beneficial ownership over the shares held by Cagan Capital Private Equity Fund. Address is c/o Cagan McAfee Capital Partners, LLC, 10600 N. De Anza Blvd., Suite 250, Cupertino, CA 95014.

(12) Includes 4,573,200 shares of common stock issuable upon conversion of shares of Series A Preferred Stock and 1,400,000 shares of common stock issuable upon exercise of warrants held by Trellus Offshore Fund Ltd., Trellus Partners II and Trellus Partners, L.P. Address: 350 Madison Ave, New York, NY 10017.

                              SELLING STOCKHOLDERS

The shares to be offered by the selling stockholders are "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. Please see "Plan of Distribution." The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of our common stock that will be held by the selling stockholders after any sales made pursuant to this prospectus because the selling stockholders are not required to sell any of the shares being registered under this prospectus.

The following table sets forth the beneficial ownership of the selling stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding the option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.


-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------



                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                     Common
                                         upon          upon       Common                      upon         Total         Stock
                                      conversion    conversion    Stock                    conversion     number         Owned
                                          of            of       issuable                      or           of           After
                                       Series A      Series B      upon                      exercise      shares      Completion
                                      Convertible   Convertible  exercise of                   of           of            Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common       Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Alyceum
  Holdings
  LLC (1)                     16,667            0            0            0       16,667            0       16,667            0
Jeanne Anding
  & David Anding
  Tr Ua Dtd
  May 29 86 Anding
  Family Trust (2)            25,000            0            0            0       25,000            0       25,000            0
James V Baker                 77,500            0            0            0       77,500            0       77,500            0
Cullen John Barry
  & John A Dehmen
  Ten Com                     16,667            0            0            0       16,667            0       16,667            0
Bret A
  Bartolotta                   5,000            0            0            0        5,000            0        5,000            0
First Regional
  Bank Cust FBO
  Vincent Bartolotta
  Vincent Bartolotta
  Jr Account 000828 (3)       25,000            0            0            0       25,000            0       25,000            0
Robert Bellano                11,005            0            0            0       11,005            0       11,005            0
Deann Bernhard                83,500            0            0            0       83,500            0       83,500            0
Salim Bhamla                  16,667            0            0            0       16,667            0       16,667            0
Bruce Neel Bowers
  & Lorene Ryan Bowers
  Revocable Declaration
  Of Trust Dtd
  Mar 22 1985 (4)*            25,000            0            0            0       25,000            0       25,000            0
Ryan N Bowers & The
  Ryan N. Bowers &
  Susan Bowers Family
  Trust Ua Dtd Dec 18
  2003 & Susan Bowers
  Family Trust (5)*           28,925            0            0            0       28,925            0       28,925            0
R.N. Bowers Insurance
  Svcs. Dbpp Defined
  Benefits Pension
  Plan (5) *                  25,000            0            0            0       25,000            0       25,000            0
BRS Energy
  Investments LLC (6)          6,600            0            0            0        6,600            0        6,600            0
Sharon Cadogan                20,000            0            0            0       20,000            0       20,000            0
Gilbert Campos                15,000            0            0            0       15,000            0       15,000            0
Scott M Casady                15,000            0            0            0       15,000            0       15,000            0
Joseph B Childrey            330,000            0      117,273       53,000      330,000      170,273      500,273            0
Civic Capital
  Fund I LLC (7)              33,000            0            0            0       33,000            0       33,000            0
Patrick Collins (36)          25,000            0            0            0       25,000            0       25,000            0
Charles K Corfman            110,000            0            0            0      110,000            0      110,000            0
Cornerstone Bio
  Pharma Holdings
  Ltd (8)                    400,000            0            0            0      400,000            0      400,000            0
Brent Cousino*                30,000            0            0            0       30,000            0       30,000            0
Albert K Davis                50,000            0            0            0       50,000            0       50,000            0
Dcg & T FBO Herman
  Y Ackerman Sep Ira           5,000            0            0            0        5,000            0        5,000            0
Dcg & T FBO Scott
  S Davis Ira (9)*            12,500            0            0            0       12,500            0       12,500            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Giovanni De La Cruz
  & Rosemary De La
  Cruz, JT Ten                30,000            0            0            0       30,000            0       30,000            0
Tim H Decker                  25,000            0            0            0       25,000            0       25,000            0
Donald Duane
  Diffenbaugh                 13,500            0            0            0       13,500            0       13,500            0
Thomas Dinoto Family
  Trust Ua
  Dtd Nov 11 93               25,000            0            0            0       25,000            0       25,000            0
Dolphin Offshore
  Partners GP (11)           250,000            0            0            0      250,000            0      250,000            0
Corey E Doucette &
  Berkley A
  Doucette Tr
  Ua Dtd Apr 08 2004
  The Doucette
  Trust (12)                  15,000            0            0            0       15,000            0       15,000            0
Edward J Doucette
  III & Karen J
  Doucette Tr Ua
  Dtd Jun 21 94
  The Edward J III &
  Karen J Doucette
  Joint & Survivor
  Tr (13)                     10,000            0            0            0       10,000            0       10,000            0
Glenn E Drown &
  Margaret T Drown
  Jt Ten                      40,000            0            0            0       40,000            0       40,000            0
Keith Du Bose                 90,000            0            0            0       90,000            0       90,000            0
Richard G Ely &
  Paulette Ely
  Family Trust
  Ua Dtd Mar 16 94 (14)       45,000            0       14,064        3,000       45,000       17,064       62,064            0
Enable Capital (15)           33,334            0            0            0       33,334            0       33,334            0
Philip Fiederlein             12,500            0       23,440        5,000       12,500       28,440       40,940            0
First Regional Bank
  Cust FBO William A
  Griffo Ira
  Account 051985 (16)         28,800            0            0            0       28,800            0       28,800            0
Steven R Fisher               50,000            0            0            0       50,000            0       50,000            0
Ken Frisbie                   15,000            0            0            0       15,000            0       15,000            0
Sergio Gaetan                  6,250            0            0            0        6,250            0        6,250            0
Philip Gair                  224,133            0            0            0      224,133            0      224,133            0
GCE Property
  Holdings Inc*               66,000            0       93,753       20,000       66,000      113,753      179,753            0
Philip Given &
  Barbara Given, JT            9,500            0            0            0        9,500            0        9,500            0
Joseph Gondolfo &
  Linda M
  Gondolfo, JT                25,000            0            0            0       25,000            0       25,000            0
Lawrence C Gray &
  Lenora L Gray
  Family Trust (17)           12,500            0            0            0       12,500            0       12,500            0
Thomas L Gray &
  Debra Gray, JT              12,500            0            0            0       12,500            0       12,500            0
Abe J Grayson &
  Janice M
  Grayson, JT                 20,000            0            0            0       20,000            0       20,000            0
David S Grayson &
  Rachelle Zendejas
  Fam Liv Tr Ua Dtd
  May 25 99 (18)              30,000            0            0            0       30,000            0       30,000            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
William A Griffo               2,500            0            0            0        2,500            0        2,500            0
Claudio Gutierrez             47,000            0            0            0       47,000            0       47,000            0
David C Harlan                25,000            0            0            0       25,000            0       25,000            0
Mike Harlan                   32,500            0            0            0       32,500            0       32,500            0
Joe Heger                    125,000            0            0            0      125,000            0      125,000            0
Hillcrest Investors
  Ltd (19)                    17,000            0            0            0       17,000            0       17,000            0
David Iafrate                 25,000            0            0            0       25,000            0       25,000            0
Jenson Orthodontic
  Center Profit
  Sharing Plan (20)            5,000            0            0            0        5,000            0        5,000            0
John Johnson                  16,667            0            0            0       16,667            0       16,667            0
Kranenburg Fund
  LP (21)                    141,667            0       74,216       25,000      141,667       99,216      240,883            0
Kranenberg 1998
  Trust (21)                       0            0            0       50,000            0       50,000       50,000            0
Michael Labbe                 17,500            0            0            0       17,500            0       17,500            0
Lacorte Family
  Revocable Trust
  Ua Dtd
  Jan 31 05 (22)              50,000            0            0            0       50,000            0       50,000            0
Ladera Church                  5,000            0            0            0        5,000            0        5,000            0
Thomas P Lechner              12,500            0            0            0       12,500            0       12,500            0
Libs Chiropractic
  Defined Benefit
  Pension Plan (23)           50,000            0            0            0       50,000            0       50,000            0
Libs Rev Trust Ua
  Dtd Feb 18 93 (23)          35,000            0            0            0       35,000            0       35,000            0
Linden Growth
  Partners Master
  Fund, LP (24)*           1,150,000            0      938,651      200,000    1,150,000    1,138,651    2,288,651            0
David Metje                   12,500            0            0            0       12,500            0       12,500            0
Brenda Mongillo               25,000            0            0            0       25,000            0       25,000            0
Anthony S Moses &
  Mary Moses, JT              25,000            0            0            0       25,000            0       25,000            0
Paul L Nolta &
  Jolene C Nolta              12,500            0            0            0       12,500            0       12,500            0
Mark Pelkey                   20,500            0            0            0       20,500            0       20,500            0
Brian J Peschel               66,667            0            0            0       66,667            0       66,667            0
Patrick Pettijohn &
  Susan Pettijohn,
  JT TEN                      15,000            0            0            0       15,000            0       15,000            0
Joseph Pimentel (25)          20,000            0            0            0       20,000            0       20,000            0
Mark Pomeroy & Marie
  Pomeroy Rev Liv Tr
  Ua Dtd
  Oct 10 90 (26)             100,000            0            0            0      100,000            0      100,000            0
Todd Richards                 30,000            0            0            0       30,000            0       30,000            0
Bradley Rotter                39,600            0      142,973       30,500       39,600      173,473      213,073            0
Kelly M Sablan                25,000            0            0            0       25,000            0       25,000            0
Marc Seward &
  Stephanie Seward
  Tr Ua Dtd
  March 8 1996
  The Marc & Stephanie
  Seward Living
  Trust (27)*                 12,500            0            0            0       12,500            0       12,500            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Nelson R Sharp               100,000            0            0            0      100,000            0      100,000            0
Sigma Alpha Epsilon
  Foundation                  15,000            0            0            0       15,000            0       15,000            0
Vincent Simon                  5,000            0            0            0        5,000            0        5,000            0
2005 Speare Tools
  Profit Sharing
  Plan (28)                    5,300            0            0            0        5,300            0        5,300            0
2004 Speare Tools
  Profit Sharing
  Plan (28)                    7,200            0            0            0        7,200            0        7,200            0
Speare Tools Inc
  Profit Sharing
  Plan (28)                   25,000            0            0            0       25,000            0       25,000            0
Tamarind Global
  Assets Ltd (29)             95,000            0            0            0       95,000            0       95,000            0
John R Tessitore              26,667            0            0            0       26,667            0       26,667            0
Karen M Troyer                 5,000            0            0            0        5,000            0        5,000            0
Trust Administrator
  Service Corp Cust
William A Griffo
  Ira
  Account 051989 (30)          7,200            0            0            0        7,200            0        7,200            0
Barry Uphoff                  16,667            0            0            0       16,667            0       16,667            0
Jerome T Usalis               62,500            0            0            0       62,500            0       62,500            0
Tom Van Horne (31)             4,000            0       19,032        9,340        4,000       28,372       32,372            0
Christopher Visconti           6,250            0            0            0        6,250            0        6,250            0
Saundra S Visconti            12,500            0            0            0       12,500            0       12,500            0
Guy Weber                     10,000            0            0            0       10,000            0       10,000            0
Lee F West                     6,250            0            0            0        6,250            0        6,250            0
John D Williamson*            16,667            0            0            0       16,667            0       16,667            0
David Wilson & Jaan
  Wilson, JT TEN              12,500            0            0            0       12,500            0       12,500            0
WIP II Investments
  LLC (32)*                  425,000            0            0            0      425,000            0      425,000            0
Ellen K Wolfe Living
  Trust Ua
  Dtd Feb 12 03               34,167            0            0            0       34,167            0       34,167            0
Ellen K Wolfe                 23,000            0            0            0       23,000            0       23,000            0
Thomas Marsella               15,000            0            0            0       15,000            0       15,000            0
Darin Marsella                 3,500            0            0            0        3,500            0        3,500            0
Michael Brown
  Trust (34)                  91,104            0      234,522       83,000       91,104      317,522      408,626            0
Jerome Belson                      0            0      469,325      100,000            0      569,325      569,325            0
Anthony Trobiano
  Trust (35)                       0            0       87,999       18,750            0      106,749      106,749            0
Michael S. Klein                   0            0       11,733        2,500            0       14,233       14,233            0
Martin S. &
  Beata Beck                       0            0       39,893        8,500            0       48,393       48,393            0
Michael A. Stahl                   0            0       23,466        5,000            0       28,466       28,466            0
Barry Berger                       0            0      131,411       28,000            0      159,411      159,411            0
C. Ames &
  Donna B. Byrd                    0            0       23,466        5,000            0       28,466       28,466            0
Robert Karsten                     0            0       70,399       15,000            0       85,399       85,399            0
Robert Karsten
  IRA Rollover                     0            0      117,331       25,000            0      142,331      142,331            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Kevin J. Martin*                   0            0       46,933       10,000            0       56,933       56,933            0
The Gerald Brauser
  Irrevocable
  Trust (37)                       0            0      586,656      125,000            0      711,656      711,656            0
G. Michael Dart                    0            0      234,663       50,000            0      284,663      284,663            0
The Lindsay E. Dart
  Separate Property
  Trst (38)                        0            0      117,331       25,000            0      142,331      142,331            0
Daniel J. Walsh*                   0            0       46,933       10,000            0       56,933       56,933            0
Steven T. Kelley                   0            0       23,466        5,000            0       28,466       28,466            0
Susan Brauser                      0            0       70,399       15,000            0       85,399       85,399            0
Paul Becker                        0            0       46,933       10,000            0       56,933       56,933            0
Gilder Funding Corp.               0            0       70,399       15,000            0       85,399       85,399            0
Israel Cohen & Susan
  C. Cohen Rev
  Trst (39)                        0            0       18,773        4,000            0       22,773       22,773            0
Frank Lagano                       0            0      111,465       23,750            0      135,215      135,215            0
Frank Lagano, Jr                   0            0       11,733        2,500            0       14,233       14,233            0
Jonathan Kohn                      0            0       93,839       20,000            0      113,839      113,839            0
Marvin Sheeber                     0            0       37,546        8,000            0       45,546       45,546            0
Robert & Susan Moran               0            0       29,333        6,250            0       35,583       35,583            0
Mayer Ballas MD PC
  Profit Share
  Plan (40)                        0            0       11,733        2,500            0       14,233       14,233            0
John Jeffrey &
  Patricia Bachman                 0            0       11,733        2,500            0       14,233       14,233            0
  The General's
  Group LLC (41)                   0            0       14,080        3,000            0       17,080       17,080            0
Maurice Abadi                      0            0       29,333        6,250            0       35,583       35,583            0
Richard Metzger                    0            0       11,733        2,500            0       14,233       14,233            0
Ronald DePinho                     0            0       11,733        2,500            0       14,233       14,233            0
Cary Fields                        0            0       58,666       12,500            0       71,166       71,166            0
The Lawrence
  Gorelick DDS
  PC PS (42)                       0            0       11,733        2,500            0       14,233       14,233            0
Robert & Patricia
  Harran                           0            0       11,733        2,500            0       14,233       14,233            0
Helen Desantis                     0            0       11,733        2,500            0       14,233       14,233            0
Marvin J. Slepian                  0            0       23,466        5,000            0       28,466       28,466            0
Douglas Pennock                    0            0       23,466        5,000            0       28,466       28,466            0
Dino Liso                          0            0       11,733        2,500            0       14,233       14,233            0
Tooker Family
  Trust (43)                       0            0       46,933       10,000            0       56,933       56,933            0
Jane M. Teller                     0            0       23,466        5,000            0       28,466       28,466            0
Narvin Lichfield                   0            0       35,199        7,500            0       42,699       42,699            0
Ronald & Alberta
  Weinisch                         0            0       23,466        5,000            0       28,466       28,466            0
Kenneth Childrey                   0            0       23,466        5,000            0       28,466       28,466            0
Israel Berkowitz                   0            0       23,466        5,000            0       28,466       28,466            0
E. Gerald Kay                      0            0       22,293        4,750            0       27,043       27,043            0
Seminary
  Investments I (44)               0            0       46,881       10,000            0       56,881       56,881            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Elizabeth Rose                     0            0       25,784        5,500            0       31,284       31,284            0
Al Assad Jr. Trust
  UTD 4/9/02 (45)                  0            0       23,440        5,000            0       28,440       28,440            0
Frederick WB Vogel                 0            0      117,202       25,000            0      142,202      142,202            0
V7, LLC (46)                       0            0       23,440        5,000            0       28,440       28,440            0
Karen & Michael
  Vanechanos                       0            0       35,161        7,500            0       42,661       42,661            0
Seminary Investments
  II (47)                          0            0       46,881       10,000            0       56,881       56,881            0
Diamondback Master
  Fund Ltd. (48)                   0            0      468,808      100,000            0      568,808      568,808            0
Wilshire Camp
  Assoc. (49)                      0            0      140,642       30,000            0      170,642      170,642            0
Frederick R
  Stahl, Jr                        0            0       11,720        2,500            0       14,220       14,220            0
SAISC, Inc. (50)                   0            0       14,064        3,000            0       17,064       17,064            0
Gerdz Investments
  LP, RLLLP (51)                   0            0       11,720        2,500            0       14,220       14,220            0
Gibson Living
  Trust (52)                       0            0       11,720        2,500            0       14,220       14,220            0
Antoine de  Sejournet              0            0       11,720        2,500            0       14,220       14,220            0
Keystone Private
  Equity Investment -
Rainer Busch (53)                  0            0      234,404       50,000            0      284,404      284,404            0
Pascal Investment
  Partners Equity
  Fund (54)                        0            0      117,202       25,000            0      142,202      142,202            0
Peterson Family Trust
  dtd 8/16/2000* (55)              0            0       46,881       10,000            0       56,881       56,881            0
Elizabeth Reed                     0            0       47,253       16,680            0       63,933       63,933            0
Bradley Rotter Self
  Employed Pension
  Plan & Trust (56)                0            0      117,202       25,000            0      142,202      142,202            0
Kyle Harrington*                   0            0       11,720        2,500            0       14,220       14,220            0
Frontage Road
  Freres (57)                      0            0       70,696       21,680            0       92,376       92,376            0
RBC Dain Rausher
  Custodian FBO
  Trevor Colby IRA                 0            0       23,440        5,000            0       28,440       28,440            0
Trevor Colby                       0            0       23,440        5,000            0       28,440       28,440            0
John T. Borgese                    0            0       11,720        2,500            0       14,220       14,220            0
Scott Marsh                        0            0       11,720        2,500            0       14,220       14,220            0
Martin Beck                        0            0       18,752        4,000            0       22,752       22,752            0
Moldow Family
  Trust (58)                       0            0       46,881       10,000            0       56,881       56,881            0
White Sand Investor
  Group LP (59)                    0            0       35,161        7,500            0       42,661       42,661            0
Carl & Linda Brockl,
  Brockl Family
  Trust (60)                       0            0       70,321       15,000            0       85,321       85,321            0
Jonathan Bruce
  Kruljac*                         0            0       11,720        2,500            0       14,220       14,220            0
Gregory G. Sauber                  0            0       11,720        2,500            0       14,220       14,220            0
Andrew S. Miller                   0            0       11,720        2,500            0       14,220       14,220            0
Evergreen Highland
  LLC (61)                         0            0       70,321       15,000            0       85,321       85,321            0
Joseph J. Siegel                   0            0       11,720        2,500            0       14,220       14,220            0
Leon Brauser                       0            0      117,202       25,000            0      142,202      142,202            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
L. Joseph
  Loveland, Jr                     0            0       23,440        5,000            0       28,440       28,440            0
William L. Fisher                  0            0       11,720        2,500            0       14,220       14,220            0
Joel D. Aaseby
  Living Trust (62)                0            0       11,720        2,500            0       14,220       14,220            0
Newport Private
  Investments
  Limited (63)                     0            0       18,752        4,000            0       22,752       22,752            0
Guy & Madeline
  Ossello, JTWROs                  0            0       11,720        2,500            0       14,220       14,220            0
Sam Cortez (64)                    0            0       11,720      222,500            0       14,220       14,220      220,000
Ervin Living Trust,
  Robert D. (65)                   0            0       11,720        2,500            0       14,220       14,220            0
Gerald Kay                         0            0       24,612        5,250            0       29,862       29,862            0
James J. Keane*                    0            0       46,881       10,000            0       56,881       56,881            0
Lloyd Quartin                      0            0       11,720        2,500            0       14,220       14,220            0
Dan Purjes                         0            0       46,881       10,000            0       56,881       56,881            0
HSBC, Jane Teller                  0            0       11,720        2,500            0       14,220       14,220            0
Walter D
  O'Hearn, Jr.*                    0            0       23,440        5,000            0       28,440       28,440            0
RST Network,
  LLC* (66)                        0            0       23,440        5,000            0       28,440       28,440            0
Vision Opportunity
  Master Fund
  DB Cayman Ltd (67)               0            0      140,642       30,000            0      170,642      170,642            0
Vision Opportunity
  Master Fund,
  Ltd. (68)                        0            0       70,321       15,000            0       85,321       85,321            0
Harris Cohen                       0            0       11,720        2,500            0       14,220       14,220            0
Millennium Technology
  Value Partners,
  LP (69)                          0            0      232,900       49,680            0      282,580      282,580            0
Millennium
  Technology
  Value Partners
  (RCM) LP (70)                    0            0      235,908       50,320            0      286,228      286,228            0
TWM Associates,
  LLC (71)                         0            0       23,440        5,000            0       28,440       28,440            0
Alan G. Williams                   0            0       18,752        4,000            0       22,752       22,752            0
Ronald A. Scheeler                 0            0       11,720        2,500            0       14,220       14,220            0
TFFS, Inc. (72)                    0            0       23,440        5,000            0       28,440       28,440            0
Francisco Uy                       0            0       11,720        2,500            0       14,220       14,220            0
Donald L. Wells*                   0            0       11,720        2,500            0       14,220       14,220            0
CD Capital (73)                    0            0      468,808      100,000            0      568,808      568,808            0
Diamond Oppty
  Fund LLC (74)                    0            0      234,404       50,000            0      284,404      284,404            0
Nite Capital (75)                  0            0      234,404       50,000            0      284,404      284,404            0
Iroquois Master
  Fund (76)                        0            0      117,202       25,000            0      142,202      142,202            0
Capital
  Ventures* (77)                   0            0      468,808      100,000            0      568,808      568,808            0
Nancy Farina                       0            0       11,720        2,500            0       14,220       14,220            0
William and
  Micki Lippe                      0            0       23,438       24,800            0       48,238       48,238            0
Camilla Bellick               19,800            0       23,438        5,000       19,800       28,438       48,238            0
Lorraine DiPaolo*             19,800            0       70,315       19,000       19,800       89,315      109,115            0
Cagan Capital Priv
  Equity Fund II,
  LLC* (78)                1,880,000            0       93,753      472,522            0      140,153      140,153    2,306,122

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
The Carl B. Mellman
  & Grace M. Mellman
  Family Trust,
  U/D/T/ 2/5/92 (79)               0            0       47,626       23,360            0       70,986       70,986            0
Camofi Master
  Fund (80)                        0            0      468,764      232,000            0      700,764      700,764            0
James L. Ferris (81)               0            0        7,031      191,800            0       11,831       11,831      187,000
Francis L. McKone                  0            0       11,719        5,800            0       17,519       17,519            0
Islandia, LP (82)                  0            0      468,764      232,000            0      700,764      700,764            0
Old Westbury Real
  Return Fund -
  Bessemer
  Investment
  Management (83)                  0            0    2,109,636      450,000            0    2,559,636    2,559,636            0
Steve Taylor                       0            0      234,404       50,000            0      284,404      284,404            0
John Pimentel (84)         1,350,000            0       11,720        2,500            0       14,220       14,220    1,350,000
Barry Garfinkel               13,200            0            0            0       13,200            0       13,200            0
Benchmark Partners
  LP (85)                          0            0            0       66,000            0       66,000       66,000            0
Florence &
  David Schwartz                   0            0            0       13,200            0       13,200       13,200            0
Dr. Roy &
  Anne Nelson                      0            0            0        9,900            0        9,900        9,900            0
Ellen Young &
  Arthur Fein                  3,300            0            0            0        3,300            0        3,300            0
Joseph Martello                    0            0            0        3,300            0        3,300        3,300            0
Michael J
  Salmanson &
  Tobi E. Zemsky                   0            0            0        6,600            0        6,600        6,600            0
Miriam W. Salmanson                0            0            0        6,600            0        6,600        6,600            0
Richard Sheila
  Korchien                         0            0            0        6,600            0        6,600        6,600            0
Midsummer
  Capital (86)                     0            0            0      132,000            0      132,000      132,000            0
Jon Salmanson*                     0            0            0        6,000            0        6,000        6,000            0
Boaz Rahav*                        0            0            0       16,000            0       16,000       16,000            0
Leslie McCall                      0            0            0        5,000            0        5,000        5,000            0
David Tsiang*                      0            0            0       14,000            0       14,000       14,000            0
Andrew Russell                     0            0            0        6,300            0        6,300        6,300            0
O.Lee Tawes, III*                  0            0            0       10,000            0       10,000       10,000            0
Yaudoon Chiang*                    0            0            0       10,000            0       10,000       10,000            0
Richard Zorn*                      0            0            0        4,000            0        4,000        4,000            0
Northeast
  Securities (88)                  0            0            0       20,000            0       20,000       20,000            0
First Montauk
  Securities
  Corp. (89)                       0            0            0      274,589            0      274,589      274,589            0
Victor Kurylak*                    0            0            0       35,538            0       35,538       35,538            0
Ernest Pellegrino*                 0            0            0       38,273            0       38,273       38,273            0
WMS Enterprises,
  LLC* (90)                        0            0            0       16,800            0       16,800       16,800            0
Mitchell Levine*                   0            0            0        6,650            0        6,650        6,650            0
Green Drake Capital
  Corp. (91)                       0            0            0      136,000            0      136,000      136,000            0
Adam Epstein*                      0            0            0        6,700            0        6,700        6,700            0
Ramin Azar                    10,000            0            0            0       10,000            0       10,000            0
Lynn Rach*                         0            0            0       11,050            0       11,050       11,050            0

-------------------------------------------------------------------------------------------------------------------------------
                                      Securities Owned by                                  Securities Being
                                      Selling Stockholders                                    Offered By
                                       Prior to Offering                                Selling Stockholders
---------------------------------------------------------------------------   -------------------------------------------------
                                       Common        Common                                  Common
                                        Stock         Stock                                  Stock
                                       issuable      issuable                               issuable                    Common
                                         upon          upon       Common                      upon         Total        Stock
                                      conversion    conversion    Stock                    conversion     number        Owned
                                          of            of       issuable                      or           of          After
                                       Series A      Series B      upon                      exercise      shares     Completion
                                      Convertible   Convertible  exercise of                   of           of           Of
                           Common      Preferred    Preferred     Warrants      Common      derivative    Common      Offering
                            Stock        Stock        Stock      and Options    Stock       securities     Stock     (direct and
Name of                    (direct     (indirect    (indirect    (indirect     (direct      (indirect      being       indirect
Selling Stockholder       ownership)   ownership)   ownership)   ownership)   ownership)    ownership)    offered     ownership)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                             (a)          (b)          (c)          (d)          (e)          (f)          (g)           (h)
------------------------- ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Capital Growth
  Resources,
  LLC* (92)                        0            0            0        4,562            0        4,562        4,562            0
Thomas Thompson*                   0            0            0        2,513            0        2,513        2,513            0
Thomas Weisel
  Partners** (93)                  0            0            0      104,000            0      104,000      104,000            0
Trellus Offshore
  Fund Ltd. (94)                   0    4,279,244                   980,000                 5,259,244    5,259,244            0
Trellus Partners
  II (94)                          0      122,268                    28,000                   150,268      150,268            0
Trellus Partners,
  LP (94)                    753,000    1,711,688                   392,000      753,000    2,103,688    2,856,688            0
PNC Investment
  Corp. (95)                       0       64,184                    14,700                    78,884       78,884            0
HW OneWorld,
  LLC* (96)                        0       51,354                    11,760                    63,114       63,114            0
Paragon Capital (97)         140,778            0            0       35,000      140,778       35,000      175,778            0
Sycamore Capital (98)          2,118            0            0            0        2,118            0        2,118            0
Robert Bellaro                 1,800            0            0            0        1,800            0        1,800            0
Thomas Caleel                      0            0            0      110,000            0      110,000      110,000            0
Fairmont
  Analytic (99)                    0            0            0       57,500            0       57,500       57,500            0
Prima Consulting
  Group (100)                      0            0            0        5,000            0        5,000        5,000            0
Peter B. Canali                    0            0            0       10,000            0       10,000       10,000            0
Brendon O'Neil *                   0            0            0        6,650            0        6,650        6,650            0
Falk Family Trust (101)            0            0      161,165            0            0      161,165      161,165            0
Earl Berendsen
  Nonexempt Trust (102)            0            0      116,354            0            0      116,354      116,354            0
                          ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
                           9,882,917    6,228,738   13,196,134    6,684,267    6,652,917   25,276,017   31,928,934    4,063,122
                          ==========   ==========   ==========   ==========   ==========   ==========   ==========   ==========



* The selling stockholder is an affiliate of a broker dealer. The securities being offered for resale under this prospectus were acquired in the ordinary course of business, and at the time of purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any securities of our company.

(1) Stephen J. George has sole voting and investment control over these shares.

(2) David Charles and Jeanne Cassol Anding, trustees, share voting and investment control over these shares

(3) Vincent J. Bartotta has sole voting and investment control over these shares.

(4) Bruce Neel Bowers and Lorene Ryan Bowers, trustees, share voting and investment control over these shares.

(5) Bruce Neel Bowers and Lorene Ryan Bowers, trustees, share voting and investment control over these shares.

(6) Boaz Rahav, Yuval Schwartz and Gil Boosidan share voting and investment control over these shares.

(7)   John DeSantis has sole voting and investment control over these shares.

(8)   Craig Collard has sole voting and investment control over these shares.

(9)   Scott S. Davis has sole voting and investment control over these shares.

(10) Thomas Dinoto, as trustee, has sole voting and investment control over these shares.

(11)  Peter E. Salas has sole voting and investment control over these shares.

(12) Corey E. Doucette & Berkley A. Doucette, trustees, share voting and investment control over these shares.

(13) Edward J. Doucette, III & Karen J. Doucette, trustees, share voting and investment control over these shares.

(14) Richard G. Ely & Paulette Ely, trustees, share voting and investment control over these shares.

(15)  Mitch Levine has sole voting and investment control over these shares.

(16)  William Griffo has sole voting and investment control over these shares.

(17) Lawrence Gray & Lenora Gray, trustees, share voting and investment control over these shares.

(18) David S. Grayson & Rachelle Zendejas, trustee, share voting and investment control over these shares.

(19) Jon Goody Koontz, General Partner has sole voting and investment control over these shares.

(20)  Verl A. Jensen has sole voting and investment control over these shares.

(21) Philip Kranenburg, Peter & Julianna Falk & Red Bauthier share voting and investment control over these shares

(22) Frederick N. & Sherry D. la Lacorte share voting and investment control over these shares.

(23) Drs. David & Lori Libs share voting and investment control over these shares.

(24)  Paul Coviello has sole voting and investment control over these shares

(25) Joseph Manuel Pimentel is the brother of our CEO, and has sole voting and investment control over these shares.

(26) Robert Mark Pomeroy & Marie Lefort Pomeroy share voting and investment control over these shares.

(27) Marc & Stephanie Seward share voting and investment control over these shares.

(28)  William Speare has sole voting and investment control over these shares.

(29)  Arif Bhalwani has sole voting and investment control over these shares.

(30) William Griffo & DeAnn Bernhard share voting and investment control over these shares.

(31)  Tom Van Horne is the brother-in-law of our CEO.

(32) Richard D. Chapman has sole voting and investment control over these shares.

(33)  Ellen K. Wolfe has sole voting and investment control over these shares

(34)  Michael Brown has sole voting and investment control over these shares.

(35)  Anthony Trobiano has sole voting and investment control over these shares.

(36) Thomas L. Collins and Deanne P. Collins, trustees, share voting and investment control over these shares.

(37) Bernice Brauser, trustee, has sole voting and investment control over these shares.

(38)  Lindsay E. Dart has sole voting and investment control over these shares.

(39) Isreal & Susan Cohen share voting and investment control over these shares.

(40)  Mayer Ballas has sole voting and investment control over these shares.

(41)  Anthony Trobiano has sole voting and investment control over these shares.

(42) Lawrence Gorelick has sole voting and investment control over these shares.

(43)  Diane Tooker has sole voting and investment control over these shares.

(44)  Charles Moldow has sole voting and investment control over these shares.

(45) Al Assad Jr, trustee, has sole voting and investment control over these shares.

(46)  Mary Vogel has sole voting and investment control over these shares.

(47)  Charles Moldow has sole voting and investment control over these shares.

(48) Diamondback Capital Management LLC has sole voting and investment control over these shares.

(49)  Carl D. Covitz has sole voting and investment control over these shares.

(50)  Rick Tornquist has sole voting and investment control over these shares.

(51)  Robert J. Zappa has sole voting and investment control over these shares.
      (52) James H. Gibson & Seira F. Gibson share voting and investment control over these shares.

(53) Fortis Prime Fund Solutions (Asia) Limited as Attorney for Fortis Bank (Nederland) N.V. - Custodian has sole voting and investment control over these shares.

(54) Michael L. Peterson has sole voting and investment control over these shares.

(55) Michael L. Peterson & Shelley P. Peterson, trustees, share voting and investment control over these shares.

(56)  Bradley Rotter has sole voting and investment control over these shares.

(57)  W. Reed Foster has sole voting and investment control over these shares.

(58)  Charles Moldow has sole voting and investment control over these shares.

(59) White Sand Investment Group, Owen Donnelley, Elliott Donnelley, Marshall Donnelley share voting and investment control over these shares.

(60) Carl & Linda Brockl, Brockl Family Trust share voting and investment control over these shares.

(61) Robert A. Ekbeck and Charles J. Burger share voting and investment control over these shares.

(62)  Joel d. Aaseby has sole voting and investment control over these shares

(63) Newport Private Investment Limited has sole voting and investment control over these shares.

(64)  Sam Cortez is a member of our Board of Directors.

(65) Robert D. Ervin & Rita Y. Ervin share voting and investment control over these shares.

(66) Barry E. Silbert & Bradford E. Monks share voting and investment control over these shares.

(67)  Adam Benowitz has sole voting and investment control over these shares

(68)  Adam Benowitz has sole voting and investment control over these shares


(69) Samuel Schwerin & Daniel Burstein share voting and investment control over these shares.

(70) Samuel Schwerin & Daniel Burstein share voting and investment control over these shares.


(71)  Scott Strong has sole voting and investment control over these shares.

(72)  Anthony Newton has sole voting and investment control over these shares.

(73) CD Capital Management LLC ("CD Capital"), as investment manager for CD Investment Partners, Ltd. ("CDIP"), ZP-II LP ("ZP II"), as the manager and sole member of CD Capital, C3 Management Inc. ("C3"), as the general partner of ZP II, and John D. Ziegelman, as the Chairman of the Board, President and Treasurer and the beneficial owner of 100% of the outstanding shares of common stock of C3, each may be deemed to have beneficial ownership of the shares owned by CDIP which are being registered hereunder.

(74) David Hokin, Robert Rubin and Richard Marks share voting and investment control over these shares.

(75)  Keith Goodman has sole voting and investment control over these shares.

(76) Joshua Silverman has sole voting and investment control over these shares but disclaims beneficial ownership over such shares.

(77) Heights Capital Management, Inc., the authorized agent of Capital Ventures International ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owners of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares.

(78) Laird Cagan has sole voting and investment control over these shares. Mr. Cagan is a registered representative of Chadbourn Securities, Inc., a firm that has served as our placement agent in some of our securities offerings. Please see "Certain Relationships and Related Party Transactions."

(79) Carl B. Mellman and Grace M. Mellman share voting and investment control over these shares.

(80) Richard Smithline has sole voting and investment control over these shares.


(81) James L. Ferris is a member of our Board of Directors. On November 4, 2006. Mr. Ferris was appointed to serve as our Chief Operating Officer and President.


(82) Richard O. Berner, Edgar R. Berner, Thomas R. Berner, all officers of John Lang, Inc, General Partners of Islandia, L.P. share voting and investment control over these shares.

(83) Andrew Parker and Preston Stahl share voting and investment control over these shares.

(84)  John Pimentel is our CEO.

(85)  Lorraine DiPaolo has sole voting and investment control over these shares.

(86) Michel A. Amsalem & Scott D. Kaufman share voting and investment control over these shares.

(87)  Omitted.

(88) Robert A. Bonelli has sole voting and investment control over these shares.

(89) First Montauk Securities Corp. served as a placement agent in connection with the private placement offerings completed by us in May 2006 in which we raised a total of $25.0 million in gross proceeds. First Montauk Securities Corp. is an NASD member brokerage firm. First Montauk Securities Corp. received warrants to acquire up to 348,400 shares of our common stock as partial compensation for its services as placement agent. The warrants have an exercise price of $2.75 per share and expire on May 30, 2011. First Montauk Securities Corp. is a registered broker-dealer and Victor Kurylak, its Chief Executive Officer, has the control and power to vote and/or sell the securities held by First Montauk Securities Corp.

(90) Steve Osselle, Chris Walstad and Reed Madison share voting and investment control over these shares. WMS Enterprises, LLC is a registered representative of Green Drake Capital Corp. See footnote 91.

(91) Green Drake Capital Corp. served as a placement agent in connection with the private placement offerings completed by us in May 2006 in which we raised a total of $25.0 million in gross proceeds. Green Drake Capital Corp. is an NASD member brokerage firm. Green Drake Capital Corp. received warrants to acquire up to 152,800 shares of our common stock as partial compensation for its services as placement agent (which includes warrants to acquire up to 16,800 shares of our common stock that were allocated to WMS Enterprises, LLC, a registered representative of Green Drake Capital Corp.). The warrants have an exercise price of $2.75 per share and expire on May 30, 2011. Green Drake Capital Corp. is a registered broker-dealer. Barry E. Silbert and Bradford E. Monks share voting and investment control over these shares.

(92)  Walter Miller has sole voting and investment control over these shares.

(93) Thomas Weisel Partners LLC served as a placement agent in connection with the private placement offerings completed by us in May 2006 in which we raised a total of $25.0 million in gross proceeds. Thomas Weisel Partners LLC is an NASD member brokerage firm. Thomas Weisel Partners LLC received warrants to acquire up to 104,000 shares of our common stock as partial compensation for its services as placement agent. The warrants have an exercise price of $2.75 per share and expire on May 30, 2011. Thomas Weisel Partners LLC is a registered broker-dealer. Thomas Weisel, the Chief Executive Officer of Thomas Weisel Partners Group, Inc., a registered broker-dealer and publicly traded corporation that owns 100% of Thomas Weisel Partners LLC, has the control and power to vote and/or sell the securities held by Thomas Weisel Partners LLC

(94)  Adam Usdan has sole voting and investment control over these shares

(95) The selling stockholder is a wholly owned subsidiary of PNC Holding, LLC, a wholly owned subsidiary of PNC Financial Services Group, Inc. James Rohr, the Chief Executive Officer of PNC Financial Services Group, Inc has sole voting and investment control over these shares.

(96)  Dena Frith Moore has sole voting and investment control over these shares.

(97) Alan P. Donenfeld has sole voting and investment control over these shares.

(98)  Robert Scott has sole voting and investment control over these shares.

(99)  Lara Coviello has sole voting and investment control over these shares.

(100) Demetri Argyropoulos has sole voting and investment control over these shares.

(101) Eckhard H.P. Falk and Julianna Falk share voting and investment control over these shares.

(102) Julianna Falk has sole voting and investment control over these shares.

Relationships with Selling Stockholders

All stockholders, other than as disclosed in the footnotes above, are investors who acquired their securities from us in one or more private placements of common stock and who have had no position, office, or other material relationship (other than as purchasers of securities) with us or any of our affiliates within the past three years.

                              PLAN OF DISTRIBUTION

      Each Selling Stockholder (the "Selling Stockholders") of our common stock and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the trading market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

      o block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker dealer as principal and resale by the broker dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately negotiated transactions;

      o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

      o broker dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

      o     a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o     any other method permitted pursuant to applicable law.

      The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      Broker dealers engaged by the Selling Stockholders may arrange for other brokers dealers to participate in sales. Broker dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

      In connection with the sale of the common stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).


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

      Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a post-effective amendment to this registration statement, if required, disclosing
(i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. We will also file a copy of such arrangement as an exhibit to the post-effective amendment.

      The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      We are required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


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

      Each of First Montauk Securities Corp, Inc., Thomas Weisel Partners, Green Drake Capital Corp. and Chadbourn Securities Corp. is a registered broker dealer and NASD member firm, and served as placement agent in our recently completed private placement offering and received, in addition to cash commissions, warrants to purchase an aggregate of 348,400, 104,000, 152,800 and 238,480 shares of our common stock, respectively, with an exercise price of $2.75 per share. The registration statement of which this prospectus forms a part includes the shares underlying the warrants held by each of such placement agents.

      The warrants held by the placement agents expire on May 30, 2011. The shares of common stock issued or issuable upon conversion of placement agent warrants received by the placement agents are restricted from sale, transfer, assignment, pledge or hypothecation or being the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement of which this prospectus forms a part except transfers of the warrants to officers or partners of the placement agents as allowed under NASD Rule 2710 (g)(1) and (2).

      Each placement agent has indicated to us its willingness to act as selling agent on behalf of certain of the selling shareholders named in the prospectus under "Selling Stockholders." that purchased our privately placed securities. All shares sold, if any, on behalf of selling shareholders by any placement agent would be in transactions executed by such placement agent on an agency basis and commissions charged to its customers in connection with each transaction shall not exceed a maximum of 4% of the gross proceeds. None of the placement agents have an underwriting agreement with us and/or the selling shareholders and no selling shareholders are required to execute transactions through any placement agent. Further, other than their existing brokerage relationship as customers with the placement agents, no selling shareholder has any pre-arranged agreement with any placement agent to sell their securities through such placement agent. No NASD member firm may obtain in excess of 8% compensation under NASD Rule 2710 in connection with the resale of the securities by the selling shareholders.

      NASD Notice to Members 88-101 states that in the event a selling shareholder intends to sell any of the shares registered for resale in this prospectus through a member of the NASD participating in a distribution of our securities, such member is responsible for insuring that a timely filing is first made with the Corporate Finance Department of the NASD and disclosing to the NASD the following:

      o it intends to take possession of the registered securities or to facilitate the transfer of such certificates;

      o the complete details of how the selling shareholders shares are and will be held, including location of the particular accounts;

      o whether the member firm or any direct or indirect affiliates thereof have entered into, will facilitate or otherwise participate in any type of payment transaction with the selling shareholders, including details regarding any such transactions; and

      o in the event any of the securities offered by the selling shareholders are sold, transferred, assigned or hypothecated by any selling shareholder in a transaction that directly or indirectly involves a member firm of the NASD or any affiliates thereof, that prior to or at the time of said transaction the member firm will timely file all relevant documents with respect to such transaction(s) with the Corporate Finance Department of the NASD for review.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.


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

      Since our common stock is not listed on the Nasdaq Capital Market, if the trading price of our common stock remains below $5.00 per share, trading in our common stock will continue to be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For further discussion of these requirements, please see the section entitled "Risk Factors
- You may have difficulty selling our shares because they are deemed 'penny stocks.'"

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In December 2003, we entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for an NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to us.

The agreement calls for, among other things, our company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2005 for advisory services were $200,000. John Pimentel, our Chief Executive Officer and a member of our Board of Directors, is a principal of CMCP.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50. Mr. Cagan is a significant shareholder of our company.

During 2005, the Placement Agent acted as the placement agent for us in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock, the private placement of 4,075,600 shares of our Series A Preferred Stock and warrants to purchase 407,560 shares of our common stock, and $4,015,000 aggregate principal amount of our senior secured promissory notes and warrants to purchase up to a total of 529,980 shares of our common stock. In connection with those private placements, we paid the Placement Agent a commission of approximately $961,550. In addition, we paid the Placement Agent a non-accountable expense allowance of $267,740 and issued the Placement Agent, or its affiliates, warrants to purchase 548,486 of our common shares, at an exercise price of $2.50 per share.

During the six months ended June 30, 2006, the Placement Agent acted as the placement agent in connection with the private placement of our senior secured promissory notes and warrants to purchase up to a total of 297,000 shares of our common tock and the private placement of 250,000 shares of our Series B Preferred Stock and warrants to purchase 2,500,000 shares of our common stock. In connection with those private placements, we paid the Placement Agent a commission of $538,550 and warrants to purchase 236,980 of our common stock, at an exercise prices of $2.50 per share.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions with affiliated persons will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested outside directors on our Board of Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.


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

                            DESCRIPTION OF SECURITIES


We are authorized to issue 100,000,000 shares of $.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. As of October 27, 2006, we had 25,217,071 shares of common stock issued and outstanding, 4,599,290 shares of Series A Preferred Stock issued and outstanding and 289,690 shares of Series B Preferred Stock issued and outstanding.


Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by our board of directors from funds legally available therefore. No holder of any shares of our common stock has a preemptive right to subscribe for any of our securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of our company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of our shares of common stock. All shares of our common stock now outstanding are fully paid, validly issued and non-assessable. Each share of our common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Preferred Stock

Under our articles of incorporation, our board of directors has the power, without further action by the holders of our common stock, to designate the relative rights and preferences of the preferred stock, and to issue the preferred stock in one or more series as designated by our board of directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of our common stock or the preferred stock of any other series. The issuance of preferred stock may have the effect of delaying or preventing a change in control of our company without further stockholder action and may adversely affect the rights and powers, including voting rights, of the holders of our common stock.

Series A Preferred Stock

Pursuant to a private placement on April 28, 2005 and May 9, 2005, we issued a total of 4,075,600 shares of a newly created series of preferred stock, designated as "8% Series A Cumulative Redeemable Convertible Participating Preferred Stock." The Series A Preferred has the following rights, preferences and privileges:

      Dividends. Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. This dividend rate was increased to 9% effective January 28, 2006 as a result of our failure to comply with certain registration rights provisions. The holders of the Series A Preferred are also entitled to fully participate in any dividends paid to the holders of our common stock on a common stock equivalent basis.

      To date, a total of 523,690 shares of Series A Preferred Stock has been issued as dividends on the Series A Preferred Stock.

      Voting Rights. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of our common stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding (but prior to the "Operational Date," generally defined as if and when our initial plant in Anaheim, California first generates total operating cash flow of at least $672,000 for any consecutive three month period), we are prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred, including, among other things, a sale of all or substantially all of our assets, a transfer or cancellation of our sub-license from our technology licensor, the making of certain restricted payments, the incurrence of any indebtedness (subject to certain exceptions), or a change in our principal business. Except as provided by law or as described below with respect to the election of directors, holders of our common stock and preferred stock otherwise vote together as a single class.


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

      Board Change of Control. The holders of the Series A Preferred currently have the right to elect a majority of the members of our board of directors. This right will terminate, however, upon the first to occur of the Operational Date or the date on which less than 50% of the shares of Series A Preferred remain outstanding.

      Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company (including a sale of our company), the holders of Series A Preferred have the right to receive $2.50 per share (plus accrued but unpaid dividends), prior to and in preference over any liquidation payment on our common stock or any other class of preferred stock ranking junior to the Series A Preferred. Following payment of the aforementioned liquidation preference, holders of the Series A Preferred are entitled to participate fully with the holders of our common stock on a common stock equivalent basis with respect to the distribution of any remaining assets.

      Redemption. The holders of a majority of the shares of Series A Preferred have the option to require us to redeem all outstanding shares of Series A Preferred on the five year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of our common stock on such five-year anniversary, as described below.

      Mandatory Conversion. Each share of Series A Preferred will automatically convert into shares of our common stock (i) in the event we consummate an underwritten public offering of our securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of our company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of our common stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) at any time upon the approval of a majority of the then-outstanding shares of Series A Preferred, or
(v) unless we are otherwise obligated to redeem the shares as described above, on April 28, 2010.

      Optional Conversion. Each holder has the right to convert its shares Series A Preferred into shares of our common stock at any time.

      Conversion Rate. Each share of Series A Preferred currently converts into common stock at the rate of approximately 1.18 shares of common stock for each share of Series A Preferred. The conversion rate was changed from 1.00 share to
1.18 shares of common stock for each share of Series A Preferred as a result of the application of a contractual anti-dilution provision triggered by the issuance of our Series B Preferred Stock.

Series B Preferred Stock

Pursuant to two private placements in May 2006, we issued a total of 281,388 shares of a newly created series of preferred stock, designated as "8% Series B Cumulative Redeemable Convertible Participating Preferred Stock." The Series B Preferred has the following rights, preferences and privileges:

      Dividends. Holders of Series B Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series B Preferred, at the rate of 8% per annum. The holders of the Series B Preferred are also entitled to fully participate in any dividends paid to the holders of our common stock on a common stock equivalent basis.

      To date, a total of 8,302 shares of Series B Preferred Stock has been issued as dividends on the Series Preferred Stock.


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

      Voting Rights. Each share of Series B Preferred is entitled to that number of votes equal to the number of whole shares of our common stock into which it is convertible. Except as provided by law, holders of our common stock and preferred stock otherwise vote together as a single class.

      Liquidation Rights. Upon any liquidation, dissolution or winding-up of our company (including a sale of our company), the holders of Series B Preferred have the right to receive $100 per share (plus accrued but unpaid dividends), prior to and in preference over any liquidation payment on our common stock or any other class of preferred stock ranking junior to the Series B Preferred. Following payment of the aforementioned liquidation preference, holders of the Series B Preferred are entitled to participate fully with the holders of our common stock on a common stock equivalent basis with respect to the distribution of any remaining assets.

      Redemption. The holders of a majority of the shares of Series B Preferred have the option to require us to redeem all outstanding shares of Series B Preferred on the five-year anniversary of issuance of the Series A Preferred at a redemption price equal to $100.00 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series B Preferred will automatically convert into shares of our common stock on such five-year anniversary, as described below.

      Mandatory Conversion. Each share of Series B Preferred will automatically convert into shares of our common stock (i) in the event we consummate an underwritten public offering of our securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of our company resulting in proceeds to the holders of Series B Preferred of a per share amount of at least $200.00, (iii) in the event that the closing market price of our common stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) at any time upon the approval of a majority of the then-outstanding shares of Series B Preferred, or
(v) unless we are otherwise obligated to redeem the shares as described above, on April 28, 2010.

      Optional Conversion. Each holder has the right to convert its shares Series B Preferred into shares of our common stock.

      Conversion Rate. Each share of Series B Preferred currently converts into common stock at the rate of 40 shares of common stock for each share of Series B Preferred.

Registration Rights

The holders of approximately 32.0 million shares of our common stock (including shares issuable upon exercise of warrants and conversion of preferred stock) are entitled to registration rights with respect to their shares.

Under the terms of private placements that we completed between 2004 and 2006, we are required under certain conditions to register certain shares of our common stock and certain shares of our common stock that may be issued in the future upon exercise of the warrants that were acquired by the investors in those offerings.

We are required to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part until the first anniversary of its effectiveness or until all of the registered shares have been sold, whichever comes first, except that we will be permitted to suspend the use of the registration statement during certain periods under certain circumstances. We also have agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement of which this prospectus is a part. We will bear all registration expenses, other than underwriting discounts and commissions.

We are party to a registration right agreement with each holder of our preferred stock. Pursuant to this agreement, we were required to file this registration statement covering the resale of the shares of common stock held by each such holder (including the shares of common stock issuable upon conversion of the preferred stock and exercise of the warrants held by such holder). In the event this registration statement is not declared effective by, or does not remain effective during, the time periods specified in the registration rights agreement, we will be obligated to issue each holder an amount equal to 1% of the purchase price of the shares of preferred stock then held by such holder (payable in additional shares of preferred stock based on the original preferred stock purchase price) for each 30 day period during which the registration statement is not effective, up to a maximum payment of 6%. This registration rights agreement also contains the insider lock-up provisions described below.


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Insider Lockups

Certain members of our management and founding shareholders, holding in the aggregate approximately 13 million shares of our common stock have agreed with us that, subject to certain exceptions, they will not sell any shares of our common stock until 90 days following the first to occur of (i) the conversion of at least 50% of the shares of our Series A Preferred Stock and Series B Preferred Stock or (ii) an underwritten public offering of our shares of common stock.

Agreement to Call a Shareholder Meeting

On February 10, 2006, we received $2,250,000 of funds from three accredited investors in exchange for our issuance of 10% senior secured debentures in the aggregate principal amount of $2,250,000 and warrants to purchase up to an aggregate of 297,000 share of our common stock. On May 25 and May 30, 2006, we issued and sold a total of 284,888 shares of our Series B Preferred. A portion of these securities were sold for cash and the balance were issued in exchange for the cancellation of some of the senior secured debentures.

The closing of the debenture transaction described in the preceding paragraph was subject to a requirement to obtain the consent of the holders of our Series A Preferred Stock. On February 6, 2006, the holders of our Series A Preferred Stock gave their consent to the transaction pursuant to a letter agreement with us. In connection with obtaining the consent of the holders of the Series A Preferred Stock, we agreed to deliver to such holders warrants to purchase a total of 407,560 shares of our common stock at an exercise price of $0.01 per share. We also agreed to call a shareholders' meeting to approve an amendment of certain provisions of the Series A Preferred Stock, including an anti-dilution adjustment provision described below (the "Anti-Dilution Provisions"). Our agreement to call a shareholders' meeting to approve the proposed amendment to the Series A Preferred Stock was required by the holders of Series A Preferred Stock as a condition to giving their consent to the debenture transaction described in the preceding paragraph.

The consent of the holders of our Series A Preferred Stock was also required for the closing of our Series B Preferred Stock issuances. On April 12, 2006, the holders of our Series A Preferred Stock gave their consent to the Series B Preferred Stock transactions pursuant to a letter agreement with us. In connection with obtaining the consent of the holders of the Series A Preferred Stock, we agreed to reduce the exercise price of the warrants to acquire up to 407,560 shares of our common stock that were acquired by the holders in 2005 from $4.00 per share to $2.75 per share, and to increase the total number of shares issuable upon exercise of these warrants to 1,018,900. (The warrants to acquire up to 407,560 shares of common stock at an exercise price of $0.01 per share were not affected by this agreement.) We also agreed to reduce the conversion price of the Series A Preferred Stock from $2.50 per share to $2.125 per share. The holders of our Series A Preferred Stock also agreed to vote in favor of the amendment to the Series A Preferred Stock, as well as to an increase in our authorized shares of preferred stock from 10.0 million to 30.0 million and our authorized shares of common stock from 100.0 million to 170.0 million.


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

The Series A Preferred Stock provides that a holder of Series A Preferred Stock is entitled to elect to convert his or her shares of Series A Preferred Stock into shares of our common stock at a conversion ratio equal to one share of common stock for each share of preferred stock, subject to certain adjustments that are intended to give the converting Series A holder additional shares of common stock if we carry out certain potentially dilutive actions such as a stock split or a stock dividend. We have agreed to propose amendments to the terms of our Series A Preferred Stock that would provide the holders of Series A Preferred Stock with enhanced protection against dilution that may result from additional specified actions by us. In particular:

      o The conversion formula of the Series A Preferred Stock would be restated by providing that a converting holder of Series A Preferred Stock will be entitled to a number of shares of common stock equal to (i) the number of shares of preferred stock being converted (ii) multiplied by the conversion rate. The conversion rate is described as the quotient obtained by dividing $2.50 by the conversion price, which initially is $2.125. The conversion price will be decreased - and the number of shares of common stock issuable to the converting Series A Preferred Stock holder therefore will be increased - if we carry out any of the specified dilutive actions.

      o The Series A Preferred Stock would also provide that, if we issue additional shares of common stock at a price that is less than the then-effective conversion price divided by 0.85, the conversion price will be reduced to an amount that is 85% of the sale price for the additional shares of common stock. This new anti-dilution protection is known as a "full ratchet" anti-dilution adjustment with the additional component of a further reduction of 15% in the conversion price of the Series A Preferred Stock. Certain issuances of stock by us, such as pursuant to a stock split, a stock dividend, an employee benefit plan or an acquisition or a strategic partnership, would be excluded from the operation of this new anti-dilution adjustment provision.

In the event the foregoing is not approved by our shareholders, we are nonetheless contractually obligated to provide the holders of our Series A Preferred Stock with the economic benefits of the Anti-Dilution Provisions as if the proposed amendments had been approved.

Shares Eligible For Future Sale


As of October 27, 2006, we had 25,217,071 shares of common stock issued and outstanding and approximately 17.0 million shares of common stock issuable upon conversion of our issued and outstanding shares of preferred stock. That number does not include (i) the shares that are reserved for issuance under outstanding options and that may be issued if and when the options are exercised, (ii) the shares that may be issued upon the exercise of warrants or (iii) the additional shares of common stock issuable upon conversion of our preferred stock as a result of accrued dividends on such preferred stock.

      Freely Tradeable Shares After Offering. As of October 27, 2006, approximately 16.0 million of our outstanding shares were free trading shares. However, upon the exercise and sale of the 5,851,145 warrant shares, and the conversion and sale of the preferred shares included in this prospectus into a total of 19,424,872 shares of common stock, all of these approximately 41.3 million shares will also be freely tradable without restriction or limitation under the Securities Act. As a result, after the completion of this offering, assuming the exercise of warrants to purchase 5,851,145 shares of common stock and the conversion of all of the shares of preferred stock included in this prospectus, there will be a total of approximately 41.3 million shares of our common stock that will be tradable without restriction under the Securities Act. Other than these shares, the remaining approximately 8.7 million shares are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act.


      Rule 144. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities shares for at least one year, including persons who may be deemed our "affiliates," as that term is defined under the Securities Act, would be entitled to sell within any three month period a number of shares that does not exceed the greater of 1% of the then outstanding shares (approximately 252,000 shares if the currently outstanding warrants and options are not exercised and the preferred stock is not converted, or approximately 504,000 shares if all options and warrants are exercised and all preferred stock is converted) or the average weekly trading volume of shares during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale provisions, notice requirements and the availability of current public information about the company. A person who has not been our affiliate at any time during the three months preceding a sale, and who has beneficially owned his shares for at least two years, would be entitled under Rule 144(k) to sell such shares without regard to any manner of sale or volume limitations under Rule 144.


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


Approximately 4.1 million of the "restricted shares" outstanding as of October 27, 2006, were eligible for public resale under Rule 144 as of such date. The sale, or availability for sale, of substantial amounts of our common stock could, in the future, adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of our equity securities or debt financing. The future availability of Rule 144 to our holders of restricted securities would be conditioned on, among other factors, the availability of certain public information concerning our company.


      Form S-8 Registration of Options. We intend to file a registration statement on Form S-8 covering the shares of our common stock that have been issued or reserved for issuance under our stock option plan, which would permit the resale of such shares in the public marketplace.

Transfer Agent

Our transfer agent is U.S. Stock Transfer Corp.

                                     EXPERTS

The consolidated financial; statements for the years ended December 31, 2005 and 2004 have been audited by Stonefield Josephson, Inc. to the extent and for the periods indicated in their report thereon. Such consolidated financial statements have been included in this prospectus and registration statement in reliance upon the report of Stonefield Josephson, Inc. dated February 17, 2006, except for Note 16, which is as of May 19, 2006, and upon the authority of such firm as experts in auditing and accounting.

The consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2003 and for the period from June 18, 2002 (inception) to December 31, 2002, have been audited by Levitz, Zacks & Ciceric to the extent and for the periods in their report thereon. Such consolidated financial statements have been included in this prospectus and registration statement in reliance upon the report of Levitz, Zacks & Ciceric dated April 5, 2004, and upon the authority of such firm as experts in auditing and accounting.

                                  LEGAL MATTERS

Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act for the common stock offered under this prospectus. We are subject to the informational requirements of the Exchange Act, and file annual and quarterly reports, current reports, proxy statements and other information with the Commission. These reports, proxy statements and other information filed by us can be inspected and copied at the public reference facilities of the Commission at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. You may also obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy statements, information statements and other information concerning us at the site located at http://www.sec.gov. This prospectus does not contain all the information in the registration statement and its exhibits, which we have filed with the Commission under the Securities Act and to which reference is made.

                           GLOSSARY OF SELECTED TERMS

The following abbreviations and definitions are terms commonly used in the waste industry and throughout this prospectus:

Biological Oxygen Demand (BOD) - A measure of how much oxygen would be depleted from a receiving water (e.g., a lake or stream) if a specific quantity of effluent was released into it. BOD is usually expressed as milligrams per liter.

Cellulose Biomass - Generally any plant material such as straws, grasses, reeds, and both deciduous and conifer wood species.

Corrugating Medium - Unbleached cellulose formed into a sheet with particular properties allowing the sheet to be fluted for use as the inner ply of cardboard container stock.

Material Recovery Facility (MRF) - A facility where solid wastes or recyclable materials are sorted or separated for the purposes of recycling or composting.

Pressurized Steam Classification - A specific combination of temperature, steam, pressure and agitation applied for a specified time period.

Residual Municipal Solid Waste (RMSW or residual waste) - Material remaining in MSW after recovery of recyclable materials in an MRF.

Tipping Fee - The amount charged by a facility, usually a landfill or an MRF receiving MSW. The fee is usually quoted on a per-ton basis or a per-yard basis.

Unbleached Fiber - Cellulose fiber of wood origin that contains some coloration from residual lignin and hemi-cellulose that could be removed by bleaching the fiber.

Volatile Organic Compound - Generally, a low molecular weight organic liquid such as gasoline, kerosene, and various alcohols, etc., that vaporize at a relatively low temperature.

Wetlap Pulp - Cellulose fiber of wood origin that is formed as a sheet with generally 50 +/- 5% solids.

                                    INDEX TO
                            FINANCIAL STATEMENTS FOR
                         WORLD WASTE TECHNOLOGIES, INC.

Report of Independent Registered Public Accounting Firm:
  Stonefield Josephson                                                       F-2
Report of Independent Registered Public Accounting Firm of Levitz,
  Zacks & Ciceric                                                            F-3

Audited Financial Statements (Restated)                                      F-4
  Balance Sheets                                                             F-4
  Statements of Operations                                                   F-5
  Statement of Stockholders' Equity (Deficit)                                F-6
  Statement of Cash Flow                                                     F-7
  Notes to Audited Financial Statements                                      F-8

Unaudited Financial Statements                                              F-27
  Balance Sheets                                                            F-27
  Statement of Operations                                                   F-28
  Statement of Stockholders' Equity (Deficit)                               F-30
  Statements of Cash Flow                                                   F-31
  Notes to Unaudited Financial Statements                                   F-32

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of World Waste Technologies, Inc. San Diego, California

We have audited the accompanying balance sheet of World Waste Technologies, Inc. as of December 31, 2005 and 2004 and the related statements of operations, stockholders' deficit and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of World Waste Technologies, Inc. as of December 31, 2005 and 2004 and the results of its operations and its cash flows for the two years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the company as a going concern. As discussed in Note 2, the Company has incurred significant net losses since its inception and has an accumulated deficit of $8,041,072 and expects to incur substantial additional costs and capital expenditures to complete the initial facility and through the initial year of processing. The Company has not generated any revenues to date. The foregoing matters raise substantial doubt about the ability of the Company to continue as a going concern. Management's plans in regard to these matters are described in Note 2 of the accompanying financial statements. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.


/s/ Stonefield Josephson
------------------------
Stonefield Josephson


Los Angeles, California
February 17, 2006, Except for (Note 16, which is as of May 19, 2006)

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
WORLD WASTE TECHNOLOGIES, INC.
(formerly WORLD WASTE OF AMERICA, INC.)
Poway, California

     We have audited the accompanying consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31,2003, and the accompanying statement of stockholders' equity (deficit) for the period from June 18, 2002 (inception) to December 31, 2002 of World Waste Technologies, Inc. (formerly World Waste of America, Inc.) and Subsidiaries (a development stage company). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant evaluating made by management, as well as evaluating the overall. financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and consolidated cash flows of World Waste Technologies, Inc. (formerly World Waste of America, Inc.) And Subsidiaries (a development stage company) for the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company incurred a net loss of $804,605 for 2003 and had an accumulated deficit of $1,231,494 as of December 31,2003. These factors, among others, raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that insight result from the outcome of this uncertainty.


/s/ Levitz, Zacks & Ciceric
---------------------------
Levitz, Zacks & Ciceric
San Diego, California
April 5, 2004

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                           Consolidated Balance Sheet

                                                              December 31,        December 31,
                                                                  2005                2004
                                                              (Restated)          (Restated)
       ASSETS:
Current Assets:

  Cash                                                        $  2,864,377       $  1,128,502
  Prepaid Expenses                                                 181,912             94,203
  Debt Offering Cost                                               453,264                 --
                                                              -------------------------------
Total Current Assets                                             3,499,553          1,222,705
                                                              -------------------------------
Fixed Assets:
  Machinery and Equipment, net of accumulated
   depreciation of $30,958 at  Dec. 31, 2005 and $16,508
   at Dec. 31, 2004                                             12,846,912            539,401
  Deposits on Equipment                                             79,372          3,417,959
  Construction in Progress                                       4,094,263          1,041,509
                                                              -------------------------------
Total Fixed Assets                                              17,020,547          4,998,869
Other Assets:
  Deposit L/T                                                      104,839            114,278
  Patent License                                                   556,605            556,605
                                                              -------------------------------
  TOTAL ASSETS                                                $ 21,181,544       $  6,892,457
                                                              ===============================
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT):
LIABILITIES:
Current Liabilities:
  Accounts Payable                                            $  1,292,810       $  1,380,790
  Accrued Salaries Payable                                         217,684            132,703
  Accrued Litigation Payable                                            --            122,500
  Retention Payable                                                380,572                 --
  Deposit on Senior Secured Debt                                   250,000                 --
  Other Liabilities                                                188,039            114,242
  Current portion of Note Payable                                       --              5,343
                                                              -------------------------------
Total Current Liabilities                                        2,329,105          1,755,578
                                                              -------------------------------
Long-Term Liabilities:
  Note Payable, less current portion                                    --             17,025
  Senior Secured Debt, net (see Note 9)                          3,191,811                 --
  Warrant liabilities                                              618,654                 --
                                                              -------------------------------
Total Long-Term Liabilities                                      3,810,465             17,025

                                                              -------------------------------
  TOTAL LIABILITIES                                              6,139,570          1,772,603
                                                              -------------------------------

Redeemable Preferred Stock, net (see Note 10)                    7,096,544                 --
                                                              -------------------------------
STOCKHOLDERS' EQUITY (DEFICIT):
  Common Stock - $.001 par value: 100,000,000 shares
   authorized, 24,686,230 and 22,725,190 shares issued
   and outstanding at Dec. 31, 2005 and at Dec. 31,
                                                    2004            24,686             22,725
  Additional Paid-in Capital                                    15,961,816          8,824,811
  Deficit Accumulated during development stage                  (8,041,072)        (3,727,682)
                                                              -------------------------------
  TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                           7,945,430          5,119,854
                                                              -------------------------------
  TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK
     AND STOCKHOLDERS' EQUITY (DEFICIT)                       $ 21,181,544       $  6,892,457
                                                              ===============================

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Operations

                                                             For the Year Ending                              June 18, 2002
                                                                                                              (Inception) to
                                                      Dec. 31, 2005      Dec. 31, 2004     Dec. 31, 2003      Dec. 31, 2005
                                                      -------------      -------------     -------------      -------------
                                                       (Restated)         (Restated)                            (Restated)
GROSS REVENUE:                                        $         --       $         --       $         --       $         --

EXPENSES:
  Research and Development                                (250,060)          (284,587)          (208,829)          (767,386)
  General and Administrative:                           (3,601,754)        (2,146,407)          (532,450)        (6,603,291)*

                                                      ------------       ------------       ------------       ------------
  Loss from Operations                                  (3,851,814)        (2,430,994)          (741,279)        (7,370,677)
                                                      ------------       ------------       ------------       ------------

  Interest Income (Expense)                                 63,485            (65,194)           (63,326)           (77,808)
  Change in fair value of warrant liabilities              709,412                 --                               709,412
                                                      ------------       ------------       ------------       ------------
  Net Loss before provision for Income Tax            $ (3,078,917)      $ (2,496,188)      $   (804,605)        (6,739,073)
                                                      ------------       ------------       ------------       ------------

  Income Taxes                                                  --                 --                 --                 --

                                                      ------------       ------------       ------------       ------------
  Net Loss                                              (3,078,917)        (2,496,188)          (804,605)        (6,739,073)
                                                      ------------       ------------       ------------       ------------

  Preferred Stock Dividend and amortization
   of preferred stock warrants, offering costs
   And the beneficial conversion feature                (1,234,473)                --                 --         (1,234,473)

                                                      ------------       ------------       ------------       ------------
  Net Loss available to common shareholders           $ (4,313,390)      $ (2,496,188)      $   (804,605)      $ (7,973,546)
                                                      ============       ============       ============       ============

  Basic and diluted Net Loss available to common
   shareholders per share                             $      (0.18)      $      (0.15)      $      (0.09)      $      (0.51)
                                                      ============       ============       ============       ============

  Weighted average number of shares
   outstanding used in calculation (see Note 3)         24,277,661         17,104,555          9,100,000         15,723,490
                                                      ============       ============       ============       ============

      * Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
            Consolidated Statement of Stockholders' Equity (Deficit)

                                                 ------------------------------        Additional       Common Stock
                                                   Shares           Dollars         Paid-in Capital      Subscription
                                                 ----------       -------------       ------------        ----------

Preformation Expenses

Formation - June 18, 2002                         9,100,000       $         100       $     73,036
   Net Loss - 2002
                                                 ----------       -------------       ------------        ----------
December 31, 2002                                 9,100,000       $         100       $     73,036
                                                 ==========       =============       ============        ==========

   Additional Paid-in Capital                                                                  100
   Common Stock Subscribed                                                                                   125,000
   Net Loss - 2003
                                                 ----------       -------------       ------------        ----------
December 31, 2003                                 9,100,000       $        100        $   73,136       $     125,000
                                                 ==========       =============       ============        ==========

   Merger with Waste Solutions, Inc.              7,100,000                  63              2,137
   Common Stock Subscriptions                       125,000                   1            124,999          (125,000)
   Common Stock and warrants net of
    offering cost prior to VPTI merger,
    restated                                      3,045,206                  31          3,952,321
   Shares cancelled                                (500,000)                 (5)                5
   Warrants Issued, restated                                                               281,171
   Merger with VPTI                               1,200,817              21,062            (21,062)
   Conversion of Promissory Notes                 1,193,500                  12          1,193,488
   Accrued Interest on Notes Forgiven                                                      135,327
   Common Stock and warrants net of
    offering cost                                 1,460,667               1,461          2,865,462
   Amortization of stock options and
    warrants, restated                                                                     217,827
   Net Loss - 2004, restated
                                                 ----------       -------------       ------------        ----------
December 31, 2004, restated                      22,725,190       $      22,725       $  8,824,811        $        0
                                                 ==========       =============       ============        ==========

   Common Stock sold and warrants
    exercised, net of offering costs,
    restated                                      1,961,040               1,961          3,072,116
   Amortization of employee and consultant
    stock options and warrants, restated                                                   654,220
   Dividend (Preferred Stock)                                                              106,645
   Warrants Issued (Preferred Stock),
    restated                                                                               861,853
   Bridge Financing Warrants, restated                                                   1,114,105
   Beneficial conversion feature on
    Redeemable Preferred Stock, restated                                                 1,328,066
   Amortization of Beneficial
    conversion feature, warrants, and
    offer costs on Redeemable
    Preferred Stock, restated
   Net Loss - 2005, restated
                                                 ----------       -------------       ------------        ----------
December 31, 2005, restated                      24,686,230       $      24,686       $ 15,961,816        $        0
                                                 ==========       =============       ============        ==========

                                                        Accumulated
                                                          Deficit *            Total
                                                       -------------        ------------

Preformation Expenses                                  $     (67,526)       $    (67,526)


Formation - June 18, 2002                                                         73,136
   Net Loss - 2002                                          (359,363)           (359,363)
                                                       -------------        ------------
December 31, 2002                                      ($    426,889)       ($   353,753)
                                                       =============        ============

   Additional Paid-in Capital                                                        100
   Common Stock Subscribed                                                       125,000
   Net Loss - 2003                                          (804,605)           (804,605)
                                                       -------------        ------------
December 31, 2003                                        ($1,231,494)         ($1,033,258)
                                                       =============        ============

   Merger with Waste Solutions, Inc.                                               2,200
   Common Stock Subscriptions
   Common Stock and warrants net of
    offering cost prior to VPTI merger,
    restated                                                                   3,952,352
   Shares cancelled
   Warrants Issued, restated                                                     281,171
   Merger with VPTI
   Conversion of Promissory Notes                                              1,193,500
   Accrued Interest on Notes Forgiven                                            135,327
   Common Stock and warrants net of
    offering cost                                                              2,866,923
   Amortization of stock options and
    warrants, restated                                                           217,827
   Net Loss - 2004, restated                              (2,496,188)         (2,496,188)
                                                       -------------        ------------
December 31, 2004, restated                            ($  3,727,682)       $  5,119,854
                                                       =============        ============

   Common Stock sold and warrants
    exercised, net of offering costs,
    restated                                                                   3,074,077
   Amortization of employee and consultant
    stock options and warrants, restated                                         654,220
   Dividend (Preferred Stock)                               (671,768)           (565,123)
   Warrants Issued (Preferred Stock),
    restated                                                                     861,853
   Bridge Financing Warrants, restated                                         1,114,105
   Beneficial conversion feature on
    Redeemable Preferred Stock, restated                                       1,328,066
   Amortization of Beneficial
    conversion feature, warrants, and
    offer costs on Redeemable
    Preferred Stock, restated                               (562,705)           (562,705)
   Net Loss - 2005, restated                              (3,078,917)         (3,078,917)
                                                       -------------        ------------
December 31, 2005, restated                            ($  8,041,072)       $  7,945,430
                                                       =============        ============

    * During 2002, the Company issued $67,526 of Convertible Promissory Notes payable for preformation funds received and expended prior to Inception.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)
                      Consolidated Statements of Cash Flow

                                                       For the Year     For the Year       For the Year     June 18, 2002
                                                           Ending          Ending             Ending        (Inception) to
                                                       Dec. 31, 2005    Dec. 31, 2004      Dec. 31, 2003    Dec. 31, 2005
                                                       ------------      ------------      ------------      ------------
                                                        (Restated)        (Restated)        (Restated)        (Restated)
        Cash Flow from Operating Activities:

   Net Loss                                            $ (3,078,917)     $ (2,496,188)     $   (804,605)     $ (6,739,073)
Adjustments to reconcile net loss to net cash used
 in operating activities:
   Depreciation                                              14,450             8,315             5,781            30,958
   Interest Forgiveness                                     135,327                                   ~           135,327
   Warrant and Common Stock Issued for Consulting            10,000            74,566                 ~            84,566
   Amortization of warrants & Options to
    employees and consultants                               654,220           217,827                 ~           872,046
   Change in Fair Value of warrant liabilities              709,412)         (709,412)

Changes in operating assets and liabilities:
   Prepaid Expenses                                         (87,709)                ~                 ~          (181,912)
   Accounts Payable                                          64,761           102,230           (61,070)          179,491
   Accrued Salaries                                          84,981             9,873            64,535           217,684
   Accrued Litigation Settlement                           (122,500)          122,500
   Accrued Other Liabilities                                 61,898           (64,307)           50,646           176,140
                                                       ------------      ------------      ------------      ------------
   Net Cash used in Operating Activities                 (3,108,228)       (1,889,857)         (744,713)       (5,934,185)
                                                       ------------      ------------      ------------      ------------
Cash flows from investing activities:
   Construction in Progress                              (3,387,621)         (633,068)                ~        (4,043,205)
   Deposits on Equipment                                 (3,688,179)       (2,560,458)                ~        (5,311,008)
   Purchase Machinery &Equipment                         (4,561,605)         (518,924)                ~        (6,032,509)
   Purchase of Intangible                                  (167,500)                                  ~          (350,000)
   Notes Receivable                                               -            12,336           (12,336)                ~
   Deposit                                                    9,439          (114,278)                ~          (104,839)
                                                       ------------      ------------      ------------      ------------
   Net Cash used in Investing Activities                (11,627,966)       (3,981,892)          (12,336)      (15,841,561)
                                                       ------------      ------------      ------------      ------------
Cash flows from financing activities:
   Note Payable                                             (22,368)           (5,342)           (4,573)
   Amounts due employees                                                                        (10,256)
   Deposit on Senior Secured Debt                           250,000                 ~                 ~           250,000
   Redeemable Preferred Stock                             9,486,703                 ~                 ~         9,486,701
   Senior Secured Debt                                    4,008,353                 ~                 ~         4,008,353
   Senior Secured Debt Offering Cost                       (298,098)                ~                 ~          (298,098)
   Convertible Promissory Notes                                                                 812,500
   Common Stock Subscription                                                        ~           125,000
   Warrants, Common Stock and
    Additional Paid-in Capital                            3,047,479         6,837,975               100        11,193,167
                                                       ------------      ------------      ------------      ------------
    Net Cash Provided by Financing Activities            16,472,069         6,832,633           922,771        24,640,123
                                                       ------------      ------------      ------------      ------------
Net Increase in Cash                                      1,735,875           960,883           165,722         2,864,377
Beginning Cash                                            1,128,502           167,619             1,897
                                                       ------------      ------------      ------------      ------------
Ending Cash                                            $  2,864,377      $  1,128,502      $    167,619      $  2,864,377
                                                       ============      ============      ============      ============
Non-Cash Investing and Financing Activities:
   Interest (Paid) Received                            $     63,485      ($    65,194)           (2,326)     ($    77,808)
   Income Taxes Paid                                   $          0      $          0      $          0      $          0


      * During 2002, the Company issued $67,526 of Convertible Promissory Notes payable for preformation funds received and expended prior to Inception.

      * The Company issued warrants to purchase 315,354 shares of common stock to the placement agent for services rendered in connection with the fund raising effort.

      * During 2004, the Company issued 1,193,500 shares of common stock upon conversion of the Convertible Promissory notes payable and accrued interest of $135,327.

      * During 2004, the Company issued warrants to purchase 250,000 shares of its common stock for a modification to the technology license agreement.

      * Accounts Payable of $1,113,319 retention payable of $380,572 and other liabilities of $11,899 at December 31,2005 related to asset acquisitions of Construction in progress of $73,574, deposits on equipment of $51,058 and machinery and equipment of $381,158. The impact has been adjusted in the year ending December 31, 2005 and June 18, 2002 (inception) to December 31, 2005 statements of cash flow.

      * Accounts Payable of $1,266,060 and other liabilities of $114,242 at December 31, 2004 related to asset acquisitions of construction in progress of $408,441, deposits on equipment of $857,501 and machinery and equipment of $118. The impact has been adjusted in the year ending December 31, 2005 and June 18, 2002 (inception) to December 31, 2005 statements of cash flow.

      * During the year ending December 31, 2005, $6,220,323 of deposits on equipment was transferred to machinery and equipment upon the receipt of the machinery and equipment by the company.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)
                          (A Development Stage Company)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                December 31, 2005

Note 1. DESCRIPTION OF BUSINESS

The accompanying consolidated financial statements include the accounts of World Waste Technologies, Inc. (Formerly World Waste of America, Inc.) and its wholly owned subsidiaries World Waste of Anaheim, Inc., and World Waste of California, Inc. (collectively the "Company"). All significant inter-company accounts and transactions have been eliminated upon consolidation. World Waste Technologies, Inc. (WWTI), a California corporation, was formed on June 18, 2002 as World Waste of America, Inc. WWTI holds the United States license from Bio-Products International, Inc. with respect to patented technology developed at the University of Alabama in Huntsville, and other related intellectual property, which technology was designed to convert a large percent of municipal solid waste into a cellulose biomass fiber containing material. It is anticipated that additional value will be realized through the capture of inorganic, recyclable materials such as aluminum, steel, tin, and other products. The Company intends to generate revenue from receiving the waste (tipping fees) and from selling cellulose fiber, recyclable materials and other products.

In March 2004, World Waste of America, Inc. (WWA), merged with a wholly owned subsidiary of Waste Solutions, Inc. (WSI), a California corporation, and changed its name to World Waste Technologies, Inc. (Old WWTI). Cagan McAfee Capital Partners and its affiliates were the controlling shareholders of WSI. Prior to the merger WSI had 7,100,000 shares of common stock outstanding and WWA had 9,100,000 shares of common stock outstanding. The merger was transacted by WSI issuing one of its shares for each share of WWA. After the merger there were 16,200,000 shares outstanding. The transaction was accounted for as a reverse merger of WWA, similar to a recapitalization, because the shareholders of WWA became the controlling shareholders of the entity after the exchange. Accordingly, for accounting purposes, the historical financial statements presented are those of WWA.

In March 2004, Old WWTI entered into an Agreement and Plan of Reorganization with Voice Powered Technologies International, Inc., a California corporation ("VPTI"), to merge with and into VPTI. VPTI was a publicly traded company trading under the stock symbol VPTI.OB. VPTI had no material assets, liabilities or operations. The merger with VPTI was completed on August 24, 2004. Pursuant to the merger, Old WWTI shareholders received 20,063,706 VPTI shares or approximately 95% of the outstanding shares of VPTI in exchange for 20,063,706 Old WWTI shares, or a one for one exchange. Upon completion of the merger, VPTI changed its name to World Waste Technologies, Inc. Because the shareholders of Old WWTI became the controlling shareholders of VPTI after the exchange, Old WWTI was treated as the acquirer for accounting purposes, and therefore the transaction was accounted for as a reverse merger. Accordingly, for accounting purposes, the historical financial statements presented are those of Old WWTI.

Note 2. GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had a net loss for the year ended December 31, 2005 of $3,078,917 compared to a net loss of $2,496,188 for the year ended December 31, 2004, and the Company had an accumulated deficit attributable to common shareholders of $8,041,072 at December 31, 2005. The Company expects to incur substantial additional costs and capital expenditures to complete its initial facility and through the initial year of processing. The ability to complete and operate the facility is subject to the Company obtaining funding and/or obtaining equipment financing. If this funding is not obtained the Company may be unable to continue as a going concern for a reasonable period of time.

The Company intends to raise additional debt and/or equity financing to sustain its operations and to complete its capital expenditures, although there can be no assurance that it will be able to raise such funds on terms acceptable to the Company, or at all.

The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis, to obtain additional financing, and ultimately to attain successful operations.

Note 3. SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

                            Amendment and Restatement

The accompanying consolidated financial statements are amended and restated from the original Form 10-KSB filed March 30, 2006. (see note 16)

                              Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no revenues from its activities to date.

                                Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                            Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased, which are not securing any corporate obligations, to be cash equivalents. The Company has no cash equivalents at December 31, 2005.

                          Concentration of Credit Risk

The Company maintains its cash balances in a financial institution. Cash balances at the institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in connection with such accounts.

                                  Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives, to commence when the asset is put in use.

The Company is in the process of constructing its initial plant in Anaheim, California and plans to capitalize all costs directly associated with developing the plant throughout the remainder of construction. Construction was completed and testing, commissioning and operations started in the second quarter 2006.

                                   Intangibles

Intangible assets are recorded at cost. At December 31, 2005 and December 31, 2004, the Company's only intangible asset was the license from Bio-Products for the patented technology and other related intellectual property. The Company will begin amortizing this intangible asset upon completion of its first facility on a straight-line basis over the remaining life of the license. The Company's policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amount is more than the future projected undiscounted cash flows), its carrying amount would be reduced to fair value. The Company carried no goodwill on its books at either December 31, 2005 or December 31, 2004. Further, during the years ended December 31, 2005 or December 31, 2004, the Company had no material impairment to its intangible asset.

                     Redeemable Convertible Preferred Stock

Preferred Stock which may redeemable for cash at the determination of the holder is classified as mezzanine equity.

                            Research and Development

Research and development costs are charged to operations when incurred.

                                  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

                                Segment Reporting

The Company currently operates in a single segment. In addition, financial results are prepared and reviewed by management as a single operating segment. The Company continually evaluates its operating activities and the method utilized by management to evaluate such activities and will report on a segment basis when appropriate to do so.

                              Comprehensive Income

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2005 and December 31, 2004, the Company has no items that represent other comprehensive income and, therefore, has not included a schedule of comprehensive income in the consolidated financial statements.

                       Fair Value of Financial Instruments

The carrying values of cash, note receivable, note payable, accounts payable and other accrued liabilities approximate fair value due to either their short-term nature or interest rates which approximate market rates.

                                Reclassification

Certain amounts for the year ended December 31, 2004 have been reclassified to conform with the presentation of the December 31, 2005 amounts. These reclassifications have no effect on reported net loss.

                       Stock-Based Compensation (Restated)

During the fourth quarter of 2004, the Company adopted SFAS No. 123 entitled, "Accounting for Stock-Based Compensation." Accordingly, the Company has expensed the compensation cost for the options and warrants issued based on the fair value at the warrant grant dates. The Company recognized an expense of $422,708 and $45,577 in 2005 and 2004, respectively, related to the value of options and warrants issued to employees and directors.

The fair value of these warrants was estimated at the dates of grant using the Black-Scholes option valuation model with the following weighted-average assumptions:

                                             For the Year Ended
                                      --------------------------------
                                       December 31,       December 31,
                                          2005               2004
                                         ------             ------
       Risk-free interest rate        3.75 to 4.82           3.6%
       Dividend yield                      --                 --
       Volatility                          70%                70%


The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restriction and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's options and warrants issued to employees have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Employee and Director Options and Warrants




                                                             Average Exercise   Weighted Average Grant
                                                    Number        Price            Date Fair Value
                                                   -------   ----------------   ----------------------
     Outstanding at December 31, 2003
     Granted during the period                     407,000        $2.18                $1.20
     Vested during the period                         --            --                   --
     Forfeited during the period                      --            --                   --
     Exercised during the period                      --            --                   --
     Exercisable at December 31, 2004                 --            --                   --
     Outstanding at December 31, 2004              407,000        $2.18                $1.20
     Granted during the period                   1,830,000        $3.11                $1.55
     Vested during the period                      248,667        $2.23                $1.13
     Forfeited during the period                   650,000        $4.21                $2.32
     Exercised during the period                      --            --                   --
     Outstanding at December 31, 2005            1,587,000        $2.42                $1.15
     Exercisable at December 31, 2005              248,667        $2.23                $1.13


During the year ended December 31, 2004, the Company issued 250,000 warrants to officers of the Company. In addition, during the year ended December 31, 2004, the Company adopted the 2004 Incentive Stock Option Plan (Plan) with 2,000,000 shares available for grant. Options available for grant at December 31, 2005 and 2004 were, 633,000 and 1,843,000, respectively. Options are granted from time to time to officers and directors. Options granted to date from the plan have been at the market price on the date of the grant and vest over one to four years and are exercisable over a five to ten year period.

The weighted average remaining vesting period of employee and director options and warrants outstanding is 2.7 years.

Non employment stock based compensation

During 2004 and 2005, the Company issued the following warrants to purchase the Company's stock as part of investment units or as payment for services rendered to the Company.




                                                            Average Exercise   Weighted Average Grant
                                                   Number        Price            Date Fair Value
                                                  -------   ----------------   ----------------------
    Outstanding at December 31, 2003                 --            --                   --
    Granted during the period                   1,448,671        $0.75                $1.40
    Vested during the period                    1,448,671        $0.75                $1.40
    Exercised during the period                    460335        $0.03                $1.74
    Exercisable at December 31, 2004              988,336        $1.08                $1.24
    Outstanding at December 31, 2004              988,336        $1.08                $1.24
    Granted during the period                   1,850,726        $1.66                $2.23
    Vested during the period                    1,850,726        $1.66                $2.23
    Exercised during the period                   626,700        $0.14                $1.87
    Outstanding at December 31, 2005            2,212,362        $1.83                $1.84
    Exercisable at December 31, 2005            2,212,362        $1.83                $1.84


Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share.

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Due to their anti-dilutive effect, common stock equivalents of 8,101,011 in 2005 and 1,395,338 in 2004 were not included in the calculation of diluted earnings per share. Common stock equivalents at December 31, 2005 are comprised of employee options of 1,587,000, non employee options of 2,212,362 discussed above and Convertible Series A Preferred Stock plus accumulated dividends convertible at $2.50 per share of 4,301,649.

New Accounting Pronouncements

SFAS No. 155, Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB Statements No. 133 and 140 This statement provides for the following: 1. Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133; 2. Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; 3. Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and 4. Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. Statement 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006. Management believes that this statement will not have a significant impact on the Company's financial statements.

SFAS No. 154, Accounting Changes and Error Corrections - A Replacement of APB Opinion No. 20 and FASB Statement No. 3 Among other changes, Statement 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented on the new accounting principle, unless it is impracticable to do so. Statement 154 also provides that (1) a change in method of depreciating or amortizing a long-lived non financial asset be accounted for as a change in estimate (prospectively) that was effected by a change in accounting principle, and (2) correction of errors in previously issued financial statements should be termed a "restatement." The new standard is effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. Early adoption of this standard is permitted for accounting changes and correction of errors made in fiscal years beginning after June 1, 2005. Management believes that this statement will not have a significant impact on the Company's financial statements.

SFAS No. 123 (Revised 2004), Share-Based Payment The new FASB rule requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities (other than those filing as small business issuers) will be required to apply Statement 123R as of the first interim or annual reporting period that begins after June 15, 2005 Public entities that file as small business issuers will be required to apply Statement 123R in the first interim or annual reporting period that begins after December 15, 2005. As the Company uses the fair value method to measure its equity instruments, management believes that this statement will not have a significant impact on the Company's financial statements.

Issue 05-8, "Income Tax Consequences of Issuing Convertible Debt with a Beneficial Conversion Feature" Application of Issue No. 98-5 to Certain Convertible Instruments," provide guidance on how companies should bifurcate convertible debt issued with a beneficial conversion feature into a liability and an equity component. For income tax purposes, such an instrument is only recorded as a liability. A question has been raised as to whether a basis difference results from the issuance of convertible debt with a beneficial conversion feature and, if so, whether the basis difference is a temporary difference. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. The Company account for the income tax consequences of the beneficial conversion feature of it Series A Preferred Stock consistent with this consensus.

Issue 05-7, "Accounting for Modifications to Conversion Options Embedded in Debt Securities and Related Issues" EITF Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments," provides guidance on whether modifications of debt result in an extinguishment of that debt. In certain situations, companies may change the terms of a conversion option as part of a debt modification, which may result in the following circumstances: (a) the change in the conversion option's terms causes the fair value of the conversion option to change but does not result in the modification meeting the condition in Issue 96-19 that would require the modification to be accounted for as an extinguishment of debt, and (b) the change in the conversion option's terms did not result in separate accounting for the conversion option under Statement 133. When both of these circumstances exist, questions have arisen regarding whether
(a) the modification to the conversion option, which changes its fair value, should affect subsequent interest expense recognition related to the debt and
(b) a beneficial conversion feature related to a debt modification should be recognized by the borrower if the modification increases the intrinsic value of the debt. This issue has been added to the EITF's agenda to address these questions. Consensus was agreed to at the September 15, 2005 meeting and ratified by the FASB at the meeting on September 28, 2005. Management does not believe that this consensus will have a significant impact on the Company's financial statements.

EITF Issue 05-2, The Meaning of "Conventional Convertible Debt Instrument" in EITF Issue 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock" Paragraph 4 of Issue 00-19 states that "the requirements of paragraphs 12-32 of this issue do not apply if the hybrid contract is a conventional convertible debt instrument in which the holder may only realize the value of the conversion option by exercising the option and receiving the entire proceeds in a fixed number of shares or the equivalent amount of cash (at the discretion of the issuer)". The term "conventional convertible debt instrument" is not defined in Issue 00-19 and, as a result, questions have arisen regarding when a convertible debt instrument should be considered "conventional" for purposes of Issue 00-19. A question has also arisen related to whether conventional convertible preferred stock should be treated similar to conventional convertible debt. This issue was added to the EITF's agenda to address these questions. Consensus was reached at the June 15-16, 2005 meeting and was ratified by the FASB at the June 29, 2005 meeting. Management believes that this consensus will not have a significant impact on the Company's financial statements.

Note 4. LICENSE AGREEMENT, RESTATED

On June 21, 2002, the Company entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. This agreement was amended on June 21, 2004 and again on August 19, 2005. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process, treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees cook the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, cellulose biomass product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

The University of Alabama in Huntsville currently owns the patent for this technology. This patent was licensed to Bio-Products International, Inc. ("Bio-Products") and this license was assigned to the Company for the United States. Bio-Products is required to continue to make certain payments to the University of Alabama in Huntsville to maintain exclusivity to the patent for the technology.

The license extends for a period of 20 years from the effective date of the agreement. The agreement shall be automatically extended until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama in Huntsville covering the technology.

For the license, the Company agreed to pay a one-time fee of $350,000, payable in several installments. The Company has recorded an intangible asset of $350,000 at December 31, 2003 and has recorded a payable for the outstanding balance of $167,500 at December 31, 2003. The final installment of $167,500 was paid in August 2004, two years after the signing of the agreement. The license will be amortized over the remaining life of the license beginning when the Company's plant is first operational.

During June 2004, the Company issued warrants to purchase 250,000 shares of its common stock at $1.50 per share to the owners of Bio-Products in consideration for their assistance in obtaining certain modifications and amendments to the license agreement. The fair value of the warrants of $206,605 was estimated at the date of grant using the option valuation model. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The Company recorded the $206,605 fair value of the warrants as an increase to the capitalized license.

In addition, the Company is obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

              Rate                   Tons processed per day
     ----------------------    ----------------------------------

             $0.50                       1      -       2,000

             $1.00                   2,001      -      10,000

             $1.50                  10,001             and up


The Company is also obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulose biomass product produced from MSW, utilizing the technology.

As additional consideration and for their experience and know-how regarding the technology, the Company agreed to pay Bio-Products a monthly payment for technical services of ten thousand dollars ($10,000) per month from January 2003 to April 2004 and twenty thousand dollars ($20,000) per month until the first plant becomes operational and then $15,000 per month for five years thereafter. As of December 31, 2005, all amounts due through such date have been paid.

Due to the proprietary nature of the vessel design utilized in the process, the Company also agreed that Bio-Products shall maintain the exclusive right of vessel manufacture, and the Company shall purchase all required process vessels exclusively from Bio-Products at a purchase price of cost plus 15%.

Note 5. SIGNIFICANT CONTRACT

In June 2003, the Company signed a 10-year contract with Taormina Industries, LLC, a wholly owned division of Republic Services, Inc., whereby TI has agreed to deliver residual waste to the Company for processing at its initial facility which will be located on the campus of TI in Anaheim, CA and is expected to be capable of processing approximately 500 tons per day. The second phase of the contract calls for the Company to build up to a 2,000 ton per day plant in the Orange County, California-area at a site mutually agreeable to both parties. It is estimated that the initial facility will cost the Company approximately $20 million and is projected to be completed and operations started in the second quarter of 2006, assuming funds are available. It is estimated that the second phase will cost the Company approximately $50 million, excluding land and building, and is projected to be completed in 2007 or 2008, if the Company is successful in raising the necessary funds in a timely manner. The agreement also grants TI a right of first refusal for an additional 10 counties throughout California where TI has operations. Under the terms of this contract, TI is obligated to pay a per ton tipping fee to the Company. The initial tipping fee is $30 per ton (payable monthly) of "Net Processed Waste" (defined as the total RMSW delivered to us less the total residual/non-processed waste removed by Taormina for handling and disposal by Taormina). The tipping fee is subject to increase or decrease based upon changes in certain county landfill disposal fees Taormina is required to pay. Our process is also expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. Although the Company has not concluded on the economic feasibility on a commercial scale, it intends to study the possibility of making other products such as higher value paper products, ethanol, refuse derived fuel, cellulose insulation and building product additives. Under the terms of this first contract, these materials will be collected and sold to Taormina for resale to commodities buyers. The ultimate success of the Company is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there can be no assurance. The contract provides for three five year extensions.

Effective July 26, 2004, the Company entered into a ten-year operating lease agreement, with one option for an additional 5-year extension, with TI for the site of the Company's initial processing facility. This lease agreement was amended on March 17, 2005 and July 27, 2005. The lease requires monthly rent of $15,900, subject to annual cost-of-living adjustments. The Company paid the lessor $95,400 upon execution of the lease representing prepaid rent of $63,600 and a $31,800 security deposit. The Company will also be required to lease facilities to complete the second phase of the contract.

Note 6. CONVERTIBLE PROMISSORY NOTES PAYABLE, NET

Convertible Promissory Notes Payable were convertible into common stock of World Waste of Anaheim, Inc. until 90 days after the first plant is fully operational. The number of shares shall be equal in value to the outstanding balance of the note and shall constitute 0.01% ownership in World Waste of Anaheim, Inc. for each $1,000 of the Note Payable. The Notes accrued interest at eight percent (8%) per annum. Unconverted promissory notes payable plus accrued interest were due and payable December 31, 2004. The Notes also had piggyback registration rights and were convertible into the Company's Common Stock at $1.00 per share in the event the Company becomes a public entity. All notes were converted to Common Stock of the Company at the time of the merger with VPTI in August 2004 and all accrued interest of $135,327 was forgiven and credited to Additional Paid in Capital.

Note 7. INCOME TAXES

The components of the income tax (expense) benefit for the fiscal years ended December 31, 2005, 2004 and 2003, and for the period from June 18, 2002 (Inception) to December 31, 2005, are as follows:




                                                                                                      June 18, 2002
                                                      December 31,    December 31,    December 31,      to December
                                                         2005            2004             2003            31, 2005
                                                     -------------   -------------    ------------     ------------

               Federal (expense) benefit:

               Current                                          0                0               0               0
               Deferred                                 1,025,022          745,151         250,199       2,152,683
               Valuation allowance                     (1,025,022)        (745,151)       (250,199)     (2,152,683)
               State (expense) benefit:
               Current
               Deferred                                   279,770          212,294           71,127        600,928
               Valuation allowance                        279,770)        (212,294)         (71,127)      (600,928)

                                                     -------------   --------------    ------------    ------------
               Total income tax (expense) benefit               0                0                0               0
                                                     =============   =============     ============    ============

The income tax (expense) benefit differs from the federal statutory rate because of the effects of the following items for the fiscal years ended December 31, 2005, 2004 and 2003, and for the period from June 18, 2002 (Inception) to December 31, 2005:




                                                                                                      June 18, 2002
                                                          December 31,    December 31,   December 31,   to December
                                                              2005            2004          2003         31, 2005
                                                         -------------    ------------   ------------ --------------
               Statutory rate                                   34.0%          34.0%           34.0%           34.0%
               State income taxes, net of federal benefit        5.7%           5.6%            5.6%            5.7%
               Start-up costs                                    0.0%           0.0%            0.0%            0.3%
               Non-deductible items                              1.6%          -0.9%            0.0%            0.4%
               Change in valuation allowance                   -41.3%         -38.7%          -39.9%          -40.4%

                                                          ------------     ----------     ----------      ----------
               Effective tax (expense) benefit rate              0.0%           0.0%            0.0%            0.0%
                                                          ============     ==========     ==========      ==========

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes, as well as available tax credits.

The tax effected temporary differences and credit carry-forwards comprising the Company's deferred income taxes as of December 31, 2005 and 2004 are as follows:


                                                 December 31,    December 31,
                                                     2005            2004
                                                 ----------------------------

         State taxes                                (204,316)       (108,378)
         Difference in basis of property             (85,530)              0
         Mark-to-Market Adjustment                  (165,346)              0
         Capitalized Start-up costs                  524,702         674,616
         Reserves not currently deductible            50,709          87,691
         Deferred compensation                       252,727          66,963
         Net operating losses                      2,380,665         727,927
         Valuation Allowance                      (2,753,611)     (1,448,819)

                                                 ----------------------------
         Net deferred income tax asset                     0               0
                                                 ============================


The Company has recorded a valuation allowance in the amount set forth above for certain deferred tax assets where it is more likely than not the Company will not realize future tax benefits related to these items. The net changes in the valuation allowance for the fiscal years ended December 31, 2005 and 2004, and for the period from June 18, 2002 (Inception) through December 31, 2005 were $1,304,792, $957,445 and $2,753,611, respectively.

As of December 31, 2005, the Company has federal and state net operating loss carryforwards available to offset future taxable income of approximately $5,584,869 and $5,450,338, respectively. These federal and state net operating loss carryforwards expire through 2025 and 2015, respectively.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOLs in the event of an "ownership change" (as defined in the Internal Revenue Code) of a corporation. The NOLs attributable to Voice Powered Technology International before its merger with World Waste of America, Inc. are almost completely limited according to these provisions. As such, the Company has excluded a significant portion of them in this analysis.

Note 8. NOTE PAYABLE

Note payable is comprised as follows:

                                                     December 31,   December 31,
                                                         2005           2004
                                                       --------       --------

  Note Payable, monthly installments of $575, with
  interest at 7.8%, secured by a vehicle               $   --         $ 22,368

  Less: Current portion                                    --            5,343
                                                       --------       --------
                                                       $   --         $ 17,025
                                                       ========       ========


During the first quarter of 2005, the note was paid in full.

Note 9. SENIOR SECURED DEBT, RESTATED

On November 1, 2005, the Company sold to accredited investors $4,015,000 aggregate principal amount of senior secured notes and Warrants to purchase up to a total of 529,980 shares of Common Stock. The Notes are due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or
(ii) May 1, 2007. The Notes bear interest at an annual rate of 10.00% payable quarterly in arrears, on December 31, March 31, June 30 and September 30 of each year, beginning on December 31, 2005. The Notes are secured by a first-priority lien on substantially all of the Company's assets, and rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness. If an event of default on the Notes occurs, the principal amount of the Notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable, subject to certain conditions set forth in the Notes. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $0.01 per share. In connection with the sale and issuance of these securities, the Company and the investors entered into a Registration Rights Agreement, dated November 1, 2005, and subsequently amended on February 10, 2006, pursuant to which the Company agreed to use best efforts to include the shares of Common Stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the Securities and Exchange Commission. The fair value of the warrants was $1,187,422. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one and a half years. In accordance with APB Opinion 14, the fair value of the warrant issued to the investors of $1,187,422, is shown as a discount to the face value of the Notes on the balance sheet at its relative fair value of $923,450.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering in certain states in which Chadbourn is registered with the NASD as a broker/dealer (the "Chadbourn States"), and, for serving as such, received a cash fee from the Company of $307,340, and was issued warrants to acquire up to 134,600 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors. The Company also agreed to reimburse Chadbourn for its reasonable expenses incurred in connection with the offering. Chadbourn in turn has re-allowed a portion of these fees ($267,550 in cash and warrants to acquire up to 79,300 shares of Common Stock) to Northeast Securities, Inc., an NASD registered broker/dealer ("NES"), in connection with NES acting as a selling agent for the offering.

NES also received a cash fee from the Company equal to 8.0% of the principal amount of Notes sold in all non-Chadbourn States (for a total cash fee of $4,000) and warrants to acquire up to 2,000 shares of Common Stock. The Company also agreed to reimburse NES for its reasonable expenses incurred in connection with the offering.

In addition to the fees referred to above, the Company paid $10,000 in cash and issued warrants to acquire up to 24,000 shares of Common Stock to third party finders.

The fair value of all of the 160,600 placement warrants, was $193,594. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years. The value of the warrants was deducted along with the cash placement fees paid from the face value of the debt and is being amortized as additional interest expense.

The Company's chief executive officer, works with Cagan McAfee Capital Partners, LLC ("CMCP"); Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering.

The debt offering cost of $514,934, consisting of cash of $321,340 and warrant value of $193,594, is shown as a current asset and is being amortized over 18 months. In accordance with APB Opinion 14, the fair value of the warrant issued to the investors of $1,187,422, is shown as a discount to the face value of the Notes on the balance sheet at its relative fair value of $923,450 and is also being amortized over 18 months, the term of the Notes.

The interest expense of $68,032 and the amortization of the offering costs and warrant value of $188,323 were capitalized as construction cost on the Anaheim facility.

Note 10. SERIES A CUMULATIVE REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK, RESTATED

On April 28, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued 4,000,000 shares of newly created 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock of the Company (the "Series A Preferred") and warrants (the "Warrants," and, together with the Series A Preferred, the "Securities") to purchase up to 400,000 shares of common stock of the Company. On May 9, 2005, the Company entered into a Securities Purchase Agreement whereby the Company sold and issued an additional 75,600 shares of Series A Preferred Stock and Warrants to purchase up to 7,560 shares of common stock of the Company. The gross aggregate proceeds to the Company from the sales of the securities were $10,189,000.

The Company is required to apply the proceeds of the sale of the Securities primarily to the construction and operation of the Company's initial plant in Anaheim, California. The investors are entitled to recommend for election to the Company's Board of Directors two individuals designated by such investors. Two employee directors resigned from the board of directors upon the election of the investors' designees.

Holders of Series A Preferred are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A Preferred, at the rate of 8% per annum. This dividend rate is subject to increase to 9% in the event the Company does not comply with certain registration rights provisions. Each share of Series A Preferred is entitled to that number of votes equal to the number of whole shares of the Common Stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A Preferred remain outstanding, the Company is prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A Preferred.

The holders of a majority of the shares of Series A Preferred have the option to require the Company to redeem all outstanding shares of Series A Preferred on the five year anniversary of issuance at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A Preferred will automatically convert into shares of Common Stock on such five-year anniversary, as described below.

Each share of Series A Preferred will automatically convert into one share of Common Stock (i) in the event the Company consummates an underwritten public offering of its securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of the Company resulting in proceeds to the holders of Series A Preferred of a per share amount of at least $5.00, (iii) in the event that the closing market price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) upon the approval of a majority of the then-outstanding shares of Series A Preferred, or (v) unless the Company is otherwise obligated to redeem the shares as described above, on April 28, 2010.

Each holder has the right to convert its shares Series A Preferred into shares of Common Stock on a one-for-one basis at any time following the first to occur of September 30, 2006 or the Operational Date.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $4.00 per share. The fair value of the warrants was $1,328,066. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of five years. The value of the warrants was deducted from the face amount of the Series A Preferred and is being amortized as dividends. In accordance with EITF 00-19, the value of the warrants have been recorded as a liability until such time as the Company meets the registration obligation of the underlying shares. In accordance with SFAS 133 the warrant liability is adjusted to its fair value, and the adjustment is recorded as other income (expense). As the fair value of the warrants at December 31, 2005 was determined to be $618,653 compared to $1,328,066 at issuance, the Company has recognized other income of $709,413 during 2005 as a result of this adjustment.

In accordance with EITF 98-5 and 00-27 it was determined that the Series A Preferred's effective conversion price was issued at a discount to fair value. The value of this discount, called a beneficial conversion feature, was determined to be $1,328,066. The beneficial conversion feature was deducted from the carrying value of the Series A Preferred stock and is amortized over five years. The amortization amount is treated consistent with preferred stock dividends. In connection with the issuance of the Securities, on April 28, 2005, the Company entered into a Registration Rights Agreement granting the investors certain demand and piggyback registration rights of the common stock issued upon conversion of the Series A Preferred and exercise of the Warrants. The Company filed a registration statement on August 4, 2005 to register for resale the underlying common stock shares related to the conversion feature of the Series A Preferred and the related Warrants. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

In connection with this transaction, certain of the Company's officers and significant shareholders agreed that, subject to certain exceptions, they would not offer, sell, contract to sell, lend, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock with respect to which the holder has beneficial ownership until the earlier of 90 days following the conversion into Common Stock of at least 50% of the shares of Series A Preferred Stock, or 90 days following the closing of a Qualified Public Offering as defined in the agreement.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering, and for serving as such, received a cash fee from the Company of $375,000, and was issued warrants to acquire up to 244,536 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors.

The fair value of the placement warrants was $861,852. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years. The value of the warrants was discounted along with the cash placement fees paid, $321,200, from the face value of the Series A Preferred.

The accounting for the Series A Preferred is as follows:

      Gross proceeds                                        $ 10,189,000
      Less: beneficial conversion feature                     (1,328,066)
      Less: offering costs                                    (1,564,152)
      Less: warrant value at issuance date                    (1,328,066)
                                                            ------------
         Subtotal                                              5,968,716
      Amortization of the beneficial conversion feature          177,075
      Amortization of warrant value                              177,075
      Amortization of offering costs                             208,554
      In-kind dividend                                           565,124
                                                            ------------
      Balance at December 31, 2005                          $  7,096,544
                                                            ============


Note 11. SHAREHOLDERS' EQUITY, RESTATED

Prior to the merger with WSI, WSI received $750,000 for the issuance of a promissory note and obtained a commitment for an additional $250,000 from an investor. The investor also received a warrant for the purchase of 133,333 shares of common stock for $0.01 per share in connection with these additional funds. These warrants were exercised in March of 2004. After the merger, the promissory note was exchanged for 500,000 shares of common stock in World Waste Technologies, Inc. In April 2004, the Company received the additional $250,000 for the purchase of an additional 166,667 shares of common stock. The relative fair value allocated to the warrant was $170,844 using the Black-Scholes calculation. The value of the warrant was estimated using the Black Scholes option pricing model with the following assumptions: average risk free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

Prior to the merger with VPTI, 500,000 shares of common stock were contributed to the Company by the founder of VPTI in connection with an agreement in which the founder sold approximately 1,000,000 other shares of common stock to accredited investors in a private sale.

During the second and third quarters ended June 30, 2004 and September 30, 2004 respectively, the Company obtained through a private placement an additional $3,093,910 from the sale of 2,311,872 shares of common stock, net of fees paid of $273,890 (2,245,206 of these shares were issued prior to the merger with VPTI on August 24, 2004). Under a Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to prepare and file a registration statement to register the resale of such shares within ninety days of completion of the Merger, August 23, 2004, and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

During July 2004, the Company issued a warrant to a consultant for the purchase of 50,000 shares of common stock at an exercise price of $0.01 per share in consideration for investment banking, financial structuring and advisory services provided. The fair value of the warrant was $74,567. The value of the warrant was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The fair value of the warrant was expensed during the year ended December 31, 2004. The warrant was exercised in full in September 2004.

As discussed above, effective August 24, 2004, World Waste Technologies, Inc. was merged into VPTI. Prior to the merger with VPTI, the holders of the convertible promissory notes converted these notes into 1,193,500 shares of common stock of World Waste Technologies, Inc.

Subsequent to the merger with VPTI, during the third and fourth quarters of the year ended December 31, 2004, in connection with a private placement of securities, the Company sold 1,192,000 units; each unit comprised of one (1) share of common stock in the Company and warrants exercisable for 0.25 shares (298,000 shares) of common stock of the Company at an exercise price of $0.01 per share for 5 years. The fair value of the warrants was $742,222. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 1 to 4 years. The consideration paid for the units was $2.50 per unit, for aggregate net proceeds to the Company of $1,879,770. As of December 31, 2004, 152,000 of these warrants had been exercised for net proceeds to the Company of $1,520. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of the shares and shares underlying the warrants. The registration statement was filed on August 4, 2005. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

During the quarter ended March 31, 2005, in connection with private placements of unregistered securities, the Company raised gross proceeds of $3,387,000 by issuing 1,354,800 units (each unit comprised of one (1) share of common stock in the Company (1,354,800 shares of common stock) and warrants exercisable for 0.25 shares (338,700 warrants)) at a purchase price of $2.50 per unit. The warrants expire five years after the date of the sale of the shares and are exercisable at $0.01 per share, subject to adjustment. All of the warrants were exercised during the quarter ended March 31, 2005. The fair value of the warrants was $843,487. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one year. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of shares and the shares underlying the warrants. The registration statement was filed on August 4, 2005. The registration statement was withdrawn on December 19, 2005. As of March 15, 2006, the registration statement has not been re-filed.

Note 12. COMMITMENT AND CONTINGENCIES

The Company and its subsidiaries and officers were named defendants in a lawsuit alleging breach of contract, fraud, and misrepresentation related to the breach of a residential real estate lease and an allegedly "detachable" warrant. On October 5, 2004, the Company entered into an agreement to settle the litigation. Pursuant to the settlement, the Company paid $150,000 by December 2005. The plaintiff has agreed to dismiss all claims with prejudice.

In March, 2004, the Company entered into a lease for office space in San Diego, CA. The lease term is for two years commencing April 1, 2004. In March of 2006 the lease was extended for an additional six months. Annual rent is $54,943 for year one, $56,634 for year two and $36,978 for the additional six months.

In July 2004, the Company entered into a lease for the initial facility in Anaheim, CA. The lease term is for 10 years commencing July 1, 2004, with three five-year renewal option. The monthly base rent of $15,900 adjusts annually based on the Consumer Price Index of Orange County.

Minimum lease payments for these operating leases for the years ending December 31 are:

                 2006                $241,937

                 2007                $190,800

                 2008                $190,800

                 2009                $190,800

           Thereafter                $874,500


The Company is obligated to pay Bio Products for technical services $20,000 per month until the first plant becomes operational and then $15,000 per month for five years. The Company is also obligated to pay CMCP $5,000 per month for advisory services through December 31, 2006.

Note 13. RELATED PARTY TRANSACTIONS, RESTATED

In December 2003, the Company entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to the Company.

The agreement calls for, among other things, the Company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2004 for advisory services was $200,000. In May 2005, the agreement was amended to provide for the payment to CMCP of a monthly advisory fee of $5,000 and the Company entered into a separate agreement with John Pimentel to pay his monthly advisory fee of $15,000. In September 2005, John Pimentel was hired as the Company's Chief Executive Officer. CMCP's fee for monthly advisory fees for the year ended December 31, 2005 was $120,000. Prior to May 2005, John Pimentel was paid by CMCP to provide services to the Company. Subsequent to May 2005 and prior to his hiring as CEO, Mr. Pimentel was paid $60,000 for consulting services by the Company.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50.

The values of the warrants, $369,245, were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

During 2005, the Placement Agent acted as the placement agent for us in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock, the private placement of 4,075,600 shares of our Series A Preferred Stock and warrants to purchase 407,560 shares of our common stock, and $4,015,000 aggregate principal amount of our senior secured promissory notes and warrants to purchase up to a total of 529,980 shares of Common Stock. In connection with those private placements, we paid the Placement Agent a commission of approximately $961,550. In addition, we paid the Placement Agent a non-accountable expense allowance of $267,740 and issued the Placement Agent, or its affiliates, warrants to purchase 548,486 of our common shares, at exercise price of $2.50. The values of the warrants, $756,247, were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate 3.6% to 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

Note 14. EMPLOYMENT CONTRACTS

On April 28, 2005, the Company entered into new employment agreements with four of its executive officers. The new agreements supersede and replace each officer's existing employment agreement with the Company. Pursuant to the new agreements, the officers will continue to serve the Company in the same capacities but on an "at-will" basis. Effective December 31, 2005, the President of the Company resigned. The total annual salaries of the three remaining contracts are $650,000. Each officer is entitled to receive 12 months salary and continuation of benefits in the event the Company terminates his agreement for other than "good cause" or the officer resigns from the Company for "good reason" (as such terms are defined in the agreements). In addition, each officer is entitled to 12 months salary and continuation of benefits in the event of disability or death during the term of his agreement. The current Company CEO is not under an employment contract.

Note 15. SUBSEQUENT EVENTS (UNAUDITED)

On February 10, 2006, the Company issued and sold $2,250,000 aggregate principal amount of its 10% senior secured debentures and warrants (the "Warrants") to purchase up to an aggregate of 297,000 shares of the Company's common stock, to three accredited investors.

The Warrants are exercisable for a period of five years commencing as of their issuance date and have an exercise price of $0.01 per share. The debentures are due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or (ii) eighteen months after the closing date. The debentures bear interest at an annual rate of 10.00% payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The first interest payment is due on March 31, 2006. The debentures are secured by a first-priority lien on substantially all of the Company's assets, and rank pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness.

In connection with the issuance of the debentures, the Company entered into a Registration Rights Agreement on February 10, 2006 pursuant to which it agreed to use best efforts to include the shares of common stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the SEC.

In connection with this transaction, the holders of the Company's 10% senior secured notes described in Note 9 exchanged their notes for debentures on a dollar-for-dollar basis. The only term that was changed was the maturity date. Therefore, at the conclusion of the transaction the Company had a total of $6,265,000 of Senior Secured Debt outstanding. The closing of this transaction was subject to a requirement to obtain the consent of the holders of the Company's Series A Preferred Stock. On February 6, 2006, the holders of the Company's Series A Preferred Stock gave their consent to the transaction pursuant to a letter agreement with the Company (the "Series A Consent"). In connection with obtaining the Series A Consent, the Company agreed to deliver to the holders of Series A Preferred Stock warrants to purchase a total of 407,560 shares of the Company's Common Stock at an exercise price of $0.01 per share. Pursuant to the Series A Consent, (i) the Company also agreed to call a shareholders' meeting to approve an amendment of certain provisions of the Series A Preferred Stock Certificate of Determination, and (ii) the holders of Series A Preferred Stock agreed to waive certain of their veto rights and contractual rights to facilitate the Company's next round of financing. On May 1, 2006, pursuant to a Patent Assignment Agreement and a Patent Assignment, both dated as of May 1, 2006, (the "Patent Assignment Agreement and a Patent Assignment"), the Company completed the purchase of all right, title and interest in United States Patent No. 6,306,248 (the "Patent") and related intellectual property, subject to existing licenses, from the University of Alabama in Huntsville for $100,000 and 167,000 shares of the Company's unregistered common stock valued at $698,000,the market value of the stock on May 1, 2006.

We continue to exploit the technology covered by the Patent through a sublicense from the original licensee, Bio-Products International, Inc. By virtue of our acquisition of the Patent, we now own all right, title and interest in the Patent, subject to Bio-Products International, Inc.'s existing license, which in turn continues to sublicense the technology to us.

May 26, 2006, the Company announced that it had secured $25,000,000 in new equity financing in two private placements. In the first transaction, which closed May 25, 2006, the Company issued 89,000 shares of its newly created 8% Series B Convertible Redeemable Preferred Stock at a price of $100 per share, resulting in total gross proceeds to the Company of $8.9 million. In the second transaction, the Company entered into definitive agreements for the sale of an additional 161,000 shares of Series B Preferred Stock on the same terms, for total additional gross proceeds to the Company of $16.1 million. This second offering closed on May 30, 2006.

In addition to the sales described above, holders of the Company's $6,250,000 aggregate principal amount of senior secured debentures had the contractual right to exchange their debentures for shares of Series B Preferred Stock on a dollar-for-dollar basis. The holders of approximately $2,480,000 of such debentures elected to exchange their debentures and accrued interest for a total of 25,000 shares of Series B Preferred Stock (which shares of Preferred Stock would be convertible into a total of 1,000,000 common shares and be included in the registration statement described below).

Each share of Series B Preferred Stock is convertible for a period of five years into 40 shares of the Company's common stock. To the extent not converted by the five-year anniversary of issuance, the shares are subject to redemption at each holder's option, with any shares not redeemed subject to automatic conversion. The shares are also subject to mandatory conversion prior to the five-year anniversary of issuance if the Company's common stock meets certain trading price and volume criteria and under certain other circumstances. Holders of the Series B Preferred Stock are entitled to receive cumulative dividends, payable quarterly in additional shares of Series B Preferred, at the rate of 8% per annum.

The Company is also issuing the investors in these transactions five-year warrants to acquire up to a total of 2,500,000 shares of common stock at an exercise price of $2.75 per share. The Company has agreed to file a registration statement within 60 days of the closing covering the resale of the shares of common stock issuable upon conversion of the Series B Preferred Stock and exercise of the warrants.

After fees and expenses and the repayment of the Company's secured debentures, the Company estimates the total net proceeds to it from these two offerings will be approximately $18 million. The Company currently intends to use these net proceeds to start-up operations at, and make improvements to, its initial facility located in Anaheim, California, to begin preparations for additional facilities, and for general corporate purposes.

Prior to April 8, 2006, the Company completed the construction of the facility and sent a notice to Taromina of such completion in accordance with the terms of the agreement with Taromina.

Note 16. AMENDMENT AND RESTATEMENT OF FORM 10-KSB

On May 12, 2006, the Company determined that it would amend its Annual Report on Form 10-KSB for the year ended December 31, 2005 to correct certain accounting errors in the financial statements included in such report related to the fair value of options and warrants, the relative fair value of senior secured debt and the related warrants and the classification of Redeemable Preferred Stock.

The principal accounting errors reflected in such financial statements were as follows:

1) Fair value of options and warrants: As previously disclosed in our reports filed with the SEC, on August 24, 2004 World Waste Technologies, Inc., a private company ("WWT") completed a reverse merger with and into a subsidiary of Voice Powered Technologies International, Inc ("VPTI"), a publicly-traded company with no assets, liabilities or operations. As a result of this merger, VPTI (renamed World Waste Technologies, Inc.) succeeded to all of the assets, liabilities and operations of WWT.

In order to properly account for the expense associated with the issuance of options and warrants, it is required to determine the fair value of these securities. In determining this value the Company undertook a "Black Scholes" analysis, a method of valuation that takes into account the expected volatility of the stock underlying the convertible securities being valued. Because at the time of this valuation the Company had no stock trading history as a company with the operations of WWT (i.e. all of the trading had been as VPTI, a company with no operations), in determining its expected volatility, the Company decided to use the trading prices of a representative sample of companies within its industry as opposed to VPTI's trading history.

Based on discussions with the staff of the SEC as to current practices in applying the applicable accounting guidelines (SFAS 123R) and further review of the authoritative accounting literature for new public companies, the Company concluded that the use of a volatility factor more consistent with its stage of life cycle and financial leverage would be more appropriate than a volatility factor based on the trading of shares of companies within its industry. As a result, the Company changed the volatility factor previously used from approximately 20% to 70%. Based on this analysis, the Company also changed the price used in calculating the fair value of the warrants issued in connection with a private placement of our Series A Preferred Stock from the price such shares were actually sold at to the quoted market price of the Company's stock as of the closing of such issuance. These changes affected primarily the recorded value on our balance sheet of the following line item accounts: Debt Offering Costs, Patent and Licenses, Senior Secured Debt, Redeemable Preferred Stock, Warrant Liability, Additional Paid in Capital and Deficit Accumulated during the Development Stage.

This change had the following impact on the Company's Consolidated Statement of
Operations: In 2004, General and Administrative Expense increased by $21,970 for the increase in employee option expense. In 2005, General and Administrative Expense increase by $250,507 for the increase in employee option expense and Change in fair value of warrant liabilities increase by $323,450 resulting in a net decrease in the Net Loss of $72,943. Also in 2005, the amortization of Preferred Stock warrants, offering costs and beneficial conversion feature classified similar to Preferred Stock dividends increased by $491,939.

2) Relative Fair Value: On November 1, 2005 the Company completed a private placement of senior debt securities with detachable warrants. In accounting for this transaction, the Company discounted the recorded value of the senior debt securities by an amount equal to the fair value of the warrants. Upon further review of the applicable accounting literature (APB Opinion 14), the Company determined that it should have discounted the senior debt for the "relative fair value" of the warrants rather than the "fair value" of the warrants. This had the effect of overstating the discount on the senior debt at December 31, 2005 by approximately $235,000. This change had not impact on the Company's 2004 or 2005 Consolidated Statement of Operations.

3) Redeemable Convertible Preferred Stock: The Redeemable Convertible Preferred Stock had been classified as a liability because it is redeemable at the end of five years, at the option of the holders. Upon further review of authoritative literature, Convertible Redeemable Preferred Stock will be reclassified as "mezzanine equity" rather than as a liability. This change had no impact on the Company's 2004 or 2005 Consolidated Statement of Operations.

Below is a summary of the significant effects of the restatement on the consolidated statements of operations (in thousands) for the years ended December 31, 2005 and 2004 and the balance sheets as at December 31, 2005 and 2004.

                                                   2005 as                                 2004 as
                                                 Previously                              Previously
                                                  Reported        2005 as Restated        Reported     2004 as Restated
-----------------------------------------------------------------------------------------------------------------------
Statements of Operations

General and Administrative Expenses               $ (3,351,247)      $ (3,601,754)      $ (2,124,436)      $ (2,146,407)

Change in Fair Value of Warrant Liability              385,962            709,412

Net Loss                                            (3,151,860)        (3,078,917)        (2,474,218)        (2,496,188)

Preferred Stock Dividend and amortization
of Warrant Value, Offering Costs and
Beneficial Conversion Feature                         (742,533)        (1,234,473)

Net Loss Attributable to Common Shareholders      $ (3,894,393)      $ (4,313,390)      $ (2,474,218)      $ (2,496,188)

Balance Sheets
Debt Offering Costs                               $    343,054       $    453,264
Total Fixed Assets                                  17,036,101         17,020,547
Patent License                                         450,625            556,605            450,625            556,605
   Total Assets                                   $ 20,980,908       $ 21,181,544       $  6,786,477       $  6,892,457
Senior Secured Debt                                  2,957,169          3,191,811
Redeemable Preferred Stock                           8,923,726                 --
Warrant Liability                                      144,783            618,654
Total Liabilities                                   12,025,678          6,139,570
Redeemable Preferred Stock                                  --          7,096,544
Total Stockholders Equity                            6,626,125          7,945,430          5,013,873          5,119,854
   Total Liabilities and Stockholders Equity      $ 20,980,908       $ 21,181,544       $  6,786,477       $  6,892,457



                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)

                           Consolidated Balance Sheet

                                                               (Unaudited)
                                                                 June 30        December 31
                                                                  2006              2005
                                                              ------------      ------------
                                                                                  Restated
ASSETS:
Current Assets:
    Cash                                                      $ 19,350,519      $  2,864,377
    Prepaid Expenses                                               205,750           181,912
    Debt Offering Cost                                             453,264
                                                              ------------      ------------
Total Current
  Assets                                                        19,556,269         3,499,553
                                                              ------------      ------------
Fixed Assets:
    Machinery and Equipment, net of accumulated
      depreciation of $633,571 at 6/30/06 and
      $30,958 at 12/31/05                                       18,975,430        12,926,284
    Construction in Progress                                     4,094,263
                                                              ------------      ------------
Total Fixed Assets                                              18,975,430        17,020,547
Other Assets:
    Deposit L/T                                                     47,244           104,839
    Patent License                                               1,323,180           556,605
                                                              ------------      ------------
    TOTAL ASSETS                                              $ 39,902,123      $ 21,181,544
                                                              ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY:
  LIABILITIES:
Current
  Liabilities:
    Accounts Payable                                          $  1,022,081      $  1,292,810
    Accrued Salaries Payable                                       205,382           217,684
    Accrued Retention Payable                                      380,572
    Deposit on Senior Secured Debt                                 250,000
    Other Liabilities                                              123,006           188,039
                                                              ------------      ------------
Total Current
  Liabilities                                                    1,350,469         2,329,105
                                                              ------------      ------------
Long Term
  Liabilities:

    Senior Secured Debt (See Note 5)                             3,191,811
    Warrant Liabilities                                          2,009,937           618,654
                                                              ------------      ------------
Total Long Term Liabilities                                      2,009,937         3,810,465

                                                              ------------      ------------
    TOTAL LIABILITIES                                            3,360,406         6,139,570
                                                              ------------      ------------
Redeemable Preferred Stock (See Note 6)                          8,816,730         7,096,544

STOCKHOLDERS' EQUITY

    Common Stock - $.001 par value: 100,000,000 shares
      authorized, 25,030,230 and 24,686,230 shares issued
      and outstanding at June 30, 2006 and December 31,
      2005,
      respectively                                                  25,030            24,686

    Additional Paid-in-Capital                                  49,148,321        15,961,816
    Deficit Accumulated during development stage               (21,448,364)       (8,041,072)
                                                              ------------      ------------
    TOTAL STOCKHOLDERS' EQUITY                                  27,724,987         7,945,431
                                                              ------------      ------------

                                                              ------------      ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $ 39,902,123      $ 21,181,544
                                                              ============      ============


See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)

                 Unaudited Consolidated Statements of Operations




                                                           Three Months     Three Months
                                                              Ended            Ended
                                                         June 30, 2006    June 30, 2005
                                                         ------------      ------------
                                                                             Restated
GROSS REVENUE:                                           $     14,327      $         --

Operating expenses:
         Disposal of rejects                                  (14,247)
         Plant operating expenses                            (664,809)
         Depreciation                                        (595,346)
                                                         ------------      ------------

         Gross Margin                                      (1,260,075)               --

         Research and Development                             (60,000)          (67,410)
         General and Administrative:                       (1,037,451)         (910,168)

                                                         ------------      ------------
           Loss from Operations                            (2,357,526)         (977,578)
                                                         ------------      ------------

           Interest Income (Expense)                         (290,190)           26,168
           Financing Expense (see note 2)                  (5,795,176)
           Change in fair value of warrant liability         (135,642)          390,048
                                                         ------------      ------------
           Net Loss before Provision for Income Tax        (8,578,534)         (561,362)
                                                         ------------      ------------
           Income Taxes                                            --                --
                                                         ------------      ------------
           Net Loss                                      $ (8,578,534)     $   (561,362)
                                                         ------------      ------------
           Preferred Stock Dividend, amortization
             of Discount and Beneficial Conversion
             Feature                                       (1,507,775)         (359,917)

                                                         ------------      ------------
           Net Loss Attributable to Common
             Shareholders                                $(10,086,309)     $   (921,278)
                                                         ============      ============

           Basic and diluted Net Loss per share
             available to common shareholders                   (0.41)            (0.04)
                                                         ============      ============
           Weighted average number of shares
             outstanding used in calculation (see
             Note 1)                                       24,893,023        24,418,745
                                                         ============      ============

          See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)

                 Unaudited Consolidated Statements of Operations




                                                          Six Months       Six Months        June 18, 2002
                                                             Ended           Ended          (Inception) to
                                                        June 30, 2006     June 30, 2005      June 30, 2006
                                                         ------------      ------------      ------------
                                                                            Restated
GROSS REVENUE:                                           $     14,327                        $     14,327
EXPENSES:
Operating expenses:
         Disposal of rejects                                  (14,247)                            (14,247)
         Plant operating expenses                            (664,809)                           (664,809)
         Depreciation                                        (595,346)                           (595,346)
                                                         ------------                         ------------
         Gross Margin                                      (1,260,075)                         (1,260,075)

         Research and Development                            (120,000)     $   (129,660)         (887,386)
           General and Administrative:                     (2,006,117)       (1,569,290)       (8,609,413)
                                                         ------------      ------------      ------------
           Loss from Operations                            (3,386,192)       (1,698,950)      (10,756,874)
                                                         ------------      ------------      ------------

           Interest Income (Expense)                         (274,616)           25,219          (352,424)
           Financing Expense (see note 2)                  (7,442,426)       (7,442,426)
           Change in fair value of warrant liability         (255,796)          390,048           453,616
                                                         ------------      ------------      ------------
           Net Loss before Provision for Income Tax       (11,359,030)       (1,283,682)      (18,098,108)
                                                         ------------      ------------      ------------
           Income Taxes                                            --                --                --
                                                         ------------      ------------      ------------
           Net Loss                                      $(11,359,030)     $ (1,283,682)     $(18,098,108)
                                                         ------------      ------------      ------------
           Preferred Stock Dividend, amortization
             of Discount and Beneficial Conversion
             Feature                                       (2,048,261)         (359,917)       (3,282,734)
                                                         ------------      ------------      ------------
           Net Loss Attributable to Common
             Shareholders                                $(13,407,291)     $ (1,643,599)     $(21,380,842)
                                                         ============      ============      ============
           Basic and diluted Net Loss per share
             available to common shareholders            $      (0.54)     $      (0.07)     $      (1.27)
                                                         ============      ============      ============
           Weighted average number of shares
             outstanding used in calculation (see
             Note 1)                                       24,809,174        23,914,740        16,859,201
                                                         ============      ============      ============


* Approximately $67,526 in Consulting and Travel expenses incurred prior to inception of the business on June 18, 2002 are not included.

          See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)
             Consolidated Statement of Stockholders' Equity Restated

                                                                       Additional
                                                                         Paid-in       Common Stock   Accumulated
                                              Shares      Dollars        Capital       Subscription     Deficit *        Total
                                           ----------    ---------    ------------     ------------ -------------     ------------
                                                         $            $                $            $                 $

Preformation Expenses                                                                                     (67,526)         (67,526)

Formation - June 18, 2002                   9,100,000          100          73,036                                          73,136

  Net Loss - 2002                                                                                        (359,363)        (359,363)
                                           ----------    ---------    ------------     ---------    -------------     ------------
December 31, 2002                           9,100,000    $     100    $     73,036                  $    (426,889)    $   (353,753)
                                           ==========    =========    ============     =========    =============     ============

  Additional Paid-in Capital                                                   100                                             100

  Common Stock Subscribed                                                                125,000                           125,000

  Net Loss - 2003                                                                                        (804,605)        (804,605)
                                           ----------    ---------    ------------     ---------    -------------     ------------
December 31, 2003                           9,100,000    $     100    $     73,136     $ 125,000    $  (1,231,494)    $ (1,033,258)
                                           ==========    =========    ============     =========    =============     ============

  Merger with Waste Solutions, Inc.         7,100,000           63           2,137                                           2,200

  Common Stock Subscriptions                  125,000            1         124,999      (125,000)

  Common Stock and warrants net of
    offering cost prior to VPTI merger      3,045,206           31       3,952,321                                       3,952,352

  Shares cancelled                           (500,000)          (5)              5

  Warrants Issued, Restated                                                281,171                                         281,171

  Merger with VPTI                          1,200,817       21,062         (21,062)

  Conversion of Promissory Notes            1,193,500           12       1,193,488                                       1,193,500

  Accrued Interest on Notes Forgiven                                       135,327                                         135,327

  Common Stock and warrants net of
    offering cost                           1,460,667        1,461       2,865,462                                       2,866,923

  Amortization of stock options and
    warrants, Restated                                                     217,827                                         217,827

  Net Loss - 2004, Restated                                                                            (2,496,188)      (2,496,188)
                                           ----------    ---------    ------------     ---------    -------------     ------------
December 31, 2004, Restated                22,725,190    $  22,725    $  8,824,811     $       0    $  (3,727,682)    $  5,119,854
                                           ==========    =========    ============     =========    =============     ============

  Common Stock and warrants net of
    offering cost, Restated                 1,961,040        1,961       3,072,116                                       3,074,077

  Amortization of stock options and
    warrants, Restated                                                     654,220                                         654,220

  Dividend (Preferred Stock)                                               106,645                       (671,768)        (565,123)

  Warrants Issued to placement agents
    on preferred stock, Restated                                           861,853                                         861,853

  Senior Secured Debt Warrants to debt
    holders and placement agent, Restated
    (See note 5)                                                         1,114,105                                       1,114,105

  Beneficial conversion feature on
    Redeemable Preferred Stock, Restated                                 1,328,066                                       1,328,066

  Amortization of Beneficial conversion
    feature and discount on Redeemable
    Preferred Stock, Restated                                                                            (562,704)        (562,704)

  Net Loss - 2005, Restated                                                                            (3,078,917)      (3,078,917)
                                           ----------    ---------    ------------     ---------    -------------     ------------
December 31, 2005, Restated                24,686,230    $  24,686    $ 15,961,816     $       0    $  (8,041,072)    $  7,945,430
                                           ==========    =========    ============     =========    =============     ============

  Common Stock and warrants net of
    offering cost                              42,725           42           8,166                                           8,208

  Amortization of employee and
    consultant stock options and warrants                                  289,164                                         289,164

  Dividend (Preferred Stock)                                                87,215                       (329,479)        (242,264)

  Warrants Issued as financing expense
    to Series A Preferred holders (See
    Note 6)                                                              1,647,250                                       1,647,250

  Senior Secured Debt Warrants
    (See Note 5)                                                           787,500                                         787,500

  Amortization of Beneficial conversion
    feature, warrants, and offering costs
    on Redeemable Preferred Stock                                                                        (211,007)        (211,007)

  Net Loss - March 2006                                                                                (2,780,497)      (2,780,497)
                                           ----------    ---------    ------------     ---------    -------------     ------------
March 31, 2006 (Unaudited)                 24,728,955    $  24,728    $ 18,781,111     $       0    $ (11,362,055)    $  7,443,784
                                           ==========    =========    ============     =========    =============     ============
  Common Stock and warrants net of
    offering cost                             134,275          135           1,285                                           1,420

  Amortization of employee and
    consultant stock options and warrants                                  231,703                                         231,703

  Dividend (Preferred Stock)                                               240,860                       (690,616)        (449,756)

  Beneficial Conversion Feature on
    Redeemable Preferred Stock                                          18,207,102                                      18,207,102

  Warrants issued to placement agents and
    investors on preferred stock                                         7,922,663                                       7,922,663

  Reset of series A preferred
    stock conversion feature                                             3,065,931                                       3,065,931

  UAH Stock for Purchase of Patent            167,000          167         697,666                                         697,833

  Amortization of Beneficial conversion
    feature, warrants, and offering costs
    on Redeemable Preferred Stock                                                                        (817,159)        (817,159)

  Net Loss - June 2006                                                                                 (8,578,534)      (8,578,534)
                                           ----------    ---------    ------------     ---------    -------------     ------------
June 30, 2006 (Unaudited)                  25,030,230    $  25,030    $ 49,148,321             0    $ (21,448,364)    $ 27,724,987
                                           ==========    =========    ============     =========    =============     ============

          See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)

                 Unaudited Consolidated Statements of Cash Flow


                                                             Six Months        Six Months        June 18, 2002
                                                                Ended            Ended          (Inception) to
                                                           June 30, 2006      June 30, 2005      June 30, 2006
                                                           ------------       ------------       ------------
                                                                                       Restated         Restated
Cash Flow from Operating Activities:                        $                  $                  $

    Net Loss                                                (11,359,030)        (1,283,682)       (18,098,108)
Adjustments to reconcile net loss to net cash used in
  operating activities:
    Depreciation                                                633,871              7,540            664,829
    Interest Forgiveness                                        135,327
    Warrant and Common Stock Issued for consulting               10,000             84,566
    Amortization of warrants & options to employees
      and consultants                                           520,867            236,515          1,392,913
    Change in Fair Value of warrant liabilities                 255,796           (390,048)          (453,616)
    Financing expense                                         7,442,426          7,442,426
    Amortization of debt offering costs                         252,277

Changes in operating assets and liabilities:
    Prepaid Expenses                                            (23,837)            40,000           (205,750)
    Accounts Payable                                            148,905            (77,029)           328,396
    Accrued Salaries                                            (12,302)           (36,197)           205,382
    Accrued Other Liabilities                                   (53,133)           (64,221)           123,006
                                                           ------------       ------------       ------------
    Net Cash used in Operating Activities                    (2,194,160)        (1,556,981)        (8,128,348)
                                                           ------------       ------------       ------------
Cash flows from investing activities:
    Purchase Machinery & Equipment                           (3,109,258)        (5,928,263)       (18,495,980)
    Purchase of patent license                                  (20,000)          (370,000)
    Deposits                                                     57,595              4,720            (47,244)
                                                           ------------       ------------       ------------
    Net Cash used in Investing Activities                    (3,071,663)        (5,923,543)       (18,913,224)
                                                           ------------       ------------       ------------
Cash flows from financing activities:
    Note Payable                                                (22,368)
    Redeemable Preferred Stock                               22,649,764          9,209,328         32,136,465
    Senior Secured Debt                                       2,000,000          6,265,000
    Repayment of senior secured debt                         (2,785,000)        (2,785,000)
    Senior Secured Debt Offering Cost                          (122,424)          (420,523)
    Warrants, Common Stock and Additional Paid-in
      Capital                                                     9,627          3,198,487         11,202,797
                                                           ------------       ------------       ------------
    Net Cash provided by Financing Activities                21,751,967         12,385,447         46,392,091
                                                           ------------       ------------       ------------

Net Increase in Cash                                         16,486,142          4,904,923         19,350,519
Beginning Cash                                                2,864,377          1,128,502                 --
                                                           ------------       ------------       ------------
Ending Cash                                                $ 19,350,519       $  6,033,425       $ 19,350,519
                                                           ============       ============       ============
Non-Cash Investing and Financing Activities:
    Interest (Paid) Received                               $   (153,964)      $       (948)      $   (151,220)
    Income Taxes Paid                                                --                 --                 --

* During 2002, the Company issued $67,526 of Convertible Promissory Notes payable for preformation funds received and expended prior to inception.

* The Company issued warrants to purchase 315,354 shares of common stock to the placement agent for services rendered in connection with the fund raising effort during 2004 and 2005.

* The Company issued warrants to purchase 50,000 shares of common stock for consulting services in 2004 and 100,000 shares of common stock upon the exercise of a warrant in exchange for services rendered in 2005.

* The Company issued 1,193,500 shares of common stock upon conversion of the Convertible Promissory notes payable and accrued interest of $135,327 during 2004.

* The Company issued warrants to purchase 250,000 shares of its common stock for a modification to the technology license agreement during 2004.

* Accounts Payable of $613,685 at June 30, 2006 related to fixed asset acquisitions. The impact has been adjusted in the six month period ended June 30, 2006 statement of cash flow.

* Accounts Payable of $1,266,060 and other liabilities of $ 114,242 at December 31, 2005 related to asset acquisitions. The impact has been adjusted in the six month period ended June 30, 2006 statement of cash flow.

* During the quarter ended March 31, 2006, non cash interest expense of $340,343 was capitalized in fixed assets.

* During the quarter ended June 30, 2006, $3,480,000 of Senior Secured Debt was exchanged for Series B Preferred Stock.

* During the quarter ended June 30, 2006, the Company issued 167,000 shares of common stock for the purchase of the patent from the University of Alabama in Huntsville.

          See accompanying notes to consolidated financial statements.

                 World Waste Technologies, Inc. and Subsidiaries
                     (Formerly World Waste of America, Inc.)

                          (A Development Stage Company)

              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

                                  June 30, 2006

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                            Amendment and Restatement

On July 7, 2006, the Company filed an amended Annual Report on Form 10-KSB/A, originally filed March 30, 2006, as amended, to restate the financial statements for the years ended December 31, 2005 and 2004 included therein. (see Note 11)

                              Basis of Presentation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The Company is a new enterprise in the development stage as defined by Statement No. 7 of the Financial Accounting Standards Board, since it has derived no substantial revenues from its activities to date.

                          Interim Financial Statements

The accompanying consolidated financial statements include all adjustments (consisting of only normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation. Operating results for the quarter ended June 30, 2006 are not necessarily indicative of the results to be expected for a full year. The consolidated financial statements should be read in conjunction with the Company's amended and restated consolidated financial statements for the year ended December 31, 2005 included in Amendment Number 2 to the Company's Annual Report on Form 10-KSB, filed July 7, 2006. See Note 11.

                                Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                               Revenue Recognition

Revenue for receiving MSW is recognized when the MSW is delivered. Revenue for products sold are recognized when the product is delivered and sold to the customer.

                                  Fixed Assets

Machinery and Equipment is stated at cost. Depreciation is computed on the straight-line method over the estimated useful asset lives or for leasehold improvements or equipment installed in the Anaheim plant, over the remain life of the lease, whichever is shorter. Due to the fact that at the time the assets were placed into service the lease had 8 years and two months remaining, all assets and leasehold improvements at the Anaheim facility are being depreciated over a maximum of 8 years and two months.

The Company completed the construction of its initial plant in Anaheim, California at the end of March 2006. The Company capitalized all costs directly associated with developing the plant, including interest and labor, throughout the construction period. The Company placed into service and began depreciating the assets related to this facility in the second quarter of 2006.

                                   Intangibles

Intangible assets are recorded at cost. On May 1, 2006, pursuant to a Patent Assignment Agreement and a Patent Assignment, both dated as of May 1, 2006, (the "Patent Assignment Agreement and a Patent Assignment"), the Company completed the purchase of all right, title and interest in United States Patent No. 6,306,248 (the "Patent") and related intellectual property, subject to existing licenses, from the University of Alabama in Huntsville for $100,000 and 167,000 shares of the Company's unregistered common stock valued at approximately $698,000, based on the market price of the stock on the date issued, May 1, 2006.

We continue to exploit the technology covered by the Patent through a sublicense from the original licensee, Bio-Products. By virtue of our acquisition of the Patent, we now own all rights, title and interest in the Patent, subject to Bio-Products International, Inc.'s existing license, which in turn continues to sublicense the technology to us.

Prior to the purchase of the Patent, the Company's only intangible asset was the license from Bio-Products for the patented technology and other related intellectual property.

The Company began amortizing its intangible assets during the second quarter of 2006 upon completion of its first facility, on a straight-line basis over the remaining life of the intellectual property. The Patent expires in 2017 and the license expires in 2022.

The Company's policy regarding intangible assets is to review such intangible assets for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. If the review indicates that intangible assets are not recoverable (i.e. the carrying amounts are more than the future projected undiscounted cash flows), their carrying amounts would be reduced to fair value. The Company carried no goodwill on its books at either June 30, 2006 or December 31, 2005. Further, during the quarter and six-month period ended June 30, 2006 and the year ended December 31, 2005, the Company had no material impairment to its intangible asset.

                     Redeemable Convertible Preferred Stock

Preferred Stock which may be redeemable for cash at the determination of the holder is classified as mezzanine equity, and is shown net of discounts for offering costs, warrant values and beneficial conversion features.

                            Research and Development

Research and development costs are charged to operations when incurred.

                                  Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." In accordance with SFAS No. 109, the Company records a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment.

                                Reclassification

Certain amounts for the year ended December 31, 2005 and for the three and six month periods ended June 30, 2005 have been reclassified to conform with the presentation of the June 30, 2006 amounts. These reclassifications had no effect on reported net loss.

                            Stock-Based Compensation

During the fourth quarter of 2004, the Company adopted SFAS No. 123 entitled, "Accounting for Stock Based Compensation." Accordingly, the Company has expensed the compensation cost for the options and warrants issued based on the fair value at the warrant grant dates. During the quarter ended March 31, 2006, the Company adopted SFAS No. 123R. Because the Company had already been accounting for it stock-based compensation on an estimated fair value basis, the adoption of SFAS No. 123R did not have a material impact on the financial statements of the Company.

As of June 30, 2006, the Company had one share-based compensation plan, which is described below. The compensation cost that has been charged against income for the plan was $463,406, $118,289, and $963,662 for the six month periods ended June 30, 2006 and 2005 and from inception to June 30, 2006, respectively. Because the Company is in a net loss position, no income tax benefit has been recognized in the income statement for share-based compensation arrangements.. As of June 30, 2006, no share-based compensation cost had been capitalized as part of inventory or fixed assets.

The Company's 2004 Incentive Stock Option Plan (the Plan), which is shareholder-approved, provides for the issuance by the Company of a total of up to 2.0 million shares of common stock and options to acquire common stock to the Company's employees, directors and consultants. The Company believes that such awards better align the interests of its employees with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant; those option awards generally vest based on 2 to 4 years of continuous service and have 10-year contractual terms. The Company has made no share awards as of June 30, 2006. Certain option awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on the historical volatility of the Company's common stock from August 24, 2004 through March 31, 2005. Although the Company uses historical data to estimate option exercise and employee terminations within the valuation model, because of its limited history, the Company has assumed that all options will be exercised and that there will be no employee terminations. As and when employee terminations occur the Company stops amortizing the expense associated with the options. The expected term of options granted was estimated to be the vesting period of the respective options which the Company believes provides a reasonable estimation of the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the LIBOR rate at the time of grant. There were no grants made from the Plan during the six months ended June 30, 2006.

                                    Year ended 2005   Year ended 2004
                                    ---------------   ---------------
         Expected volatility              70%               70%
         Expected dividends                0%                0%
         Expected term (in years)       2 to 4               4
         Risk-free rate                3.7%-4.82%          3.6%


A summary of option activity under the Plan as of June 30, 2006, and changes during the quarter then ended is presented below:

                                                          Weighted-
                                             Weighted-     Average     Aggregate
                                              Average     Remaining    Intrinsic
                                              Exercise   Contractual    Value
Options                           Shares       Price        Term       ($000)
-------                          ---------   ---------   -----------  ----------
Outstanding at January 1, 2006   1,587,000     $2.42         9.4
Granted
Exercised
Forfeited or expired                50,000     $2.70         9.3
Outstanding at June 30, 2006     1,537,000     $2.41         8.9      $1,666,600
Exercisable at June 30, 2006       575,333     $2.37         9.0      $  648,390


The weighted-average grant-date fair value of options granted during 2005 and 2004, was $1.20 and $1.55, respectively. There were no options granted in the six months ended June 30, 2006. There have been no options exercised since inception.

A summary of the status of the Company's nonvested shares as of June 30, 2006, and changes during the six months ended June 30, 2006, is presented below:

                                                     Weighted-
                                                     Average
                                                    Grant-Date
         Nonvested Shares                Shares     Fair Value
         ----------------               ---------   ----------
         Nonvested at January 1, 2006   1,338,333     $2.46
         Granted
         Vested                          (326,666)    $2.48
         Forfeited                        (50,000)    $2.70
                                        ---------
         Nonvested at June 30, 2006       961,667     $2.44


As of June 30, 2006, there was $736,194 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of
2.0 years. The total fair value of shares vested during the six months ended June 30, 2006 and the year ended December 31, 2005 was $810,748 and $280,993. There were no shares vested during 2004.

Non employment stock warrants outstanding




                                               Average Exercise   Weighted Average Grant
                                     Number         Price            Date Fair Value
                                   ---------   ----------------   ----------------------
Outstanding at December 31, 2005   2,212,362        $  1.83                $  1.84
Exercisable at December 31, 2005   2,212,362        $  1.83                $  1.84
Granted during the period          6,538,340        $  2.45                $  2.55
Vested during the period           6,538,340        $  2.45                $  2.55
Exercised during the period          186,125        $  0.24                $  2.00
  Cancelled                          407,560        $  4.00                $  3.26
Outstanding at June 30, 2006       8,157,017        $  2.26                $  2.26
Exercisable at June 30, 2006       8,157,017        $  2.26                $  2.26

                               Earnings Per Share

The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS No. 128). SFAS No. 128 provides for the calculation of basic and diluted earnings per share.

Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, such as stock options, warrants or convertible securities. Due to their anti-dilutive effect, common stock equivalents of 25,364,807 were not included in the calculation of diluted earnings per share at June 30, 2006 and common stock equivalents of 6,677,383 were not included in the calculation of diluted earnings per share at June 30, 2005.

                          New Accounting Pronouncements

SFAS No. 156, Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140. The FASB has issued FASB Statement No. 156, Accounting for Servicing of Financial Assets - An Amendment of FASB Statement No. 140. This standard amends the guidance in FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Among other requirements, Statement 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract. Statement 156 is effective as of the beginning of an entity's first fiscal year that begins after September 15, 2006. Management does not believe that this statement will have a material effect on the financial statements.

FIN No. 48, Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109 Summary - On July 13, 2006, FASB Interpretation (FIN) No. 48, was issued. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 also prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The new FASB standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. As the Company provides for a 100% reserve against its deferred tax asset, Management does not believe that this statement will have a material effect on the financial statements.

Note 2. FINANCING EXPENSE

Financing expense during the three and six months ended June 30, 2006 were comprised of the following:


                                                                     Six months ended  Three months ended
                                                                     June 30, 2006       June 30, 2006
                                                                     ----------------  ------------------
Fair value of warrants issued for consent to issue
  Senior Secured Debt on February 6, 2006 (see Note 6)                  $1,647,250

Early extinguishment of Senior Secured Debt -
  unamortized warrant value and offering costs
  (see Note 5)                                                           1,593,758        $1,593,758

Change in fair value of Series A Preferred due to
  modification of conversion ratio and warrants upon issuance of
  Series B Preferred in accordance with anti-dilusion provisions
  (see Note 6)
                                                                         4,201,418         4,201,418
                                                                        ----------        ----------
  Total                                                                 $7,442,426        $5,795,176
                                                                        ==========        ==========

Note 3. LICENSE AGREEMENT

On June 21, 2002, the Company entered into a U.S. technology license agreement with Bio-Products International, Inc., an Alabama corporation with respect to certain intellectual property and patented methods and processes. This agreement was amended on June 21, 2004 and again on August 19, 2005. The technology was designed to provide for the processing and separation of material contained in Municipal Solid Waste (MSW). This unique process treats MSW with a combination of time, temperature and steam pressure. Temperatures of several hundred degrees cook the material and the pressure, and agitation causes a pulping action. This combination is designed to result in a large volume reduction, yielding high-density, cellulose biomass product that is ready for processing and/or market. The most recent patent includes the capturing of all Volatile Organic Compounds and was granted by the United States Patent and Trademark Office in October 2001.

Through April 30, 2006, the University of Alabama in Huntsville ("UAH") owned the patent for this technology. On May 1, 2006, the Company acquired the patent from UAH for $100,000 and 167,000 shares of the Company's unregistered common stock valued at its fair value on the date of issuance of approximately $698,000. As of June 30, 2006, the Company owed $80,000 of the $100,000. The patent reverts to UAH in the event of bankruptcy of the Company. This patent is licensed to Bio-Products International, Inc. ("Bio-Products"). The license to the patent in the United States was assigned to the Company. Bio-Products is required to continue to make certain payments to the Company, as the patent owner, to maintain exclusivity to the patent for the technology. The Company does not expect royalty income from Bio Products to be material for the foreseeable future.

The Company continues to exploit the technology covered by the Patent through the sublicense from the original licensee, Bio-Products. By virtue of our acquisition of the Patent, we now own all rights, title and interest in the Patent, subject to Bio-Products' existing license, which in turn continues to sublicense the technology to us.

The license extends for a period of 20 years from the effective date of the agreement. The agreement is subject to automatic extension until the expiration date of the last patent issued to Bio-Products and/or the University of Alabama in Huntsville covering the technology.

For the license, the Company agreed to pay a one-time fee of $350,000, payable in several installments. The Company recorded an intangible asset of $350,000 at December 31, 2003 and recorded a payable for the outstanding balance of $167,500 at December 31, 2003. The final installment of $167,500 was paid in August 2004, two years after the signing of the agreement. The license is being amortized over the remaining life of the license beginning when the Company's plant first became operational.

During June 2004, the Company issued warrants to purchase 250,000 shares of its common stock at $1.50 per share to the owners of Bio-Products in consideration for their assistance in obtaining certain modifications and amendments to the license agreement. The fair value of the warrants of $206,605 was estimated at the date of grant using the option valuation model. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The Company recorded the fair value of the warrants as an increase to the capitalized license.

In addition, the Company is obligated to pay a royalty for every ton of waste processed using the licensed technology as follows:

                           Rate         Tons processed per day
                       -----------   -----------------------------
                          $0.50                  1 -  2,000
                          $1.00              2,001 - 10,000
                          $1.50               10,001 and up

The Company is also obligated to pay a bonus to Bio-Products of two and one half percent (2.5%) of the gross sales price in excess of ten dollars ($10.00) per ton for the cellulose biomass product produced from MSW, utilizing the technology.

As additional consideration and for their experience and know-how regarding the technology, the Company agreed to pay Bio-Products a monthly payment for technical services of $10,000 per month from January 2003 to April 2004 and $20,000 per month until the first plant processes or is able to process waste equal to or in excess of the facility's design capacity, and then $15,000 per month for five years thereafter. All amounts due have been paid through June 30, 2006.

Due to the proprietary nature of the vessel design utilized in the process, the Company granted Bio-Products the exclusive right of vessel manufacture, and agreed to purchase all required process vessels exclusively from Bio-Products at a fixed purchase price of the quoted cost plus 15%.

Note 4. SIGNIFICANT CONTRACT

In June 2003, the Company signed a 10-year contract with Taormina Industries, LLC (TI), a wholly owned division of Republic Services, Inc., whereby TI has agreed to deliver residual waste to the Company for processing at its initial facility which is located on the campus of TI in Anaheim, CA and is expected to be capable of processing approximately 500 tons per day. The second phase of the contract calls for the Company to build up to a 2,000 ton per day plant in the Orange County, California-area at a site mutually agreeable to both parties.

The Company is investigating the purchase or lease of water treatment equipment for our initial facility. If we decide to purchase the equipment, it may require approximately $3 million to $6 million of additional capital. It is estimated that the second phase will cost the Company approximately $60 million, excluding land and building, and is projected to be completed in 2007 or 2008, if the Company is successful in raising the necessary funds in a timely manner. The agreement also grants TI a right of first refusal for an additional 10 counties throughout California where TI has operations. Under the terms of this contract, TI is obligated to pay a per ton tipping fee to the Company. The initial tipping fee is $30 per ton (payable monthly) of "Net Processed Waste" (defined as the total RMSW delivered to us less the total residual/non-processed waste removed by Taormina for handling and disposal by Taormina). The tipping fee is subject to increase or decrease based upon changes in certain county landfill disposal fees Taormina is required to pay. Our process is also expected to mechanically sort and collect standard recyclable materials such as scrap steel, cans, and aluminum. Although the Company has not concluded on the economic feasibility on a commercial scale, it intends to study the possibility of making other products such as higher value paper products, ethanol, refuse derived fuel and other energy related products, cellulose insulation and building product additives. Under the terms of this first contract it is anticipated that these materials will be collected and sold to Taormina for resale to commodities buyers. The ultimate success of the Company is highly dependent on the ability of both parties to the contract to fulfill their obligations, of which there can be no assurance. The contract provides for three five year extensions.

Effective July 26, 2004, the Company entered into a ten-year operating lease agreement, with TI for the site of the Company's initial processing facility. This lease agreement was amended on March 17, 2005 and July 27, 2005. The lease requires monthly rent of $15,900, subject to annual cost-of-living adjustments. The Company paid the lessor $95,400 upon execution of the lease representing prepaid rent of $63,600 and a $31,800 security deposit.

Note 5. SENIOR SECURED DEBT

On November 1, 2005, the Company sold to accredited investors $4,015,000 aggregate principal amount of Senior Secured Notes and Warrants to purchase up to a total of 529,980 shares of Common Stock. In February 2006, all of the notes were exchanged for a new series of Senior Secured Debt as described below. No material terms of the notes changed other than the maturity date. The Notes were due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or (ii) May 1, 2007. The Notes bore interest at an annual rate of 10.00% payable quarterly in arrears, on December 31, March 31, June 30 and September 30 of each year, beginning on December 31, 2005. The Notes were secured by a first-priority lien on substantially all of the Company's assets, and ranked pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness. If an event of default on the Notes had occurred, the principal amount of the Notes, plus accrued and unpaid interest, if any, could have been declared immediately due and payable, subject to certain conditions set forth in the Notes. These amounts were to automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.

As described below, in May 2006 all of these Notes were either repaid or were exchanged for shares of the Company's Series B Preferred Stock.

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $0.01 per share. In connection with the sale and issuance of these securities, the Company and the investors entered into a Registration Rights Agreement, dated November 1, 2005, and subsequently amended on February 10, 2006, pursuant to which the Company agreed to use best efforts to include the shares of Common Stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the Securities and Exchange Commission. The fair value of the Warrants was $1,187,422. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one and a half years. In accordance with APB Opinion 14, the fair value of the warrant issued to the investors of $1,187,422 is shown as a discount to the face value of the Senior Secured Notes on the balance sheet at the relative fair value of $923,450 and is also being amortized over 18 months, the term of the notes.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering in certain states in which Chadbourn is registered with the NASD as a broker/dealer (the "Chadbourn States"), and, for serving as such, received a cash fee from the Company of $307,340, and was issued warrants to acquire up to 134,600 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors. The Company also agreed to reimburse Chadbourn for its reasonable expenses incurred in connection with the offering. Chadbourn in turn has re-allowed a portion of these fees ($267,550 in cash and warrants to acquire up to 79,300 shares of Common Stock) to Northeast Securities, Inc., an NASD registered broker/dealer ("NES"), in connection with NES acting as a selling agent for the offering.

NES also received a cash fee from the Company equal to 8.0% of the principal amount of Notes sold in all non-Chadbourn States (for a total cash fee of $4,000) and warrants to acquire up to 2,000 shares of Common Stock. The Company also agreed to reimburse NES for its reasonable expenses incurred in connection with the offering.

In addition to the fees referred to above, the Company paid $10,000 in cash and issued Warrants to acquire up to 24,000 shares of Common Stock to third party finders.

The fair value of all of the 160,600 placement Warrants was $193,594. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years.

The debt offering cost of $514,934, consisting of cash of $321,340 and warrant value of $193,594, is shown as a current asset and is being amortized over 18 months.

The Company's chief executive officer, works with Cagan McAfee Capital Partners, LLC ("CMCP"); Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering.

On February 10, 2006, the Company issued and sold $2,250,000 aggregate principal amount of its 10% Senior Secured Notes and Warrants to purchase up to an aggregate of 297,000 shares of the Company's Common Stock, to three accredited investors.

The Warrants are exercisable for a period of five years commencing as of their issuance date and have an exercise price of $0.01 per share. The fair value of the Warrants was $1,200,085. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one and a half years. The Notes were due and payable in full on the earlier to occur of (i) the closing of one or more equity financings generating gross proceeds in an aggregate amount of at least $9.0 million, or (ii) August 10, 2007. The Notes bore interest at an annual rate of 10.00% payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. The Notes were secured by a first-priority lien on substantially all of the Company's assets, and ranked pari passu in right of payment with all existing and future senior indebtedness of the Company, and senior in right of payment to any subordinated indebtedness.

As described below, in May 2006 all of these Notes were either repaid or were exchanged for shares of the Company's Series B Preferred Stock.

In connection with the issuance of the Notes, the Company entered into a Registration Rights Agreement on February 10, 2006, pursuant to which the Company agreed to use best efforts to include the shares of Common Stock issuable upon exercise of the Warrants on a registration statement filed by the Company with the Securities and Exchange Commission.

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering, and, for serving as such, received a cash fee from the Company of $27,500. The Company also agreed to reimburse Chadbourn for its reasonable expenses incurred in connection with the offering.

In addition to the fees referred to above, the Company paid $5,000 in cash to third party finders.

The debt offering costs of $122,424, consisting of placement agent fees, finders fees, and legal and administrative fees is shown as a current asset and was being amortized over 18 months. In accordance with APB Opinion 14, the fair value of the warrants issued to the investors was shown as a discount to the face value of the Notes on the balance sheet at its relative fair value of $787,500 and was also being amortized over 18 months, the term of the notes. Upon repayment, all unamortized placement fees and warrant value was expensed as Financing Transaction Expense (see Note 2).

In connection with the Febuary 6, 2006 transaction, the holders of the Company's 10% Senior Secured Notes issued November 1, 2005 described above exchanged their notes for debentures on a dollar-for-dollar basis. Therefore, at the conclusion of the transaction the Company had a total of $6,265,000 of Senior Secured Debt outstanding.

During the quarter ended March 31, 2006, the interest expense of $131,625 and the amortization of the offering costs of $78,266 and amortization of the warrants issued to the investors of $241,408 were capitalized as construction cost on the Anaheim facility. As the facility was considered completed at the end of March, 2006, interest expense and the amortization of the offering costs were expensed during the quarter ended June 30, 2006.

On May 30, 2006, the Company completed the placement of Series B Cumulative Redeemable Convertible Participating Preferred Stock (Series B). Consistent with their contractual rights of participation, certain holders of the Senior Secured Debt elected to exchange their debt and accrued interest, or a portion there of, into shares of Series B. The principal and accrued interest of the Senior Debt exchanged was $3,480,000 and $8,800, respectively. As required by the terms of the Notes, the balance of the Senior Debt and accrued interest thereon was repaid in full on May 30, 2006 with a portion of the proceeds of the sale of the Series B. As a consequence, all unamortized debt discount and offering costs were expensed (see Note 2).

As of June 30, 2006, no Senior Debt remained outstanding.

Note 6. CUMULATIVE REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

Series A

On April 28, 2005, the Company issued and sold 4,000,000 shares of its newly created 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock (the "Series A") and warrants (the "Warrants," and, together with the Series A Preferred, the "Securities") to purchase up to 400,000 shares of common stock of the Company. On May 9, 2005, the Company entered into a Securities Purchase Agreement whereby the Company issued and sold an additional 75,600 shares of Series A Preferred and Warrants to purchase up to 7,560 shares of common stock of the Company. The gross aggregate proceeds to the Company from the sale of the Securities was $10,189,000.

The certificate of determination governing the terms of the Series A provides for the Series A to convert into shares of common stock at a conversion rate of one-for one. In February 2006, however, the Company contractually agreed with the holders of the Series A to provide for an increase in this conversion rate upon subsequent issuances of shares of common stock (subject to specified exceptions) at a price less than 115% of the conversion rate in effect at the time of issuance. As a result of this agreement, on May 25, 2006 (the date the Company first issued shares of its Series B Preferred, as described below), the conversion rate was adjusted to approximately 1.18 shares of common stock for each one share of Series A.

The Company was required to apply the proceeds of the sale of the Securities primarily to the construction and operation of the Company's initial plant in Anaheim, California. The holders of the Series A are entitled to recommend for election to the Company's Board of Directors two individuals designated by such holders. Two employee directors resigned from the board of directors upon the election of the holders' designees. Additionally, in the event the Operational Date (generally defined as if and when the Company's initial plant in Anaheim, California first generates total operating cash flow of at least $672,000 for any consecutive three month period) has not occurred by September 30, 2006, the holders of the Series A have the right to elect a majority of the members of the Company's board of directors. This right would terminate, however, upon the first to occur of the Operational Date or the date on which less than 50% of the shares of Series A remain outstanding.

Holders of Series A are entitled to receive cumulative dividends, payable quarterly in additional shares of Series A, at the rate of 8% per annum. This dividend rate was increased to 9% as of January 28, 2006 pursuant to the terms of the Series A as a result of the Company's failure to comply with certain registration rights provisions.

Each share of Series A is entitled to that number of votes equal to the number of whole shares of Common Stock into which it is convertible. In addition, so long as at least 50% of the shares of Series A remain outstanding, the Company is prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series A.

The holders of a majority of the shares of Series A have the option to require the Company to redeem all outstanding shares of Series A on April 28, 2010 at a redemption price equal to $2.50 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series A will automatically convert into shares of Common Stock on such date, as described below.

Each share of Series A will automatically convert into shares of Common Stock at the then-effective conversion rate (i) in the event the Company consummates an underwritten public offering of its securities at a price per share not less than $5.00 and for a total gross offering amount of at least $10 million, (ii) in the event of a sale of the Company resulting in proceeds to the holders of Series A of a per share amount of at least $5.00, (iii) in the event that the closing market price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) upon the approval of a majority of the then-outstanding shares of Series A, or (v) unless the Company is otherwise obligated to redeem the shares as described above, on April 28, 2010.

Each holder has the right to convert its shares of Series A into shares of Common Stock at the then-effective conversion rate at any time following the first to occur of (i) September 30, 2006 and (ii) the Operational Date.

The Warrants are exercisable for a period of five years commencing as of their issuance date, initially at an exercise price of $4.00 per share (which exercise price was subsequently revised as described below). The fair value of the Warrants was $1,328,066. The value of the Warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 5 years. The value of the Warrants was deducted from the face amount of the Series A Preferred and is being amortized as dividends. In accordance with EITF 00-19, the value of the Warrants has been recorded as a liability until such time as the Company meets the registration obligation of the underlying shares. In accordance with SFAS 133, the warrant liability is adjusted at the end of each reporting period to its fair value, and the adjustment is classified as other income (expense).

In accordance with EITF 98-5 and 00-27 it was determined that the Series A's effective conversion price was issued at a discount to fair value. The value of this discount, called a beneficial conversion feature, was determined to be $1,328,066. The beneficial conversion feature was deducted from the carrying value of the Series A and is amortized over five years. The amortization amount is treated consistent with the treatment of preferred stock dividends.

In connection with the issuance of the Securities, on April 28, 2005, the Company entered into a registration rights agreement granting the holders certain demand and piggyback registration rights with respect of the common stock issuable upon conversion of the Series A and exercise of the Warrants. The Company filed a registration statement with the SEC on August 4, 2005 to register these shares for resale. This registration statement was withdrawn on December 19, 2005. A new registration statement covering the resale of these shares was filed with the SEC on July 27, 2006. As of August 16, 2006, this registration statement had not yet been declared effective by the SEC.

In connection with this transaction, certain of the Company's officers and significant shareholders (the "Locked Up Holders"), beneficially owning approximately 13 million shares of Common Stock, agreed that, subject to certain exceptions, they would not offer, sell, contract to sell, lend, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock with respect to which the holder has beneficial ownership until the earlier of 90 days following the conversion into Common Stock of at least 50% of the shares of Series A, or 90 days following the closing of a Qualified Public Offering (as defined in the registration rights agreement).

Chadbourn Securities, Inc. served as the Company's placement agent in connection with the offering, and for serving as such, received a cash fee from the Company of $375,000, and was issued warrants to acquire up to 244,536 shares of Common Stock at an exercise price of $2.50 per share and otherwise on the same terms as the Warrants sold to the investors. Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering. Our chief executive officer also works for CMCP.

The fair value of the placement warrants was $861,852. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of four years. The value of the warrants was deducted along with the cash placement fees paid, $321,200, from the face value of the Series A.

The accounting for the Series A is as follows:

     Gross proceeds                                           $ 10,189,000
     Less: beneficial conversion feature                        (1,328,066)
     Less: offering costs                                       (1,564,152)
     Less: warrant value at issuance date                       (1,328,066)
                                                              ------------
        Subtotal                                                 5,968,716
     Cumulative amortization of the beneficial conversion
      feature                                                      309,881
     Cumulative amortization of offering costs                     364,964
     Cumulative amortization of warrant costs                      309,881
     Cumulative in kind dividend                                 1,054,129
                                                              ------------
     Balance at June 30, 2006                                 $  8,007,571
                                                              ============


The consent of the holders of the Series A was required in order to consummate the issuance of the Senior Secured Debt discussed in Note 5 above. On February 6, 2006, the holders of the Series A gave such consent pursuant to a letter agreement with the Company (the "Series A Agreement"). Pursuant to the Series A Agreement, among other things, (i) the Company agreed to call a shareholders meeting to approve an amendment of certain provisions of the certificate of determination governing the terms of the Series A (including the change to the conversion rate described above), and (ii) the holders of Series A agreed to waive certain of their veto rights and contractual rights, in order to facilitate the Company's next round of financing. In consideration of the foregoing, the Company agreed to deliver to the holders of Series A warrants, ("Additional Warrants")to purchase up to a total of 407,560 shares of the Company's Common Stock at an exercise price of $0.01 per share. The Additional Warrants are exercisable for a period of five years commencing as of their issuance date. The fair value of the warrants, $1,647,250, was expensed during the quarter ended March 31, 2006 as financing expense. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 4.82%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of five years.

On April 12, 2006, in connection with obtaining the consent of the holders of the Series A to the issuance of shares of the Company's Series B Preferred Stock described below, the Company agreed to increase the number of shares issuable upon exercise of the original Warrants from 407,560 shares to 1,018,900 shares ("New Warrants"), and to decrease the exercise price from $4.00 per share to $2.75 per share. The change in the estimated value calculated using the Black-Scholes option pricing model between the original Warrants and the New Warrants of $1,135,487 was charged to other expense during the second quarter of 2006. The value of the warrants was calculated with the following assumptions: average risk-free interest of 5.42%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 3 years.

In addition, the conversion price of the Series A was decreased. Following the guidance of FAS 123R, par. 35 for modification to equity instruments, the incremental value of the modification, computed as the difference between the fair value of the conversion feature at the new conversion price and conversion feature at the old conversion price on the modification date was deducted from earnings available to common stockholders as an effective dividend to preferred shareholders, following the presentation guidance in EITF Topic D-42. The change in the estimated value of the conversion feature using the Black-Scholes option pricing model between the original conversion price to the new conversion price was $3,065,931. The values of the conversion features were calculated with the following assumptions: average risk-free interest of 4.97%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70% and a term of 3 years.

Series B

On May 25 and May 30, 2006, the Company issued and sold a total of 284,888 shares of its newly created 8% Series B Cumulative Redeemable Convertible Participating Preferred Stock (the "Series B") and common stock purchase warrants. A portion of these securities were sold for $25,000,000 in cash and a portion were issued in exchange for the cancellation of $3,488,800 aggregate principal amount of Senior Debt (including accrued interest). Each share of Series B converts into 40 shares of common stock (subject to anti-dilution adjustments). The shares of Series B are convertible into a total of 11,395,520 shares of Common Stock and the warrants provide the holders with the right to purchase up to a total of 2,848,880 additional shares of common stock of the Company.

Holders of Series B are entitled to receive cumulative dividends, payable quarterly in additional shares of Series B, at the rate of 8% per annum. If the Company does not comply with certain registration rights provisions, the Company is subject to liquidated damages of 1% of the total purchase price for each month that the Company fails to so comply, for up to a total of 6%.

Each share of Series B is entitled to that number of votes equal to the number of whole shares of the Common Stock into which it is convertible. In addition, so long as at least 50% of the shares of Series B remain outstanding, the Company is prohibited from taking certain actions without the approval of the holders of a majority of the outstanding shares of Series B.

The holders of a majority of the shares of Series B have the option to require the Company to redeem all outstanding shares of Series B on April 28, 2010 at a redemption price equal to $100 per share, plus accrued and unpaid dividends to that date. In the event the holders do not exercise this redemption right, all shares of Series B Preferred will automatically convert into shares of Common Stock on such date, as described below.

Each share of Series B will automatically convert into shares of Common Stock at the then-effective conversion rate (i) in the event the Company consummates an underwritten public offering of its securities at a price per share not less than $5.00 and for a total gross offering amount of at least $20 million, (ii) in the event of a sale of the Company resulting in proceeds to the holders of Series B Preferred of a per share amount of at least $200.00, (iii) in the event that the closing market price of the Common Stock averages at least $7.50 per share over a period of 20 consecutive trading days and the daily trading volume averages at least 75,000 shares over such period, (iv) upon the approval of a majority of the then-outstanding shares of Series B, or (v) unless the Company is otherwise obligated to redeem the shares as described above, on April 28, 2010.

Each holder has the right to convert its shares of Series B into shares of Common Stock at the then-effective conversion rate at any time (subject to certain restrictions in the event such conversion would result in the holder being the beneficial holder of more than 4.99% of the Company's outstanding shares of common stock).

The Warrants are exercisable for a period of five years commencing as of their issuance date, at an exercise price of $2.75 per share. The fair value of the warrants was $7,225,630. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 5.42%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 3 years. In accordance with APB Opinion 14, the fair value of the warrants issued to the investors is shown as a discount to the face value of the Series B at its relative fair value of $5,697,760. The warrant value was deducted from the carrying value of the Series B and is being amortized over 47 months. The amortization amount is treated consistent with the treatment of preferred stock dividends.

In accordance with EITF 98-5 and 00-27 it was determined that the Series B effective conversion price was issued at a discount to fair value. The value of this discount, called a beneficial conversion feature, was determined to be $18,207,102. The beneficial conversion feature was deducted from the carrying value of the Series B and is being amortized over 47 months. The amortization amount is treated consistent with the treatment of preferred stock dividends.

In connection with the issuance of the Series B and related warrants, the Company entered into registration rights agreements granting the holders of the Series B certain demand and piggyback registration rights with respect to the common stock issuable upon conversion of the Series B and exercise of the warrants. The Company filed a registration statement with the SEC on July 27, 2006 to register these shares for resale. As of August 14, 2006 this registration statement had not been declared effective by the SEC. If the registration statement is not declared effective with 6 months of the close of the transaction, the Company must pay 1 percent per month for a maximum of 6 months. Per paragraph 16 of EITF 00-19, this was determined to be an economic settlement alternative. Therefore, the warrants have been classified as equity.

In connection with this transaction, certain of the Locked-Up Holders agreed that, subject to certain exceptions, they would not offer, sell, contract to sell, lend, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of Common Stock, or any options or warrants to purchase any shares of Common Stock with respect to which the holder has beneficial ownership until the earlier of 90 days following the conversion into Common Stock of at least 50% of the shares of Series B, or 90 days following the closing of a Qualified Public Offering (as defined in the applicable registration rights agreement).

The Company used three placement agents in connection with the offerings of the Series B. The placement agents received cash fees from the Company of $2,275,043, and were issued warrants to acquire up to 869,180 shares of Common Stock at an exercise price of $2.75 per share and otherwise on the same terms as the Warrants sold to the investors.

Chadbourn Securities, Inc. served as one of three of the Company's placement agents in connection with the offering , and for serving as such, received a cash fee from the Company of $446,050, and was issued warrants to acquire up to 210,980 shares of Common Stock at an exercise price of $2.75 per share and otherwise on the same terms as the Warrants sold to the investors. These placement fees are included in the Fees discussed in the paragraph above. Laird Cagan, a Managing Director of CMCP, acted as a registered representative of Chadbourn in connection with this offering. Our chief executive officer also works for CMCP.

The fair value of the placement warrants was $2,224,903. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 5.42%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years. The value of the warrants was deducted along with the cash placement fees paid and expenses, $2,359,035, from the face value of the Series B, and is being amortized over 47 months. The amortization amount is treated consistent with the treatment of preferred stock dividends.

The accounting for the Series B is as follows:

     Gross proceeds                                           $ 28,488,800
     Less: beneficial conversion feature                       (18,207,102)
     Less: offering costs                                       (4,583,938)
     Less: warrant value at issuance date                       (5,697,760)
                                                              ------------
        Subtotal                                                        --
     Cumulative amortization of the beneficial conversion
      feature                                                      387,385
     Cumulative amortization of offering costs                      97,531
     Cumulative amortization of warrant costs                      121,229
     Cumulative in kind dividend                                   203,014
                                                              ------------
     Balance at June 30, 2006                                 $    809,159
                                                              ============


Note 7. SHAREHOLDERS' EQUITY

Prior to the merger with Waste Solutions, Inc (WSI), WSI received $750,000 for the issuance of a promissory note and obtained a commitment for an additional $250,000 from an investor. The investor also received a warrant for the purchase of 133,333 shares of common stock for $0.01 per share in connection with these additional funds. These warrants were exercised in March of 2004. After the merger, the promissory note was exchanged for 500,000 shares of common stock in World Waste Technologies, Inc. In April 2004, the Company received the additional $250,000 for the purchase of an additional 166,667 shares of common stock. The relative fair value allocated to the warrant was $170,844 using the Black-Scholes calculation. The value of the warrant was estimated using the Black Scholes option pricing model with the following assumptions: average risk free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

Prior to the merger of the Company with Voice Powered Technologies, Inc (VPTI), 500,000 shares of common stock were contributed to the Company by the founder of VPTI in connection with an agreement in which the founder sold approximately 1,000,000 other shares of common stock to accredited investors in a private sale.

During the second and third quarters ended June 30, 2004 and September 30, 2004 respectively, the Company obtained through a private placement an additional $3,093,910 from the sale of 2,311,872 shares of common stock, net of fees paid of $273,890 (2,245,206 of these shares were issued prior to the merger with VPTI on August 24, 2004). Under a Registration Rights Agreement, the Company agreed to use commercially reasonable efforts to prepare and file a registration statement to register the resale of such shares within ninety days of completion of the Merger, August 23, 2004, and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable. The registration statement, which was filed on August 6, 2005, was withdrawn on December 19, 2005. As of May 22, 2006, the registration statement has not been re-filed.

During July 2004, the Company issued a warrant to a consultant for the purchase of 50,000 shares of common stock at an exercise price of $0.01 per share in consideration for investment banking, financial structuring and advisory services provided. The fair value of the warrant was $74,567. The value of the warrant was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 26.4%; and a term of 4 years. The fair value of the warrant was expensed during the year ended December 31, 2004. The warrant was exercised in full in September 2004.

Effective August 24, 2004, World Waste Technologies, Inc. was merged into VPTI. Prior to the merger with VPTI, the holders of the convertible promissory notes converted these notes into 1,193,500 shares of common stock of World Waste Technologies, Inc.

Subsequent to the merger with VPTI, during the third and fourth quarters of the year ended December 31, 2004, in connection with a private placement of securities, the Company sold 1,192,000 units; each unit comprised of one (1) share of common stock in the Company and warrants exercisable for 0.25 shares (298,000 shares) of common stock of the Company at an exercise price of $0.01 per share for 5 years. The fair value of the warrants was $742,222. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 1 to 4 years. The consideration paid for the units was $2.50 per unit, for aggregate net proceeds to the Company of $1,879,770. As of December 31, 2004, 152,000 of these warrants had been exercised for net proceeds to the Company of $1,520. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of the shares and shares underlying the warrants. The registration statement was filed on July 27, 2006. As of August 14, 2006 it has not been declared effective.

During the quarter ended June 30, 2005, in connection with private placements of unregistered securities, the Company raised gross proceeds of $3,387,000 by issuing 1,354,800 units (each unit comprised of one (1) share of common stock in the Company (1,354,800 shares of common stock) and warrants exercisable for 0.25 shares (338,700 warrants)) at a purchase price of $2.50 per unit. The warrants expire five years after the date of the sale of the shares and are exercisable at $0.01 per share, subject to adjustment. All of the warrants were exercised during the quarter ended March 31, 2005. The fair value of the warrants was $843,487. The value of the warrants was estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of one year. Under the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to prepare and file a registration statement within ninety days of completion of the private placement and use commercially reasonable efforts to cause such registration statement to be declared effective by the SEC as soon as practicable registering the resale of shares and the shares underlying the warrants. The registration statement was filed on July 27, 2006. As of August 14, 2006 the registration statement has not been declared effective.

Note 8. COMMITMENT AND CONTINGENCIES

The Company is obligated to pay Bio Products for technical services $20,000 per month until the first plant processes or is able to process waste equal to or in excess of the facility's design capacity and then $15,000 per month for five years. The Company is also obligated to pay CMCP $5,000 per month for advisory services through December 31, 2006.

Note 9. RELATED PARTY TRANSACTIONS

In December 2003, the Company entered into an agreement, amended in March 2004, with Cagan McAfee Capital Partners, LLC ("CMCP"). The agreement provides for CMCP to provide advisory and consulting services and for NASD broker dealer, Chadbourn Securities Inc. ("Chadbourn"), to provide investment banking services to the Company.

The agreement calls for, among other things, the Company to pay to CMCP a monthly advisory fee of $15,000, increased to $20,000 beginning in September 2004. The total professional fees paid to CMCP for the year ended December 31, 2004 for advisory services was $200,000. In May 2005, the agreement was amended to provide for the payment to CMCP of a monthly advisory fee of $5,000 and the Company entered into a separate agreement with John Pimentel to pay him a monthly advisory fee of $15,000. In September 2005, John Pimentel was hired to serve as the Company's Chief Executive Officer, at which time his advisory agreement was terminated. CMCP's total monthly advisory fees for the year ended December 31, 2005 was $120,000. Prior to May 2005, John Pimentel was paid by CMCP to provide services to the Company. Subsequent to May 2005 and prior to his hiring as CEO, Mr. Pimentel was paid $60,000 for consulting services by the Company.

Chadbourn and Laird Q. Cagan, a registered representative of Chadbourn, acted as the placement agent (collectively, the "Placement Agent") for us in connection with the private placement of 3,923,370 shares of our common stock in 2004. In connection with those private placements, we paid the Placement Agent a commission of 8% of the price of all shares sold by it, or approximately $487,200. In addition, we paid the Placement Agent a non-accountable expense allowance (equal to 2% of the purchase price of the shares or approximately $90,000) and issued the Placement Agent, or its affiliates, warrants to purchase 392,337 of our common shares, at exercise prices between $1.00 and $2.50.

The values of the warrants, $369,245,were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest of 3.6%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

During 2005, the Placement Agent acted as the placement agent for us in connection with the private placement of 1,354,800 shares of our common stock and warrants to purchase 338,700 shares of our common stock, the private placement of 4,075,600 shares of our Series A Preferred Stock and warrants to purchase 407,560 shares of our common stock, and $4,015,000 aggregate principal amount of our senior secured promissory notes and warrants to purchase up to a total of 529,980 shares of Common Stock. In connection with those private placements, we paid the Placement Agent a commission of approximately $961,550. In addition, we paid the Placement Agent a non-accountable expense allowance of $267,740 and issued the Placement Agent, or its affiliates, warrants to purchase 548,486 of our common shares, at exercise price of $2.50. The values of the warrants, $756,247, were estimated using the Black-Scholes option pricing model with the following assumptions: average risk-free interest rate 3.6% to 6.75%; dividend yield of 0%; average volatility factor of the expected market price of the Company's common stock of 70%; and a term of 4 years.

During the quarter ended March 31, 2006, the Placement Agent acted as the placement agent for the Company in connection with the private placement of the Company's senior secured promissory notes and warrants to purchase up to a total of 297,000 shares of Common Stock. In connection with this private placement, the Company paid the Placement Agent a commission of $27,500.

Chadbourn served as one of three of the Company's placement agents in connection with the offering of the Company's Series B Preferred Stock, and for serving as such, received a cash fee from the Company of $446,050, and was issued warrants to acquire up to 210,980 shares of Common Stock at an exercise price of $2.75 per share and otherwise on the same terms as the Warrants sold to the investors.

Note 10. SUBSEQUENT EVENTS

On July 27, 2006, the Company filed a registration statement on Form SB-2 with the SEC covering the resale of up to 33,142,571 shares held by or issuable to certain of our stockholders and warrantholders. This registration statement has not yet been declared effective by the SEC.

Note 11. AMENDMENT AND RESTATEMENT OF FORM 10-KSB

On May 12, 2006, the Company determined that it would amend its Annual Report on Form 10-KSB for the year ended December 31, 2005 and each of the 10-QSBs included in such year to correct certain accounting errors in the financial statements included in such reports.

The accounting errors corrected in the financial statements for the quarter ended June 30, 2005 related to the fair value of options and warrants and the classification of Redeemable Preferred Stock, as follows:

1) Fair value of options and warrants: As previously disclosed in our reports filed with the SEC, on August 24, 2004 World Waste Technologies, Inc., a private company ("WWT") completed a reverse merger with and into a subsidiary of Voice Powered Technologies International, Inc ("VPTI"), a publicly-traded company with no assets, liabilities or operations. As a result of this merger, VPTI (renamed World Waste Technologies, Inc.) succeeded to all of the assets, liabilities and operations of WWT.

In order to properly account for the expense associated with the issuance of options and warrants, it is required to determine the fair value of these securities. In determining this value the Company undertook a "Black Scholes" analysis, a method of valuation that takes into account the expected volatility of the stock underlying the convertible securities being valued. Because at the time of this valuation the Company had no stock trading history as a company with the operations of WWT (i.e. all of the trading had been as VPTI, a company with no operations), in determining its expected volatility, the Company decided to use the trading prices of a representative sample of companies within its industry as opposed to VPTI's trading history.

Based on discussions with the staff of the SEC as to current practices in applying the applicable accounting guidelines (SFAS 123R) and further review of the authoritative accounting literature for new public companies, the Company concluded that the use of a volatility factor more consistent with its stage of life cycle and financial leverage would be more appropriate than a volatility factor based on the trading of shares of companies within its industry. As a result, the Company changed the volatility factor previously used from approximately 20% to 70%. Based on this analysis, the Company also changed the price used in calculating the fair value of the warrants issued in connection with a private placement of our Series A Preferred Stock from the price such shares were actually sold at to the quoted market price of the Company's stock as of the closing of such issuance. These changes affected primarily the recorded value on our balance sheet of the following line item accounts: Debt Offering Costs, Patent and Licenses, Senior Secured Debt, Redeemable Preferred Stock, Warrant Liability, Additional Paid in Capital and Deficit Accumulated during the Development Stage.

This change had the impact on the Company's Consolidated Statement of Operations for the quarter ended June 30, 2005 of General and Administrative Expense increased by $63,944 for the increase in employee option expense and Change in fair value of warrant liabilities increase by $235,957 resulting in a net decrease in the Net Loss of $172,014. Also in 2005, the amortization of Preferred Stock warrants, offering costs and beneficial conversion feature classified similar to Preferred Stock dividends increased by $122,984.

2) Redeemable Convertible Preferred Stock: The Redeemable Convertible Preferred Stock had been classified as a liability because it is redeemable at the end of five years, at the option of the holders. Upon further review of authoritative literature, Convertible Redeemable Preferred Stock will be reclassified as "mezzanine equity" rather than as a liability. This change had no impact on the Company's 2004 or 2005 Consolidated Statement of Operations.

The impact of these adjustments on the operating results of for the quarter ended June 30, 2005 was an increase in general and administrative expense of $46,000, increase in other income of $236,000 and an increase in amortization of the beneficial conversion feature and warrant value of $123,000.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


We estimate that expenses in connection with the distribution described in this registration statement (other than brokerage commissions, discounts or other expenses relating to the sale of the shares by the selling shareholders) will be as set forth below. We will pay all of the expenses with respect to the distribution, and such amounts, with the exception of the Securities and Exchange Commission registration fee, are estimates.

SEC registration fee ..............   $ 11,529
Accounting fees and expenses ......     20,000
Legal fees and expenses ...........    100,000
Printing and related expenses .....     10,000
                                      --------
Total .............................   $141,529


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS


Our Articles of Incorporation provide that no officer or director shall be personally liable to our corporation or our stockholders for monetary damages except as provided pursuant to California law. Our bylaws and Articles of Incorporation also provide that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of our company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of our company, and shall reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. We also have the power to defend such person from all suits or claims in accord with California law. The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or Articles of Incorporation.

In addition, we have entered into separate indemnification agreements, a form of which is attached hereto as Exhibit 10.1, with each of our directors and executive officers, which may be broader than the specific indemnification provisions of California law. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by our directors or executive officers as a result of any proceedings against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

We have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us, including matters arising under the Securities Act of 1933.

There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


Commencing in 2003 and through August 24, 2004, World Waste Technologies, Inc., a privately held development stage company ("Old WWT"), issued and sold a total of 20,063,706 shares of its common stock to a number of individual and institutional investors for net proceeds of approximately $5.4 million. These proceeds were issued by Old WWT for general working capital purposes. All but 34 of the investors were accredited.

In June 2004, Old WWT issued warrants to purchase up to 250,000 shares of Old WWT's common stock at an exercise price of $1.50 per share to the owners of Bio-Products, in consideration for their assistance in helping Old WWT obtain certain modifications to Old WWT's license agreement.

In July 2004, we issued a warrant to acquire up to 50,000 shares of our common stock at an exercise price of $0.01 per share, in exchange for consulting services.

On August 24, 2004, we completed the acquisition of 100% of the outstanding common stock of Old WWT in exchange for the issuance by us of 20,063,706 shares of our restricted common stock. At the time of this acquisition, all but 34 of the shareholders of Old WWT represented to us in writing that they were accredited investors.

During 2004, we issued warrants to acquire up to a total of 250,000 shares or our common stock at an exercise price of $1.00 per share to three of our officers, as compensation for services rendered. In December 2005, 150,000 of these options were repriced to an exercise price of $2.60 per share.

In 2004, we issued warrants to acquire up to 670,904 shares of our common stock at exercise prices ranging from $1.00 to $2.50 per share, to the placement agent for our private placements.

On September 24, 2004, we sold to one accredited investor 400,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $1,000,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On October 12, 2004, we sold to four accredited investors 284,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $710,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On December 14, 2004, we sold to five accredited investors 440,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $1,100,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On December 23, 2004, we sold to one accredited investor 10,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $25,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On December 29, 2004, we sold to three accredited investors 30,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $75,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

In 2004, we issued options to purchase a total of up to 157,000 shares of our common stock to one employee and one director.

During the six months ended June 30, 2005, we granted four employees options to acquire a total of up to 500,000 shares of our common stock at a weighted-average exercise price of $4.50 per share. In December 2005, these options were repriced to an exercise price of $2.60 per share.

During the six months ended June 30, 2005, we issued warrants to acquire up to 413,886 shares of our common stock at an exercise price of $2.50 per share to the placement agent for our private placements.

On January 10, 2005, we sold to one accredited investor 4,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $10,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On January 17, 2005, we sold to four accredited investors 24,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $60,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On February 8, 2005, we sold to one accredited investor 12,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $30,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On February 18, 2005, we sold to two accredited investors 810,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $2,025,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On February 23, 2005, we sold to two accredited investors 12,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $30,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On February 24, 2005, we sold to five accredited investors 134,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for 0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $335,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On March 3, 2005, we sold to six accredited investors 94,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $235,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On March 4, 2005, we sold to three accredited investors 88,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $220,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On March 9, 2005, we sold to four accredited investors 32,000 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $80,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On March 15, 2005, we sold to ten accredited investors 144,800 Units (each Unit comprised of one (1) share of our common stock and a warrant exercisable for
0.25 shares of our common stock) for $2.50 per Unit for gross proceeds of $362,000. The warrants are exercisable, in whole or in part, for five years following the date of sale. The proceeds of this offering were used by us for general working capital purposes.

On April 11, 2005, we executed an unsecured senior promissory note (the "Note") in favor of one institutional accredited investor providing for a loan by the investor to us of $750,000. The Note bore interest at an annual rate equal to 12% with interest payable at the time we paid the principal amount due on the Note. The Note was due in full on the earlier of (a) July 11, 2005 or (b) the closing date of an equity investment in the Company by the investor or its affiliates resulting in gross proceeds to us of at least $8,000,000. The net proceeds of the Note were used by us for working capital. The Note was repaid in full on April 28, 2005.

On April 18, 2005, we granted an option to purchase up to 350,000 shares of our common stock to our chief financial officer. The option has an exercise price of $4.45 per share and vests over five years.

On April 28, 2005, we sold 4,000,000 shares of our Series A Preferred Stock, together with five-year warrants to acquire up to 400,000 shares of our common stock at a price of $4.00 per share, to one institutional accredited investor, for gross proceeds of $10.0 million. The net proceeds to us were applied to the repayment of the Note, construction and operations of our initial plant, site identification, planning, permitting and designing of an additional plant, and general working capital purposes. For a description of the Series A Preferred Stock, please see the section entitled "Description of Securities." In May 2005, we sold an additional 75,600 shares of Series A Preferred Stock, together with 7,560 warrants, to one accredited institutional investor, on the same terms as described above.

      On November 1, 2005, we sold $4,015,000 aggregate principal amount of our 10.0% senior secured promissory notes (the "November 2005 Notes"), together with five-year warrants to acquire up to 529,980 shares of our common stock at an exercise price of $0.01 per share, to a number of accredited investors. These notes were due and payable on the first to occur of (i) the closing of one or more equity financings generating gross proceeds to us of at least $9.0 million and (ii) May 1, 2007. The notes were secured by all of our assets and ranked senior in right of payment to our subordinated indebtedness. The proceeds of this offering were used to fund our ongoing business operations and other general corporate purposes. In connection with this offering, we issued warrants to acquire up to a total of 160,600 shares of our common stock at an exercise price of $2.50 per share to placement agents and finders.

      On November 1, 2005, we issued stock options to our outside directors to acquire a total of up to 300,000 shares of our common stock at an exercise price of $2.25 per share. These options were immediately exercisable but subject to vesting over a 24-month period.

      On November 1, 2005, we issued options to several of our employees to acquire a total of up to 20,000 shares of our common stock at an exercise price of $2.25 share. These options were immediately exercisable but subject to vesting over three years.

      In December 2005, we issued stock options to our outside directors to acquire a total of up to 340,000 shares of our common stock at an exercise price of $2.70 per share. These options were immediately exercisable but subject to vesting over a 24 month period.

      On February 10, 2006, we sold $2,250,000 aggregate principal amount of our 10% senior secured debentures ("Debentures"), together with five-year warrants to acquire up to 297,000 shares of our common stock at an exercise price of $0.01 per share to three accredited investors. The Debentures were due and payable on the first to occur of (i) the closing of one or more equity financings generating gross proceeds of at least $9.0 million or (ii) 18 months from their issuance date. The Debentures were secured by all of our assets and ranked senior in right of payment to our subordinated debt. The proceeds of this offering were used to fund our ongoing business operations and for other general corporate purposes. As a condition to the financing, all of the holders of the November 2005 Notes were required to exchange such notes for Debentures.

      On February 6, 2006, we issued warrants to acquire up to 407,560 shares of our common stock at an exercise price of $0.01 per share to holders of our Series A Preferred Stock, as partial consideration for obtaining the consent of such holders to our issuance of the Debentures.

      On May 25 and May 30, 2006, we sold 250,000 shares of our Series B Preferred Stock, together with five-year warrants to acquire up to 2.5 million shares of our common stock at a price of $2.75 per share, to a number of individual and institutional accredited investors. The net proceeds were used for general corporate purposes and to repay a portion of the Debentures. We issued an additional 35,000 shares of our Series B Preferred Stock, together with five-year warrants to acquire up to 350,000 shares of our common stock at an exercise price of $2.75 per share, to the holders of some of our Debentures, in exchange for the cancellation of such Debentures. For a description of the Series B Preferred Stock, please see the section entitled "Description of Securities." In connection with this offering, we issued warrants to acquire up to a total of 865,180 shares of our common stock at an exercise price of $2.75 per share, to our placement agents.

      In May 2006, as partial consideration for obtaining the consent of the holders of our Series A Preferred Stock to our issuance of Series B Preferred Stock, we agreed to decrease the conversion price of the Series A Preferred Stock from $2.50 per share to $2.125 per share and amended the terms of the warrants to acquire up to 407,560 shares of our common stock previously sold to the holders of Series A Preferred Stock by decreasing the exercise price of such warrants from $4.00 per share to $2.75 per share and by increasing the number of shares of common stock issuable upon exercise thereof to a total of 1,018,900 shares.


      No underwriters were involved in any of the transactions described above. All of the securities issued in the foregoing transactions were issued by us in reliance upon the exemption from registration available under Section 4(2) of the Securities Act, including Regulation D promulgated thereunder, in that the transactions involved the issuance and sale of our securities to financially sophisticated individuals or entities that were aware of our activities and business and financial condition and took the securities for investment purposes and understood the ramifications of their actions. Certain of the purchasers also represented that they were "accredited investors" as defined in Regulation D and were acquiring such securities for investment for their own account and not for distribution. All certificates representing the securities so issued have a legend imprinted on them stating that the shares have not been registered under the Securities Act and cannot be transferred until properly registered under the Securities Act or an exemption applies.



ITEM 16. EXHIBITS


Exhibit
Number    Description
-------   ----------------------------------------------------------------------
2.1 Agreement and Plan of Reorganization between Voice Powered Technology International, Inc., V-Co Acquisition, Inc. and World Waste Technologies, Inc., dated as of March 25, 2004. (1)

2.2 Amendment No. 1 dated August 24, 2004 to Agreement and Plan of Reorganization dated as of March 25, 2004 among Voice Powered Technology International, Inc., V-CO Acquisition, Inc. and World Waste Technologies, Inc. (2)

3.1       Amended and Restated Articles of Incorporation of the Registrant. (3)

3.2       Bylaws of the Registrant, as amended. (4)

3.3 Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock. (5)

Exhibit
Number    Description
-------   ----------------------------------------------------------------------
3.4 Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series B Cumulative Redeemable Convertible Participating Preferred Stock. (6)

4.1       Specimen Stock Certificate. (3)

4.2       Form of the Registrant's Warrant Agreement. (7)

5.1       Opinion of Troy & Gould Professional Corporation

10.1 Form of Indemnity Agreement entered into among the Registrant and its directors and officers. (8)

10.2      Form of Registration Rights Agreement. (2)

10.3      2004 Stock Option Plan. (3)

10.4      Form of Stock Option Agreement. (3)

10.5 Lease between World Waste of Anaheim, Inc., a wholly owned subsidiary of the Registrant, and Legacy Sabre Springs, LLC, dated as of March 10, 2004. (3)

10.6 Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of July 14, 2004. (2)

10.7 Amendment No. 1 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of March 17, 2005. (3)

10.8 Amendment No. 2 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of July 27, 2005. (9)

10.9 Waste Recycle Agreement dated as of June 27, 2003 between World Waste of Anaheim, Inc. and Taormina Industries, LLC. (2)

10.10 Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Thomas L. Collins. (2)

10.11 Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Steve Racoosin. (2)

10.12 Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Fred Lundberg. (2)

10.13 Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Dr. Michael Eley. (2)

10.14 Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Don Malley. (2)

10.15 Senior Promissory Note in favor of Trellus Management, LLC, dated April 11, 2005. (10)

10.16 Securities Purchase Agreement dated as of April 28, 2005 among the Registrant, Trellus Offshore Fund Limited, and Trellus Partners, LP, Trellus Partners II, LP. (5)

10.17 Form of Stock Purchase Warrant issued by the Registrant on April 28, 2005. (5)

Exhibit
Number    Description
-------   ----------------------------------------------------------------------
10.18 Registration Rights Agreement dated as of April 28, 2005 among the Registrant, Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP, a Delaware limited partnership and the individuals and entities set forth on the signature pages thereto. (5)

10.19 Employment Agreement dated as of April 28, 2005 between the Registrant and Thomas L. Collins. (5)

10.20 Employment Agreement dated as of April 28, 2005 between the Registrant and Fred Lundberg. (5)

10.21 Employment Agreement dated as of April 28, 2005 between the Registrant and Steve Racoosin. (5)

10.22 Employment Agreement dated as of April 28, 2005 between the Registrant and David Rane. (5)

10.23 Engagement Agreement dated as of April 28, 2005 between the Registrant and John Pimentel. (5)

10.24 Engagement Agreement dated as of April 28, 2005 between the Registrant and Cagan McAfee Capital Partners, LLC. (5)

10.25 Engagement Agreement dated as of April 28, 2005 between the Registrant and Chadbourn Securities, Inc. and Addendum dated April 29, 2005. (5)

10.26 Letter, dated as of May 26, 2005, from Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP (the "Investors") to the Registrant, amending the terms of that certain Securities Purchase Agreement dated as of April 28, 2005 by and among the Investors and the Registrant. (11)

10.27 Patent Assignment Agreement dated as of May 1, 2006 between the Registrant and the University of Alabama in Huntsville. (12)

10.28 Assignment of Patent dated as of May 1, 2006 between the Registrant and the University of Alabama in Huntsville. (12)

10.29 Revised Amended and Restated Technology License Agreement dated August 19, 2005 between Bio-Products International, Inc. and the Registrant.
          (13)

10.30     Subscription Package dated October 7, 2005. (14)

10.31 Stock Purchase Warrant issued on November 1, 2005 by the Registrant to various investors. (14)

10.32     Form of Non-Qualified Stock Option Agreement. (14)

10.33     Form of Incentive Stock Option Agreement. (14)

10.34 Letter Agreement dated December 2, 2005 between the Registrant and Steve Racoosin. (15)

10.35 Amended and Restated Securities Purchase Agreement dated as of January 23, 2006 among the Registrant and the investors identified therein.
          (16)

Exhibit
Number    Description
-------   ----------------------------------------------------------------------
10.36 Form of Common Stock Purchase Warrant dated February 10, 2006 issued by the Registrant. (16)

10.37 Form of 10% Senior Secured Debenture dated February 10, 2006 issued by the Registrant. (16)

10.38 Registration Rights Agreement dated as of February 10, 2006 among the Registrant and the investors identified therein. (16)

10.39 Security Agreement dated as of February 10, 2006 entered into among the Registrant and the investors identified therein. (16)

10.40 Form of Subsidiary Guarantee dated as of February 10, 2006 given by subsidiaries of the Registrant. (16)

10.41 Letter agreement dated February 6, 2006 among the Registrant and the investors identified therein. (16)


10.42 Securities Purchase Agreement dated as of May 25, 2006 between the Registrant and the purchasers named therein. (Series B - first offering)*

10.43 Securities Purchase Agreement dated as of May 25, 2006 between the Registrant and the purchasers named therein. (Series B - second offering)*

10.44 Form of Warrant issued to Placement Agents as partial compensation for acting as placement agent for the Registrant's April and May 2005 offerings of Series B Preferred Stock.*

10.45 Form of Warrant issued to Purchasers in Series B Preferred Stock offering.*
10.46 Amended and Restated Registration Rights Agreement dated as of May 25, 2006.*


10.47 Consulting Project Agreement dated as of October 1, 2006 between the Registrant and James Ferris. (18)


10.48 Employment Agreement dated as of November 4, 2006 between the Registrant and James Ferris. (19)


21.1      Subsidiaries of the Registrant. (17)

23.1 Consent of Stonefield Josephson, Inc., independent registered public accounting firm.


23.2      Consent of Levitz, Zacks & Ciceric.*


23.3      Consent of Troy & Gould Professional Corporation (reference is made to
          Exhibit 5.1).


24.1      Power of Attorney*.


----------

*     Previously filed.


(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on March 29, 2004.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 30, 2004.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 31, 2005.

(4) Incorporated by reference to Registrant's Registration Statement on Form SB-2, File No. 33-50506, effective October 20, 1993.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 4, 2005.

(6) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 2, 2006.

(7) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on September 30, 2004.

(8) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 5, 2004.

(9) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 2, 2005.

(10) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 15, 2005.

(11) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 1, 2005.

(12) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 5, 2006.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 23, 2005.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 7, 2005.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 9, 2005.

(16) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on February 16, 2006.

(17) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 30, 2006.

(18) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on October 12, 2006.


(19) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 7, 2006.

ITEM 17. UNDERTAKINGS


(a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      (2) That, for purposes of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Diego, California on November 6, 2006.


                                        WORLD WASTE TECHNOLOGIES, INC.


                                        By: /s/John Pimentel, CEO
                                            ------------------------------------
                                        John Pimentel, CEO


Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                            Title                                          Date
---------                            -----                                          ----


/s/ John Pimentel                    Chief Executive Officer and Director
----------------------------------   (principal executive officer)
John Pimentel                                                                       November 6, 2006


*                                    Director
----------------------------------
Thomas L. Collins                                                                   November 6, 2006


*                                    Director
----------------------------------
James L. Ferris, Ph.D.                                                              November 6, 2006


*                                    Director
----------------------------------
Sam Pina Cortez                                                                     November 6, 2006


*                                    Director
----------------------------------
Ross M. Patten                                                                      November 6, 2006


*                                    Chief Financial Officer
----------------------------------   (principal financial and accounting officer)   November 6, 2006
David Rane


By: /s/ John Pimentel
    ------------------------------
    John Pimentel
    Attorney-In-Fact                                                                November 6, 2006

                                  EXHIBIT INDEX

Exhibit
Number    Description
------    -----------
2.1 Agreement and Plan of Reorganization between Voice Powered Technology International, Inc., V-Co Acquisition, Inc. and World Waste Technologies, Inc., dated as of March 25, 2004. (1)

2.2 Amendment No. 1 dated August 24, 2004 to Agreement and Plan of Reorganization dated as of March 25, 2004 among Voice Powered Technology International, Inc., V-CO Acquisition, Inc. and World Waste Technologies, Inc. (2)

3.1       Amended and Restated Articles of Incorporation of the Registrant. (3)

3.2       Bylaws of the Registrant, as amended. (4)

3.3 Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series A Cumulative Redeemable Convertible Participating Preferred Stock. (5)

3.4 Certificate of Determination of Rights, Preferences and Privileges of the Registrant's 8% Series B Cumulative Redeemable Convertible Participating Preferred Stock. (6)

4.1       Specimen Stock Certificate. (3)

4.2       Form of the Registrant's Warrant Agreement. (7)

5.1       Opinion of Troy & Gould Professional Corporation

10.1 Form of Indemnity Agreement entered into among the Registrant and its directors and officers. (8)

10.2      Form of Registration Rights Agreement. (2)

10.3      2004 Stock Option Plan. (3)

10.4      Form of Stock Option Agreement. (3)

10.5 Lease between World Waste of Anaheim, Inc., a wholly owned subsidiary of the Registrant, and Legacy Sabre Springs, LLC, dated as of March 10, 2004. (3)

10.6 Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of July 14, 2004. (2)

10.7 Amendment No. 1 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of March 17, 2005. (3)

10.8 Amendment No. 2 to Lease Agreement between World Waste of Anaheim, Inc. and Taormina Industries, LLC, dated as of July 27, 2005. (9)

10.9 Waste Recycle Agreement dated as of June 27, 2003 between World Waste of Anaheim, Inc. and Taormina Industries, LLC. (2)

10.10 Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Thomas L. Collins. (2)

Exhibit
Number    Description
------    -----------
10.11 Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Steve Racoosin. (2)

10.12 Stock Purchase Warrant issued on May 10, 2004 by the Registrant to Fred Lundberg. (2)

10.13 Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Dr. Michael Eley. (2)

10.14 Stock Purchase Warrant issued on June 21, 2004 by the Registrant to Don Malley. (2)

10.15 Senior Promissory Note in favor of Trellus Management, LLC, dated April 11, 2005. (10)

10.16 Securities Purchase Agreement dated as of April 28, 2005 among the Registrant, Trellus Offshore Fund Limited, and Trellus Partners, LP, Trellus Partners II, LP. (5)

10.17 Form of Stock Purchase Warrant issued by the Registrant on April 28, 2005. (5)

10.18 Registration Rights Agreement dated as of April 28, 2005 among the Registrant, Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP, a Delaware limited partnership and the individuals and entities set forth on the signature pages thereto. (5)

10.19 Employment Agreement dated as of April 28, 2005 between the Registrant and Thomas L. Collins. (5)

10.20 Employment Agreement dated as of April 28, 2005 between the Registrant and Fred Lundberg. (5)

10.21 Employment Agreement dated as of April 28, 2005 between the Registrant and Steve Racoosin. (5)

10.22 Employment Agreement dated as of April 28, 2005 between the Registrant and David Rane. (5)

10.23 Engagement Agreement dated as of April 28, 2005 between the Registrant and John Pimentel. (5)

10.24 Engagement Agreement dated as of April 28, 2005 between the Registrant and Cagan McAfee Capital Partners, LLC. (5)

10.25 Engagement Agreement dated as of April 28, 2005 between the Registrant and Chadbourn Securities, Inc. and Addendum dated April 29, 2005. (5)

10.26 Letter, dated as of May 26, 2005, from Trellus Offshore Fund Limited, Trellus Partners, LP, and Trellus Partners II, LP (the "Investors") to the Registrant, amending the terms of that certain Securities Purchase Agreement dated as of April 28, 2005 by and among the Investors and the Registrant. (11)

10.27 Patent Assignment Agreement dated as of May 1, 2006 between the Registrant and the University of Alabama in Huntsville. (12)

10.28 Assignment of Patent dated as of May 1, 2006 between the Registrant and the University of Alabama in Huntsville. (12)

Exhibit
Number    Description
------    -----------
10.29 Revised Amended and Restated Technology License Agreement dated August 19, 2005 between Bio-Products International, Inc. and the Registrant.
          (13)

10.30     Subscription Package dated October 7, 2005. (14)

10.31 Stock Purchase Warrant issued on November 1, 2005 by the Registrant to various investors. (14)

10.32     Form of Non-Qualified Stock Option Agreement. (14)

10.33     Form of Incentive Stock Option Agreement. (14)

10.34 Letter Agreement dated December 2, 2005 between the Registrant and Steve Racoosin. (15)

10.35 Amended and Restated Securities Purchase Agreement dated as of January 23, 2006 among the Registrant and the investors identified therein.
          (16)

10.36 Form of Common Stock Purchase Warrant dated February 10, 2006 issued by the Registrant. (16)

10.37 Form of 10% Senior Secured Debenture dated February 10, 2006 issued by the Registrant. (16)

10.38 Registration Rights Agreement dated as of February 10, 2006 among the Registrant and the investors identified therein. (16)

10.39 Security Agreement dated as of February 10, 2006 entered into among the Registrant and the investors identified therein. (16)

10.40 Form of Subsidiary Guarantee dated as of February 10, 2006 given by subsidiaries of the Registrant. (16)

10.41 Letter agreement dated February 6, 2006 among the Registrant and the investors identified therein. (16)


10.42 Securities Purchase Agreement dated as of May 25, 2006 between the Registrant and the purchasers named therein. (Series B - first offering).*

10.43 Securities Purchase Agreement dated as of May 25, 2006 between the Registrant and the purchasers named therein. (Series B - second offering).*

10.44 Form of Warrant issued to Placement Agents as partial compensation for acting as placement agent for the Registrant's April and May 2005 offerings of Series B Preferred Stock.*

10.45 Form of Warrant issued to Purchasers in Series B Preferred Stock offering.*

10.46 Amended and Restated Registration Rights Agreement dated as of May 25, 2006.*


10.47 Consulting Project Agreement dated as of October 1, 2006 between the Registrant and James Ferris. (18)


10.48 Employment Agreement dated as of November 4, 2006 between the Registrant and James Ferris. (19)

Exhibit
Number    Description
------    -----------
21.1      Subsidiaries of the Registrant. (17)

23.1 Consent of Stonefield Josephson, Inc., independent registered public accounting firm.


23.2      Consent of Levitz, Zacks & Ciceric.*


23.3      Consent of Troy & Gould Professional Corporation (reference is made to
          Exhibit 5.1).


24.1      Power of Attorney.*


----------

*     Previously filed.


(1) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on March 29, 2004.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 30, 2004.

(3) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 31, 2005.

(4) Incorporated by reference to Registrant's Registration Statement on Form SB-2, File No. 33-50506, effective October 20, 1993.

(5) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 4, 2005.

(6) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 2, 2006.

(7) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on September 30, 2004.

(8) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 5, 2004.

(9) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 2, 2005.

(10) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on April 15, 2005.

(11) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on June 1, 2005.

(12) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on May 5, 2006.

(13) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on August 23, 2005.

(14) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 7, 2005.

(15) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on December 9, 2005.

(16) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on February 16, 2006.

(17) Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on March 30, 2006.

(18) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on October 12, 2006.

(19) Incorporated by reference to the Registrant's Current Report on Form 8-K filed on November 7, 2006.



                                     II-16